SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT DATED FEBRUARY 11, 2013

Prospectus Supplement
(To Prospectus dated February 11, 2013)

4,200,000 Shares

CalAmp Corp.

Common Stock
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     We are offering 4,200,000 shares of our common stock.

     Our common stock is traded on the Nasdaq Global Select Market under the symbol “CAMP.” On February 8, 2013, the last reported sale price of our common stock on the Nasdaq Global Select Market was $9.37 per share.
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     Investing in our common stock involves a high degree of risk. Please see the section entitled “Risk Factors” starting on page S-12 of this prospectus supplement to read about risks you should consider carefully before buying shares of our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
____________________
	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to CalAmp Corp.	$	$

     We have granted the underwriters a 30-day option to purchase up to an additional 630,000 shares of our common stock at the public offering price, less the underwriting discount, to cover any over-allotments.

     The underwriters expect to deliver the shares on or about             , 2013.

Canaccord Genuity	B. Riley & Co., LLC

Craig-Hallum Capital Group
Northland Capital Markets
First Analysis Securities Corporation

The date of this prospectus supplement is                     , 2013

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     You should rely solely on the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated by reference herein or therein. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of the shares in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and any document incorporated by reference herein or therein is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this process, the document we use to offer securities is divided into two parts. The first part is this prospectus supplement, which describes the specific terms of the offering and also updates and supplements information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides you with a general description of the securities we may offer from time to time, some of which does not apply to this offering. If the description of this offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. Before purchasing our shares, you should carefully read both this prospectus supplement and the accompanying prospectus, together with the documents incorporated by reference into this prospectus supplement and the accompanying prospectus, and the additional information described under the heading “Where You Can Find More Information.”

     In this prospectus supplement, unless the context otherwise requires:

  “CalAmp,” the “Company,” “we,” “us” and “our” refer to CalAmp Corp. and its subsidiaries;

  “shares” refer to the shares of our common stock being offered pursuant to this prospectus supplement;

  “Wireless Matrix” and “Wireless Matrix Corporation” refer to Wireless Matrix Corporation, a Canadian public company; and

  “Wireless Matrix acquisition” refers to our pending acquisition of the Wireless Matrix Corporation business described in greater detail under “Prospectus Supplement Summary–The Acquisition.”

ii

PROSPECTUS SUPPLEMENT SUMMARY

Our Company

     We are a leading provider of wireless communications solutions for a broad array of applications to customers globally. Our business activities are organized into our Wireless DataCom and Satellite business segments.

     Our Wireless DataCom segment offers solutions to address the markets for Machine-to-Machine, or M2M, communications, Mobile Resource Management, or MRM, applications and other emerging applications that require anytime and everywhere connectivity. Our M2M and MRM solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business-critical data and desired intelligence from high-value remote assets. Our extensive portfolio of intelligent communications devices, scalable cloud services platforms, and targeted software applications streamline otherwise complex M2M or MRM deployments for our customers. We are focused on delivering solutions globally in our core vertical markets in Energy, Government and Transportation. In addition, we anticipate significant future opportunities for adoption of our M2M and MRM solutions in Construction, Mining and Usage-Based Automobile Insurance vertical markets, as well as other emerging applications in additional markets.

     Our broad portfolio of wireless communications products includes asset tracking devices, targeted telematics platforms, fixed and mobile wireless gateways and full-featured, multi-mode wireless routers. These wireless networking elements underpin a wide range of proprietary and third party M2M and MRM solutions worldwide and are well-suited for applications demanding reliable connectivity. Our portfolio of M2M and MRM devices has been widely deployed with approximately 2 million devices currently in service around the world. We believe customers select our products based on their performance, optimized feature sets, configurability, long-term support, reliability and value. We believe that our deep understanding of the needs and the dynamics of our customers and their respective vertical markets and applications are key differentiators for CalAmp.

     In addition to our comprehensive product portfolio, our cloud-based software platforms facilitate integration of legacy and third party applications through simple Application Protocol Interfaces, or APIs, which enable our partners and customers to quickly bring full-featured M2M and MRM solutions to market. By leveraging our cloud-based device management platform, every device can be remotely managed, configured and upgraded throughout the entire deployment lifecycle. These solutions also easily integrate with wireless telecommunications carriers’ network management platforms, allowing our customers access to services that are essential to creating and supporting a comprehensive end-to-end solution.

     Our portfolio of connected devices is configured to report data on a user-defined basis seamlessly to new or existing software applications. We have a proven, scalable and targeted Software-as-a-Service, or SaaS, business and core competency. Our SaaS delivery model for our MRM applications enables rapid, cost-effective deployment of high value solutions for our customers and provides an opportunity to incrementally grow our recurring revenues. Over the last several years, we have steadily grown our base of SaaS subscribers as shown in the chart below. As of November 30, 2012, the end of our fiscal 2013 third quarter, we had more than 305,000 subscribers for our solutions, representing a 30.6% year-over-year increase. Our recently announced pending acquisition of the Wireless Matrix business, discussed in greater detail below, will further expand our SaaS offerings and is expected to grow this subscriber base and recurring revenues.

SaaS Subscribers

     In addition to our Wireless DataCom segment, our Satellite segment develops and sells Direct Broadcast Satellite, or DBS, outdoor customer premise equipment and whole home video networking devices for digital and high definition satellite television services. Our satellite products are sold primarily to EchoStar Corporation, an affiliate of DISH Network Corporation, for incorporation into complete subscription satellite television systems.

     Our consolidated revenue increased 30.7% period-over-period, from $101.1 million for the nine months ended November 30, 2011 to $132.2 million for the nine months ended November 30, 2012. In our most recent fiscal quarter, our consolidated revenue increased 35.4%, from $32.8 million for the three months ended November 30, 2011 to $44.3 million for the three months ended November 30, 2012. Our net income improved 235.5%, from $3.6 million for the nine months ended November 30, 2011 to $12.0 million for the nine months ended November 30, 2012.

Industry Overview

     The M2M and MRM markets are characterized by an increasing ability and desire to incorporate network connectivity into a broad range of machines, devices, and assets to enable data generated by these devices to be collected, analyzed, reported and optimized.

     General Electric Corp., or GE, in its recent report titled “Industrial Internet: Pushing the Boundaries of Minds and Machines”, cites the convergence of industrial machine technology, powerful advanced computing and new levels of connectivity as key drivers in transforming global industries through the deployment of intelligent systems that bring together machines and software deployed across fleets and networks. GE estimates that this convergence of technologies for industrial applications touches more than $32 trillion of economic activity today and could account for $82 trillion in economic activity by 2025, or half of the global economy. GE cites applications for intelligent systems across industrial assets in aviation, power, healthcare, rail, oil and gas and other key vertical markets.

     The number of connected devices and the amount of data transmitted for M2M applications is growing at a rapid pace. According to Ericsson, a world-leading provider of telecommunications equipment and services to mobile and fixed network operators, global mobile connections are estimated to grow to 50 billion by 2020 from approximately 10 billion in 2012, representing a 22.3% CAGR. Cisco Systems, Inc.’s “Cisco VNI Mobile, 2012” report estimates that M2M data traffic will grow from 23 petabytes per month in 2011 to 508 petabytes in 2016, an 85.7% CAGR. This growth is driven by a number of factors, including:

  the upgrade of wireless carrier networks from 2G to 3G and 4G LTE, enabling higher data speeds and new applications and services;

  the introduction and maturation of wireless standards for connected devices enabling increased interoperability among devices and systems;

  an increasingly mobile society and workforce benefiting from ever-expanding availability and functionality of mobile devices and applications;

  the growing availability of optimized M2M devices and application enablement platforms that reduce the time-to-market for high-value solution development, integration, deployment and support;

  the need for companies to reduce costs and become more competitive by improving management and control of remote and mobile assets and workers; and

  an increasing awareness of the productivity and efficiency that can be realized from successful M2M initiatives across various applications and markets.

Our Solutions

     The solutions offered through our Wireless DataCom segment address a wide variety of applications across key vertical markets. These markets are typically characterized by large enterprises with significant remote and/or mobile assets that perform business-critical tasks and services, are expensive to deploy and operate, and are difficult to manage in real time or near real time. Our solutions enable customers to optimize their operations by collecting, monitoring and efficiently reporting business-critical data and desired intelligence from these high-value remote and mobile assets. We believe our solutions benefit our customers in the following ways:

  Enabling comprehensive monitoring, control, tracking and management of valuable remote and mobile assets. Our solutions provide reliable two-way data communications and, in many cases, leverage high-precision GPS technology so customers can reliably locate and efficiently monitor and control the performance of their widely distributed business critical assets. Representative applications include asset tracking, stolen vehicle recovery, high-risk vehicle finance, asset security, remote vehicle start, and various M2M communications that improve our customers’ ability to control their valuable remote and mobile assets to achieve enhanced visibility, productivity and efficiency.

  Increasing productivity and optimizing performance of mobile workers. Commercial organizations, city and county governments, and a wide range of other enterprise customers rely on our products and systems to optimize delivery of services by their mobile workforces. These two-way applications not only enable key backend applications such as tracking, dispatch and route optimization, fleet diagnostics and maintenance, driver behavior monitoring and training and work-alone safety initiatives, but they also provide mobile workers with real-time access to critical business information, enhancing efficiency and enabling new services.

  Providing remote monitoring, optimization and automation of critical functions of remote equipment. A number of our customers rely on our solutions for wireless data communications to and from outlying locations, permitting real-time monitoring, activation and control of remote equipment.

  These industrial monitoring and control applications include remote measuring of freshwater and wastewater flows through pipelines, monitoring pipeline flow for oil and gas transport, automated reading of utility meters, and monitoring smart grids, remote internet access and perimeters.

  Facilitating communication and coordination among emergency first-responders. Municipal, county and state governments, public safety agencies and emergency first-responders rely on our solutions for public safety mobile communications. We design and build multi-network wireless systems that permit first-responder fire, police and emergency medical services personnel to access data and communicate remotely with colleagues, dispatchers and back-office databases.

  Enabling emerging applications in a wirelessly connected world. We are engaged in a number of initiatives focused on deploying solutions that target novel applications for an array of customers in vertical markets including Public Safety, Insurance and the Rail industry, among others. Emerging applications of our solutions such as Usage-Based Automobile Insurance, Positive Train Control, or PTC, and the roll-out of the 4G LTE network for first responders are expected to drive growth in the future.

Key Competitive Strengths

     We believe we have established a leadership position in our target markets and a strong reputation for successful and valuable wireless communications solutions. We believe that the following strengths differentiate us from competitors and drive our success:

  Technology, product and market leadership. We leverage our proprietary technologies to exploit market opportunities in the evolving wireless communications industry. We have made consistent and meaningful investments in research and development that have enabled our engineering team to build scalable solutions for our customers and markets. We have 28 patents and 11 pending patent applications that further support our technology and market position. This commitment to continuous innovation and the development of leading technology has greatly contributed to our strong market position.

  Scale in a highly fragmented market. Our scale and track record of delivering and supporting end-to-end solutions incorporating wireless communications devices, software applications and services for our customers is a key competitive advantage in the highly fragmented M2M and MRM markets. We have deployed more than 2 million wireless communications devices and have more than 305,000 active SaaS subscribers. By combining a strong and efficient supply chain with a highly flexible operating model, we can develop and timely deliver competitively priced solutions, customized when necessary, to meet our clients expanding needs.

  Proven expertise in high value, integrated hardware and software solutions. Our growth is driven in part by our ability to successfully market a complete and integrated solution for our customers that includes both wireless communications devices and software. We enable our customers to deploy solutions quickly, lower their operating expenses and improve operating efficiencies. We deliver high value devices integrated with our proprietary SaaS platforms or, when required by our customers, third party platforms. This high value approach positions us to serve enterprise customers of all sizes seeking to deploy new and secure turnkey M2M solutions.

  Vertical market expertise enhanced by our horizontal and flexible product portfolio. We have developed a leading position in our target vertical markets where M2M deployments have become a growing priority. Our deep understanding of customers’ requirements in a given vertical market, such as Energy, Government or Transportation, has enabled us to create end-to-end solutions for customized or common M2M and MRM applications. We believe this expertise differentiates us from our competition, increases the likelihood that customer goals will be met, and drives future opportunities within a given vertical market. Combining this vertical expertise with our strong and flexible portfolio of wireless communications devices and software drives scalability in our operations and improves our ability to achieve operating leverage on our infrastructure and investments.
  Strong direct sales team and channel relationships. We sell our solutions through our direct sales team, which has deep vertical expertise and technical product knowledge, and select partner relationships. Our strong partnerships with global wireless carriers and long-term relationships with value added resellers provide an enhanced global presence across our targeted vertical markets. We believe these channel relationships provide us with a well aligned and cost-effective market presence and an efficient means of selling our products and services to our customers on a global scale.

Growth Strategy

     Our objective is to be the leading provider of end-to-end M2M and MRM solutions for our customers. To accomplish this, we intend to pursue the following growth strategies:

  Continue to grow our business in our core markets. Our core markets are the M2M and MRM markets. We believe that the M2M and MRM markets we focus on are growing at attractive rates and that the revenue growth we have experienced in our Wireless Datacom segment reflects both the growth in the size of these markets and an increase in our market share. Our expanding sales pipeline and backlog, which span the full range of our products and solutions across our core markets, further supports our belief that we can continue to achieve sustainable, attractive revenue growth rates. As we add new products, functionality and solutions to our portfolio, we expect we will capture new, larger opportunities that are increasingly available in our core markets. Our focus, scale, excellent customer support and solution-based approach will enable us to capture additional revenue opportunities across our existing customer base. Furthermore, we expect that the expansion of our software-based offerings will contribute to greater recurring revenue opportunities and drive incremental growth.

  Expand our addressable market opportunity. Due to our track record and market standing in our core markets position, we are well-positioned to pursue opportunities that can further expand our overall addressable market opportunity. We have identified three key areas to grow our business through effective market expansion:

    Introduce new solutions for new product categories. We will continue to focus on broadening our solutions to meet the needs of new and existing customers, and vertical markets. Our reputation for delivering new, customized solutions to address the evolving needs of our customers has historically created additional revenue opportunities. As our customers and the markets in which we operate gain greater awareness of the benefits of leveraging end-to-end wireless connectivity solutions such as those we provide, we believe they will seek to work with us to design and deploy new, additional solutions to address their needs. Some representative examples of potential new solutions we may develop include mobile display terminals, an energy management solution, an asset management solution, and new software and SaaS applications for various use cases.

    Expand our geographic presence to meet international demand for our products. In addition to our significant domestic opportunities, we plan to continue to dedicate resources to address increasing demand for our solutions in international markets. Our expanded direct sales team and multinational channel partners provide us with the expertise and access to enterprises globally that seek to deploy M2M and MRM solutions that we can provide. Our success to date in international markets has created new opportunities for us in this emerging area of demand. We currently have customers, and are actively pursuing additional opportunities, in markets such as South America, South Africa, Europe and Australia, among others.

    Penetrate new vertical markets. We have grown a strong business by creating solutions for complex industry-specific deployments in the Energy, Government, Transportation and Automotive vertical markets. We believe there are many significant opportunities in other verticals that have a similar need for critical wireless connectivity among their mobile or remote assets. For example, we are pursuing opportunities in new vertical markets such as Construction, Mining and Insurance where our solutions and competencies are readily applicable.
  Build upon our strong technology position and product leadership. We continue to invest in our technology to offer increasing value to our current and potential customers. We have committed significant capital to our research and development efforts over time, and we expect to continue to do so in the future. We expect these investments will fund the development of our existing research initiatives that will, in turn, enhance our market position, expand our device leadership, improve our software applications and enlarge our addressable market.

  Pursue strategic partnerships and acquisitions. Key strategic acquisitions completed over the life of our Company have contributed to the development of our technology and market positions. Our pending acquisition of the Wireless Matrix business is expected to advance our strategic vision and enhance our growth opportunities. Through the integration of Wireless Matrix’s technology and resources, we expect to extend our SaaS offerings, grow our margins, and broaden and enhance our customer relationships, while also accelerating our product road map in key areas. We will continue to evaluate and selectively pursue other acquisition and partner opportunities that accelerate or broaden our technology and solution set, and that also enhance our vertical market expertise or expand our geographic footprint.

The Acquisition

     On December 20, 2012, we announced that we entered into a definitive agreement to acquire of the Wireless Matrix business, a provider of fleet management tracking applications and satellite communications services to the Utility, Oil and Gas, Rail and Municipal vertical markets.

        This strategic acquisition is consistent with our long-term growth strategy and strengthens our position as a leading provider of integrated wireless communications devices and software solutions for M2M and MRM deployments within our core industry vertical markets. We expect to leverage Wireless Matrix’s mobile workforce management and asset tracking applications to build upon our current product offerings for customers in our Energy, Government and Transportation vertical markets. We also believe an opportunity exists to expand our turnkey offerings to global enterprise customers in new vertical markets such as Construction, Agriculture and Mining, among others. We believe that the Wireless Matrix acquisition will accelerate our development roadmap and enable us to offer higher margin turnkey solutions for new and existing customers and to further increase our relevance with mobile network operators and key channel partners in the global M2M marketplace. We anticipate that the Wireless Matrix transaction will result in a meaningful increase in our subscription and SaaS-based revenues on an absolute basis and as a percent of total revenues.

        The terms of the acquisition agreement provide that we will acquire the Wireless Matrix business for a cash payment of $53.0 million, subject to adjustment based on a closing net working capital target of $8.3 million. Consummation of the transaction is subject to the mutual closing conditions that there is no injunction or other action against the transaction and Wireless Matrix shareholder approval has been obtained. In addition, each party has conditions requiring that the other party has not materially breached its representations, warranties and covenants, and that each has received closing certificates to that effect. Finally, our obligation to consummate the acquisition is also subject to receipt of financing, there being no litigation prohibiting or limiting the transaction, receipt of other transaction agreements, there being no Material Adverse Effect, as defined in the share purchase agreement, on Wireless Matrix, and compliance by Wireless Matrix with certain tax matters. As is customary for a public transaction, the representations and warranties do not survive the closing, and we have no general indemnification rights post-closing.

     We expect this acquisition to be accretive on a non-GAAP basis in fiscal 2014 and to accelerate our growth prospects within our core vertical markets over time, significantly enhancing our long term competitive positioning. We expect to finance the acquisition with a combination of cash on hand, proceeds from a bank term loan, and the net proceeds of this offering.

Corporate Information

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1401 N. Rice Avenue, Oxnard, California 93030, and our telephone number is (805) 987-9000. Our website is www.calamp.com.

THE OFFERING

Common stock we are offering	4,200,000 shares

Over-allotment option	630,000 shares

Common stock to be outstanding after this offering	34,037,854 shares (or 34,667,854 shares of common stock if the over-allotment option is exercised in full)

Use of proceeds

Our net proceeds from the sale of the shares are expected to be approximately $          million, after deducting underwriting discounts and our estimated expenses, and assuming the underwriters do not exercise their over-allotment option. Based on our current financing plans, we intend to use all of these net proceeds to fund a portion of the purchase price for our pending acquisition of Wireless Matrix. We currently expect to fund the remaining portion of the purchase price with the proceeds from a new bank term loan and cash on hand. See “Use of Proceeds” in this prospectus supplement.

NASDAQ Global Select Market symbol	“CAMP”

Risk Factors

Investing in our common stock involves a high degree of risk. You should read this prospectus carefully, including the section entitled “Risk Factors” and the consolidated financial statements and the related notes to those statements incorporated by reference in this prospectus supplement before investing in our common stock.

     Unless otherwise indicated, the number of shares of our common stock to be outstanding after this offering is based on 29,837,854 shares of our common stock outstanding as of January 31, 2013 and:

  excludes 1,684,549 shares of our common stock subject to options outstanding as of January 31, 2013 with a weighted average exercise price of $5.51 per share and 734,079 additional shares of our common stock reserved as of January 31, 2013 for future issuance under our incentive stock plan;

  excludes 840,650 shares of restricted stock units outstanding as of January 31, 2013; and

  includes 501,808 shares of restricted stock outstanding as of January 31, 2013.

     Unless otherwise indicated, the share information in this prospectus assumes the underwriters do not exercise their over-allotment option to purchase up to an additional 630,000 shares of our common stock from us.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table sets forth, for the periods and dates indicated, our summary historical consolidated financial and operating data. We have derived the summary statement of operations data for the fiscal years ended February 28, 2010, 2011 and 2012 and the summary balance sheet data as of February 28, 2012 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We have derived the summary statement of operations data for each of the nine months ended November 30, 2011 and 2012 and the summary balance sheet data as of November 30, 2012 from our unaudited interim consolidated financial statements incorporated by reference in this prospectus supplement. In the opinion of management, these unaudited interim consolidated financial statements include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of our financial position and operating results for these periods. Results from interim periods are not necessarily indicative of results that may be expected for the entire year and historical results are not indicative of the results to be expected in the future. The summary financial data presented below represent portions of our financial statements and are not complete. You should read this information in conjunction with “Use of Proceeds,” “Capitalization,” “Selected Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those statements included and incorporated by reference in this prospectus supplement.

	Year ended February 28,			Nine months ended November 30,
Statement of Operations	2010	2011	2012	2011	2012
	(In millions, except per share data)
				(Unaudited)
Revenues	$112.1	$114.3	$138.7	$101.1	$132.2
Cost of Revenues	89.7	84.8	96.7	69.7	90.4
Gross Profit	22.4	29.5	42.0	31.4	41.8
Operating Expenses
Research & Development	10.9	11.1	11.3	8.4	10.4
Selling	9.5	10.5	11.0	8.2	9.0
General & Administrative	10.6	8.9	11.0	8.1	8.8
Intangible Asset Amortization	1.4	1.1	1.3	1.0	1.3
Operating Income (Loss)	(10.0)	(2.1)	7.4	5.7	12.3
Non-operating Expense, Net	(2.3)	(1.4)	(2.1)	(2.1)	(0.3)
Income (Loss) before Income Taxes	(12.3)	(3.5)	5.3	3.6	12.0
Income Tax Benefit (Provision)	1.4	0.2	(0.1)	—	—
Net Income (Loss)	$(10.9)	$(3.3)	$5.2	$3.6	$12.0
Earnings (Loss) per Share
Basic	(0.43)	(0.12)	0.19	0.13	0.42
Diluted	(0.43)	(0.12)	0.18	0.13	0.40
Shares used in computing Earnings (Loss) per Share
Basic	$25.3	$27.2	$27.7	$27.6	$28.5
Diluted	25.3	27.2	28.5	28.4	29.7

Segment Data
Revenues
Wireless Datacom	$57.4	$78.4	$99.1	$73.5	$102.2
Satellite	54.7	35.9	39.6	27.6	30.0
Total	$112.1	$114.3	$138.7	$101.1	$132.2
Gross Profit
Wireless Datacom	$18.1	27.9	38.6	29.5	36.7
Satellite	4.3	1.6	3.4	1.9	5.1
Total	$22.4	$29.5	$42.0	$31.4	$41.8
Operating Income (Loss)
Wireless Datacom	$(6.0)	$4.2	$11.6	$9.5	$12.8
Satellite	(0.4)	(2.9)	(0.3)	(0.9)	2.3
Corporate Expenses	(3.6)	(3.4)	(3.9)	(2.9)	(2.8)
Total	$(10.0)	$(2.1)	$7.4	$5.7	$12.3

Summary Balance Sheet	February 28, 2012	November 30, 2012
	(In millions)
		(Unaudited)
Cash and Cash Equivalents	$5.6	$13.6
Current Assets	39.8	57.5
Current Liabilities	23.6	28.7
Working Capital	16.2	28.8
Total Assets	51.5	72.6
Long-term Debt	1.9	2.8
Stockholders’ Equity	$25.0	$39.3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations and forecasts about future events.

     These forward-looking statements include, among other things, statements relating to our plans, strategies, objectives, expectations, intentions, projections and other information regarding future performance. The words “may”, “will”, “could”, “plans”, “intends”, “seeks”, “believes”, “anticipates”, “expects”, “estimates”, “judgment”, “goal”, and variations of these words and similar expressions, are intended to identify forward-looking statements.

     These forward-looking statements reflect our current views with respect to future events and financial performance and are subject to certain risks and uncertainties, including, without limitation, product demand, market growth, competitive pressures and pricing declines in our Satellite and Wireless Datacom markets, supplier constraints, manufacturing yields, the length and extent of the global economic downturn that has and may continue to adversely affect our business, the consummation of the Wireless Matrix acquisition, including receiving financing and satisfying all closing conditions, and other risks and uncertainties that are set forth above and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended February 28, 2012 and in this prospectus supplement, as well as in any future filings we may make that may be incorporated by reference herein. Such risks and uncertainties could cause actual results to differ materially from historical or anticipated results. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     For information on the documents we are incorporating by reference and how to obtain a copy, please see the “Where You Can Find More Information” section in this prospectus supplement.

RISK FACTORS

     Any investment in our common stock involves a high degree of risk. Before making an investment in our common stock, you should consider carefully the following risk factors, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. Any of the risk factors described below could significantly and negatively affect our business, financial condition or operating results. You may lose all or part of your investment.

Risks Related To Our Business

We are dependent on a significant customer, the loss of which could have a material adverse effect on our future sales and its ability to grow.

     EchoStar accounted for 28% and 22% of our consolidated revenues for fiscal 2012 and the nine months ended November 30, 2012, respectively. The loss of EchoStar as a customer, a deterioration in its overall business, or a decrease in its volume of sales, could result in decreased sales for us and could have a material adverse impact on our ability to grow our business. A substantial decrease or interruption in business from this key customer could result in write-offs or in the loss of future business and could have a material adverse effect on the Company’s business, financial condition or results of operations.

We do not currently have long-term contracts with customers and our customers may cease purchasing products at any time, which could significantly harm our revenues.

     We generally do not have long-term contracts with our customers. As a result, our agreements with our customers do not currently provide us with any assurance of future sales. These customers can cease purchasing products from us at any time without penalty, they are free to purchase products from our competitors, they may expose us to competitive price pressure on each order and they are not required to make minimum purchases. Any of these actions taken by our customers could have a material adverse effect on our business, financial condition or results of operations.

Because the markets in which we compete are highly competitive and many of our competitors have greater resources than us, we cannot be certain that our products will continue to be accepted in the marketplace or capture increased market share.

     The market for our products is intensely competitive and characterized by rapid technological change, evolving standards, short product life cycles and price erosion. We expect competition to intensify as our competitors expand their product offerings and new competitors enter the market. Given the highly competitive environment in which we operate, we cannot be sure that any competitive advantages currently enjoyed by our products will be sufficient to establish and sustain our products in the market. Any increase in price or other competition could result in erosion of our market share, to the extent we have obtained market share, and could have a negative impact on our financial condition and results of operations. We cannot provide assurance that we will have the financial resources, technical expertise or marketing and support capabilities to compete successfully.

     Information about our competitors is set forth in Part I, Item 1 of our Annual Report on Form 10-K for the fiscal year ended February 28, 2012 under the heading “Competition.”

Our business is subject to many factors that could cause our quarterly or annual operating results to fluctuate and our stock price to be volatile.

     Our quarterly and annual operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Some of the factors that could affect our quarterly or annual operating results include:

  the timing and amount of, or cancellation or rescheduling of, orders for our products;

  our ability to develop, introduce, ship and support new products and product enhancements and manage product transitions;

  announcements, new product introductions and reductions in the price of products offered by our competitors;

  our ability to achieve cost reductions;

  our ability to obtain sufficient supplies of sole or limited source components for our products;

  our ability to achieve and maintain production volumes and quality levels for our products;

  our ability to maintain the volume of products sold and the mix of distribution channels through which they are sold;

  the loss of any one of our major customers or a significant reduction in orders from those customers;

  increased competition, particularly from larger, better capitalized competitors;

  fluctuations in demand for our products and services; and

  telecommunications and wireless market conditions specifically and economic conditions generally.

     Due in part to factors such as the timing of product release dates, purchase orders and product availability, significant volume shipments of products could occur close to the end of a fiscal quarter. Failure to ship products by the end of a quarter may adversely affect operating results. In the future, our customers may delay delivery schedules or cancel their orders without notice. Due to these and other factors, our quarterly revenue, expenses and results of operations could vary significantly in the future, and period-to-period comparisons should not be relied upon as indications of future performance.

Because some of our components, assemblies and electronics manufacturing services are purchased from sole source suppliers or require long lead times, our business is subject to unexpected interruptions, which could cause our operating results to suffer.

     Some of our key components are complex to manufacture and have long lead times. Also, our Direct Broadcast Satellite products are manufactured by a single subcontractor, and an alternative supply source may not be readily available. In the event of a reduction or interruption of supply, or degradation in quality, it could take up to six months to begin receiving adequate supplies from alternative suppliers, if any. As a result, product shipments could be delayed and revenues and results of operations could suffer. Furthermore, if we receive a smaller allocation of component parts than is necessary to manufacture products in quantities sufficient to meet customer demand, customers could choose to purchase competing products and we could lose market share. Any of these events could have a material adverse effect on our business, financial condition or results of operations.

If we do not meet product introduction deadlines, our business could be adversely affected.

     In the past, we have experienced design and manufacturing difficulties that have delayed the development, introduction or marketing of new products and enhancements and which caused us to incur unexpected expenses. In addition, some of our existing customers have conditioned their future purchases of our products on the addition of new product features. In the past, we have experienced delays in introducing some new product features. Furthermore, in order to compete in some markets, we will have to develop different versions of existing products that operate at different frequencies and comply with diverse, new or varying governmental regulations in each market. Our inability to develop new products or product features on a timely basis, or the failure of new products or product features to achieve market acceptance, could adversely affect our business.

If demand for our products fluctuates rapidly and unpredictably, it may be difficult to manage the business efficiently, which may result in reduced gross margins and profitability.

     Our cost structure is based in part on our expectations for future demand. Many costs, particularly those relating to capital equipment and manufacturing overhead, are relatively fixed. Rapid and unpredictable shifts in demand for our products may make it difficult to plan production capacity and business operations efficiently. If demand is significantly below expectations, we may be unable to rapidly reduce these fixed costs, which can diminish gross margins and cause losses. A sudden downturn may also leave us with excess inventory, which may be rendered obsolete if products evolve during the downturn and demand shifts to newer products. Our ability to reduce costs and expenses may be further constrained because we must continue to invest in research and development to maintain our competitive position and to maintain service and support for our existing customer base. Conversely, in the event of a sudden upturn, we may incur significant costs to rapidly expedite delivery of components, procure scarce components and outsource additional manufacturing processes. These costs could reduce our gross margins and overall profitability. Any of these results could adversely affect our business.

Because we currently sell, and we intend to grow the sales of, certain of our products in countries other than the United States, we are subject to different regulatory policies. We may not be able to develop products that comply with the standards of different countries, which could result in our inability to sell our products and, further, we may be subject to political, economic, and other conditions affecting such countries, which could result in reduced sales of our products and adversely affect our business.

     If our sales are to grow in the longer term, we believe we must grow our international business. Many countries require communications equipment used in their country to comply with unique regulations, including safety regulations, radio frequency allocation schemes and standards. If we cannot develop products that work with different standards, we will be unable to sell our products in those locations. If compliance proves to be more expensive or time consuming than we anticipate, our business would be adversely affected. Some countries have not completed their radio frequency allocation process and therefore we do not know the standards with which we would be required to comply. Furthermore, standards and regulatory requirements are subject to change. If we fail to anticipate or comply with these new standards, our business and results of operations will be adversely affected.

     Sales to customers outside the United States accounted for 11%, 9% and 7% of CalAmp’s total sales for the fiscal years ended February 28, 2012, 2011 and 2010, respectively, and 17% for the nine months ended November 30, 2012. Assuming that we continue to sell our products to foreign customers, we will be subject to political, economic and other conditions affecting countries or jurisdictions other than the U.S., including in Africa, the Middle East, Europe and Asia. Any interruption or curtailment of trade between the countries in which we operate and our present trading partners, changes in exchange rates, a significant shift in U.S. trade policy toward these countries, or a significant downturn in the political, economic or financial condition of these countries, could cause demand for and sales of our products to decrease, or subject us to increased regulation, including future import and export restrictions, any of which could adversely affect our business.

     Additionally, a substantial portion of our products, components and subassemblies are currently procured from foreign suppliers located primarily in Hong Kong, mainland China, Taiwan, and other Pacific Rim countries. Any significant shift in U.S. trade policy toward these countries or a significant downturn in the political, economic or financial condition of these countries could cause disruption of our supply chain or otherwise disrupt operations, which could adversely affect our business. In addition, if the Chinese government allows the value of its currency to rise vis-à-vis the U.S. dollar, our product housings and subassemblies that are sourced in China could become more expensive, putting pressure on our profit margins.

Disruptions in global credit and financial markets could materially and adversely affect our business and results of operations.

     There is significant uncertainty about the stability of global credit and financial markets. Credit market dislocations, including as a result of the Eurozone concerns, could cause interest rates and the cost of borrowing to rise or reduce the availability of credit, which could negatively affect customer demand for our products if they responded to such credit market dislocations by suspending, delaying or reducing their capital expenditures. Moreover, since we generate a portion of our revenues outside the United States, fluctuations in foreign currencies can have an impact on our results of operations which are expressed in U.S. dollars. In addition, currency variations can adversely affect margins on sales of our products in countries outside of the United States and margins on sales of products that include components obtained from suppliers located outside of the United States.

We may not be able to adequately protect our intellectual property, and our competitors may be able to offer similar products and services that would harm our competitive position.

     Other than in our Satellite products business, which currently does not depend upon patented technology, our ability to succeed in wireless data communications markets may depend, in large part, upon our intellectual property for some of our wireless technologies. We currently rely primarily on patents, trademark and trade secret laws, confidentiality procedures and contractual provisions to establish and protect our intellectual property. However, these mechanisms provide us with only limited protection. We currently hold 28 patents. As part of our confidentiality procedures, we enter into non-disclosure agreements with all employees, including officers, managers and engineers. Despite these precautions, third parties could copy or otherwise obtain and use our technology without authorization, or develop similar technology independently. Furthermore, effective protection of intellectual property rights is unavailable or limited in some foreign countries. The protection of our intellectual property rights may not provide us with any legal remedy should our competitors independently develop similar technology, duplicate our products and services, or design around any intellectual property rights we hold.

We rely on access to third-party patents and intellectual property, and our future results could be materially adversely affected if we are unable to secure such access in the future.

     Many of our hardware solutions and services are designed to include third-party intellectual property, and in the future we may need to seek or renew licenses relating to such intellectual property. Although we believe that, based on past experience and industry practice, such licenses generally can be obtained on reasonable terms, there is no assurance that the necessary licenses would be available on acceptable terms or at all. Some licenses we obtain may be nonexclusive and, therefore, our competitors may have access to the same technology licensed to us. If we fail to obtain a required license or are unable to design around a patent where we do not hold a license, we may be unable to sell some of our hardware solutions and services, and there can be no assurance that we would be able to design and incorporate alternative technologies, without a material adverse effect on our business, financial condition, and results of operations.

Our competitors have or may obtain patents that could restrict our ability to offer our hardware solutions and services, or subject us to additional costs, which could impede our ability to offer our hardware solutions and services and otherwise adversely affect us. We may, from time to time, also be subject to litigation over intellectual property rights or other commercial issues.

     Several of our competitors have obtained and can be expected to obtain patents that cover hardware solutions and services directly or indirectly related to those offered by us. There can be no assurance that we are aware of all existing patents held by our competitors or other third parties containing claims that may pose a risk of our infringement on such claims by our hardware solutions and services. In addition, patent applications in the United States may be confidential until a patent is issued and, accordingly, we cannot evaluate the extent to which our hardware solutions and services may infringe on future patent rights held by others.

     Even with technology that we develop independently, a third party may claim that we are using inventions claimed by their patents and may initiate litigation to stop us from engaging in our normal operations and activities, such as engineering and development and the sale of any of our hardware solutions and services. Furthermore, because of technological changes in the machine-to-machine, or M2M, industry, current extensive patent coverage, and the rapid issuance of new patents, it is possible that certain components of our hardware solutions, services, and business methods may unknowingly infringe the patents or other intellectual property rights of third parties. From time to time, we have been notified that we may be infringing such rights.

     In the highly competitive and technology-dependent telecommunications field in particular, litigation over intellectual property rights is a significant business risk, and some third parties are pursuing a litigation strategy the goal of which is to monetize otherwise unutilized intellectual property portfolios via licensing arrangements entered into under threat of continued litigation. Regardless of merit, responding to such litigation can consume significant time and expense. In certain cases, we may consider the desirability of entering into such licensing agreements or arrangements, although no assurance can be given that these licenses can be obtained on acceptable terms or that litigation will not occur. If we are found to be infringing any intellectual property rights, we may be required to pay substantial damages. If there is a temporary or permanent injunction prohibiting us from marketing or selling certain hardware solutions and services or a successful claim of infringement against us requires us to pay royalties to a third party, our financial condition and operating results could be materially adversely affected, regardless of whether we can develop non-infringing technology. While in management’s opinion we do not have a potential liability for damages or royalties from any known current legal proceedings or claims related to the infringement of patent or other intellectual property rights that would individually or in the aggregate have a material adverse effect on our financial condition and operating results, the results of such potential claims cannot be predicted with certainty. In any potential matters related to infringement of patent or other intellectual property rights of others or should several of these matters be resolved against us in the same reporting period, our financial condition and operating results could be materially adversely affected.

Availability of radio frequencies may restrict the growth of the wireless communications industry and demand for our products.

     Radio frequencies are required to provide wireless services. Industry growth has been and may continue to be affected by the availability of licenses required to use frequencies and related costs. The allocation of frequencies is regulated in the United States and other countries throughout the world and limited spectrum space is allocated to the various wireless services. The growth of the wireless communications industry may be affected if adequate frequencies are not allocated or, alternatively, if new technologies are not developed to better utilize the frequencies currently allocated for such use.

We depend to some extent upon wireless networks owned and controlled by others, unproven business models, and emerging wireless carrier models to deliver existing services and to grow.

     If we do not have continued access to sufficient capacity on reliable networks, we may be unable to deliver services and our sales could decrease. Our ability to grow and achieve profitability partly depends on our ability to buy sufficient capacity on the networks of wireless carriers and on the reliability and security of their systems. Some of our wireless services are delivered using airtime purchased from third parties. We depend on these third parties to provide uninterrupted service free from errors or defects and would not be able to satisfy our customers’ needs if such third parties failed to provide the required capacity or needed level of service. In addition, our expenses would increase and profitability could be materially adversely affected if wireless carriers were to significantly increase the prices of their services. Our existing agreements with the wireless carriers generally have one to three-year terms. Some of these wireless carriers are, or could become, our competitors, and if they compete with us, they may refuse to provide us with airtime on their networks.

Our business could be adversely impacted by the interruption, failure or corruption of our proprietary Internet-based systems that are used to configure and communicate with the wireless tracking and monitoring devices that we sell.

     Our Mobile Resource Management business depends upon several Internet-based systems that are proprietary to us. These applications, which are hosted by an independent Data Center and are connected via access points to cellular networks, are used by our customers and by us to configure and communicate with wireless devices for purposes of determining location, speed or other conditions, and to deliver configuration code or executable commands to the devices. If these Internet-based systems failed or were otherwise compromised in some way, it could adversely affect the proper functioning of the wireless tracking and monitoring devices that we sell, and could result in damages being incurred by us as a result of the temporary or permanent inability of our customers to wirelessly communicate with these devices.

We may be subject to breaches of our information technology systems, which could damage our reputation, vendor, and customer relationships, and our customers’ access to our services.

     Our business requires us to use and store personally identifiable information of our employees and customers. We require user names and passwords in order to access our information technology systems. We also use encryption and authentication technologies to secure the transmission and storage of data.

     These security measures may be compromised as a result of third-party security breaches, employee error, malfeasance, faulty password management or other irregularity, and may result in persons obtaining unauthorized access to our data or accounts. If a computer security breach affects our systems, it could damage our reputation and also expose us to litigation and possible liability, which could have a material adverse effect on our business, results of operations and financial condition.

Our products are subject to mandatory regulatory approvals in the United States and other countries that are subject to change, which could make compliance costly and unpredictable.

     Our products are subject to certain mandatory regulatory approvals in the United States, Canada and other countries in which we operate. In the United States, the Federal Communications Commission, or the FCC, regulates many aspects of communication devices, including radiation of electromagnetic energy, biological safety and rules for devices to be connected to the telephone network. In Canada, similar regulations are administered by Industry Canada. Although we have obtained necessary FCC and Industry Canada approvals for all products we currently sell, there can be no assurance that such approvals can be obtained for future products on a timely basis, or at all. In addition, such regulatory requirements may change or we may not in the future be able to obtain all necessary approvals from countries other than Canada or the United States in which we currently sell our products or in which we may sell our products in the future.

We may be subject to product liability, warranty and recall claims, which may increase the costs of doing business and adversely affect our business, financial condition and results of operations.

     We are subject to a risk of product liability or warranty claims if our products or services actually or allegedly fail to perform as expected or the use of our products results, or are alleged to result, in bodily injury and/or property damage. While we maintain what we believe to be reasonable limits of insurance coverage to appropriately respond to such liability exposures, large product liability claims, if made, could exceed our insurance coverage limits and insurance may not continue to be available on commercially acceptable terms, if at all. We cannot assure you that we will not incur significant costs to defend these claims or that we will not experience any product liability losses in the future. In addition, if any of our designed products are, or are alleged to be, defective, we may be required to participate in recalls and exchanges of such products. In the past five years, our warranty expense has fluctuated between approximately 0.3% and 9.5% of sales on an annual basis. Individual quarters were above or below the annual averages. The future cost associated with providing product warranties and/or bearing the cost of repair or replacement of our products could exceed our historical experience and have a material adverse effect on our business, financial condition and results of operations.

Reduced consumer or corporate spending due to the global economic downturn that began in 2008 and other uncertainties in the macroeconomic environment have affected and could continue to adversely affect our revenues and cash flow.

     We depend on demand from the consumer, original equipment manufacturer, industrial, automotive and other markets we serve for the end market applications of our products. Our revenues are based on certain levels of consumer and corporate spending. If the significant reductions in consumer or corporate spending as a result of uncertain conditions in the macroeconomic environment in recent years continue, our revenues, profitability, ability to make debt payments and cash flow could be adversely affected.

Our ability to make payments of principal and interest on our indebtedness depends upon our future financial performance and ability to generate positive operating cash flows, which is subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control.

     If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required to, among other things:

  refinance or restructure all or a portion of our indebtedness;

  obtain additional financing in the debt or equity markets;

  sell selected assets or businesses;

  reduce or delay planned capital expenditures; or

  reduce or delay planned operating expenditures.

     Such measures might not be sufficient to enable us to service our debt, and, if not, we could then be in default under the applicable terms governing our debt, which could have a material adverse effect on us. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms, if at all.

Rises in interest rates could adversely affect our financial condition.

     An increase in prevailing interest rates could have an immediate effect on the interest rates charged on our variable rate bank debt with Square 1 Bank, which rise and fall upon changes in interest rates on a periodic basis. Any increased interest expense associated with increases in interest rates affects our cash flow and could affect our ability to service our debt.

Risks Relating to this Offering and Our Common Stock

Anti-takeover defenses in our charter and under Delaware law could prevent us from being acquired or limit the price that investors might be willing to pay for our common stock in an acquisition.

     Section 203 of the Delaware General Corporation Law prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the time the person became an interested stockholder, unless specific conditions are met. In addition, we have in place various protections which would make it difficult for a company or investor to buy the Company without the approval of our Board of Directors, including authorized but undesignated preferred stock and provisions requiring advance notice of board nominations and other actions to be taken at stockholder meetings. All of the foregoing could hinder, delay or prevent a change in control and could limit the price that investors might be willing to pay in the future for shares of our common stock.

The trading price of shares of our common stock may be affected by many factors and the price of shares of our common stock could decline.

     The trading price of our common stock following this offering may fluctuate substantially. The price of our common stock in the market after this offering may be higher or lower than the price paid, depending on many factors, some of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose part or all of your investment in our common stock. Factors that could cause fluctuations in the trading price of our common stock include, but are not limited to:

  actual or anticipated fluctuations in revenues or operating results;

  failure to meet securities analysts’ or investors’ expectations of performance;

  changes in key management personnel;

  announcements of technological innovations or new products by us or our competitors;

  developments in or disputes regarding patents and proprietary rights;

  proposed and completed acquisitions by us or our competitors;

  the mix of products and services sold;

  the timing, placement and fulfillment of significant orders;

  product and service pricing and discounts;

  acts of war or terrorism; and

  general economic conditions and the state of securities markets.

     These factors may adversely affect the trading price of our common stock, regardless of our actual operating performance, and could prevent you from selling your common stock at or above the offering price. In addition, the stock markets may experience extreme price and volume fluctuations that may be unrelated or disproportionate to the operating performance of companies.

     Over the two-year period ended February 28, 2012 and the nine-month period ended November 30, 2012, the price of CalAmp common stock as reported on The Nasdaq Global Select Market ranged from a high of $9.72 to a low of $1.96. The stock market has from time to time experienced extreme price and volume fluctuations that were unrelated to the operating performance of particular companies. In the past, companies that have experienced volatility have sometimes subsequently become the subject of securities class action litigation. If litigation were instituted on this basis, it could result in substantial costs and a diversion of management’s attention and resources.

As a new investor, you may experience substantial dilution in the future.

     Investors will suffer additional dilution to the extent outstanding stock options, warrants or convertible securities are exercised or converted, as applicable, and to the extent we issue any common stock, or securities convertible of exercisable for shares of our common stock, including stock or options to our employees under our stock plan.

Future sales of our common stock in the public market, particularly by our directors or executive officers, could cause the price of our stock to decline.

     Sales of a substantial number of shares of our common stock in the public market following the 90-day contractual lock-up of our directors and executive officers, or the perception that such sales could occur, could cause the market price of our common stock to decline below the offering price or limit our future ability to raise capital through an offering of equity securities. All of the shares of our common stock expected to be outstanding upon consummation of this offering will be freely tradable without restriction or further registration under the federal securities laws, except with respect to applicable volume, manner of sale and other limitations under Rule 144 of the Securities Act.

Lack of dividends may make our stock less attractive as an investment.

     We intend to retain all future earnings for use in the development of our business. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Accordingly, you may have to sell some or all of your common stock in order to generate cash flow from your investment. You may not receive a gain on your investment when you sell our common stock and may lose some or the entire amount of your investment. In addition, stocks that pay regular dividends command higher market trading prices, and so our stock price may be lower as a result of our dividend policy. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, operating results, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

Our ability to raise capital in the future may be limited.

     Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new debt securities, the debt holders would have rights senior to common stockholders to make claims on our assets, and the terms of any debt could restrict our operations, including our ability to pay dividends on our common stock. If we issue additional equity securities, existing stockholders will experience dilution, and the new equity securities could have rights senior to those of our common stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our stockholders bear the risk of our future securities offerings reducing the market price of our common stock and diluting their interest.

Our stock is thinly traded, which may make it difficult for you to sell our common stock.

     The market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. We cannot predict the effect that this offering will have on the volume or trading price of our common stock. We cannot provide assurance that you will be able to sell shares acquired in this offering at a price equal to or greater than the offering price.

If securities or industry analysts publish research or reports about our business, or if they change their recommendations regarding our stock, the price of our stock and trading volume could decline.

     Currently, the trading market for our common stock is not widely covered by research reports and opinions that securities or industry analysts publish. However, if more analysts begin to cover us, the trading market for our common stock will be influenced by the research reports and opinions that are published about our business. Investors have numerous investment opportunities and may limit their investments to publicly traded companies that receive thorough research coverage. If more analysts begin to cover us and fail to publish reports in a regular manner, we could lose visibility in the financial markets, which could cause a significant and prolonged decline in our stock price due to lack of investor awareness. Furthermore, if one or more analysts downgrade our stock or comment negatively about our prospects or the prospects of other companies operating in our industry, our stock price could decline significantly.

Risk Factors Relating to the Wireless Matrix Acquisition

The completion of the Wireless Matrix acquisition is subject to uncertainties, including the satisfaction or waiver of various closing conditions and obtaining sufficient additional funding.

     The completion of the Wireless Matrix acquisition is subject to uncertainties, including the satisfaction or waiver of various closing conditions, including that we have sufficient funds to consummate the transaction, that there has not occurred a material adverse effect with respect to Wireless Matrix, the approval of the stockholders of Wireless Matrix and that there are no governmental orders or other regulatory restraints prohibiting the transaction. Many of these conditions are not within our control and we cannot assure you that all will be met or waived in a timely manner, or at all. In addition, Wireless Matrix may terminate the share purchase agreement in certain circumstances if it receives a superior offer.

     In addition, the net proceeds from this offering will not be sufficient to cover the entire purchase price for the acquisition. As a result, we will need to obtain funds to cover any remaining portion of the purchase price. While we intend to finance this remaining amount through a new bank term loan and cash on hand, there can be no assurances we will be able to complete such financing or have sufficient cash on hand.

Failure to complete the Wireless Matrix acquisition could negatively impact our stock price and our future business and financial results.

     The funds to be obtained in connection with this offering comprise only a portion of the funds necessary to finance the Wireless Matrix acquisition, and we cannot assure you that we will be successful in obtaining the remaining funds necessary to finance the acquisition. See “Use of Proceeds.” If the Wireless Matrix acquisition is not completed for any reason, we will not attain any of the potential benefits associated with the transaction and our ongoing business could be adversely affected. In addition, if the transaction is not completed, we may, under certain circumstances, be required to pay a termination fee of $2,000,000 to Wireless Matrix. If the Wireless Matrix acquisition is not completed, our business, financial results or stock price may be materially affected.

     In addition, if the Wireless Matrix acquisition is not completed for any reason, we expect that we would use the proceeds from this offering to pay transactions expenses, to repay outstanding indebtedness and for other general corporate purposes, but we cannot specify with certainty the particular uses of the net proceeds we will receive from this offering. We will have broad discretion in the application of these net proceeds. Accordingly, you will have to rely upon our judgment with respect to the use of these net proceeds. We may spend a portion or all of the net proceeds we will receive from this offering in ways that our stockholders may not desire or that may not yield a favorable return. Our failure to apply these funds effectively could harm our business. Pending their use, we may invest the net proceeds we will receive from this offering in a manner that does not produce income or that loses value.

The pendency of the Wireless Matrix acquisition could adversely affect our business and operations.

     The attention required to complete the Wireless Matrix acquisition could adversely affect our business. At times, our management will be focused on the acquisition and the financing thereof, including this offering, instead of pursuing other opportunities that could be beneficial to us, whether or not the acquisition is completed. In addition, our current and prospective employees and those of Wireless Matrix may experience uncertainty about their future roles with us following the acquisition, which may materially adversely affect our ability to attract, retain and motivate key personnel during the pendency of the acquisition, and which may materially adversely divert attention from the daily activities of our existing employees and those of Wireless Matrix. Similarly, some customers or vendors of each of Wireless Matrix or us may delay or defer decisions, which could negatively impact the business of Wireless Matrix or us, regardless of whether the acquisition is completed.

     In addition, due to certain covenants in the share purchase agreement, Wireless Matrix may be limited during the pendency of the acquisition in pursuing strategic transactions, undertaking significant capital projects and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions would prove beneficial.

Assuming the Wireless Matrix acquisition is consummated, we may be unable to successfully integrate Wireless Matrix’s business and realize the anticipated benefits of the acquisition.

     Assuming the Wireless Matrix acquisition is consummated, we will be required to devote significant management attention and resources to integrating the business practices and operations of Wireless Matrix into our company. Potential difficulties that we may encounter in the integration process include the following:

  the inability to combine the businesses of Wireless Matrix and us in a manner that permits us to achieve the benefits we anticipate from the acquisition, including cost savings and other synergies;

  lost sales if customers of either Wireless Matrix or us decide not to do business with us after the acquisition;

  the failure to retain key employees of either Wireless Matrix or us;

  potential unknown liabilities and unforeseen increased expenses, delays or regulatory issues associated with the acquisition; and

  difficulties in applying our internal controls to Wireless Matrix.

     For all these reasons, you should be aware that it is possible that the integration process following the Wireless Matrix acquisition could distract our management, disrupt our ongoing business or otherwise prove unsuccessful. Any such issues could adversely affect our ability to maintain relationships with customers, vendors and employees or to achieve the anticipated benefits of the acquisition, or could otherwise adversely affect our business and financial results.

The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the merger.

     The pro forma financial statements included in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates, and may not be an indication of our financial condition or results of operations following this offering for several reasons. Our actual financial condition and results of operations following this equity offering and the Wireless Matrix acquisition may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the offering and the Wireless Matrix acquisition. You should not place any undue reliance on the pro forma information.

We expect to incur transaction and integration expenses related to the Wireless Matrix acquisition.

     We expect to incur certain expenses in connection with completing the Wireless Matrix acquisition and integrating Wireless Matrix’s operations, policies and procedures with ours, some of which may be significant. While we have assumed that a certain amount of transaction and integration expenses will be incurred, there are a number of factors beyond our control that could affect the total amount or the timing of these expenses.

USE OF PROCEEDS

     Our net proceeds from the sale of the shares are expected to be approximately $          million, after deducting underwriting discounts and our estimated expenses, and assuming the underwriters do not exercise their over-allotment option. Based on our current financing plans, we intend to use all of these net proceeds to fund a portion of the purchase price for our pending acquisition of Wireless Matrix. We currently expect to fund the remaining portion of the purchase price with the proceeds from a new bank term loan and cash on hand. See “Prospectus Supplement Summary–The Acquisition” and “Unaudited Pro Forma Combined Financial Information” in the accompanying prospectus.

     We cannot assure you that we will complete our above-described financing transactions in the manner currently contemplated, or at all. We reserve the right to change our financing plans. If the Wireless Matrix acquisition is not consummated, we expect that we would use the proceeds from this offering to pay transactions expenses, to repay outstanding indebtedness and for other general corporate purposes.

     Pending our use of the net proceeds from this offering, we intend to invest them in short-term investment grade, interest-bearing securities.

SHARE PRICE INFORMATION

     Our common stock trades on the Nasdaq Global Select Market under the ticker symbol “CAMP.” The following table sets forth, for the last three years, the quarterly high and low sale prices for our common stock as reported by Nasdaq:

	LOW	HIGH
Fiscal Year Ended February 28, 2011
1st Quarter	$1.96	$3.60
2nd Quarter	$2.00	$2.68
3rd Quarter	$2.34	$3.00
4th Quarter	$2.46	$3.39
Fiscal Year Ended February 28, 2012
1st Quarter	$2.90	$3.38
2nd Quarter	$2.70	$3.98
3rd Quarter	$2.60	$4.49
4th Quarter	$4.00	$5.14
Fiscal Year Ended February 28, 2013
1st Quarter	$4.14	$6.79
2nd Quarter	$5.80	$8.55
3rd Quarter	$6.77	$9.72
4th Quarter (1)	$7.65	$9.52
____________________

(1)	Through February 8, 2013.

     At February 8, 2013, we had approximately 1,650 stockholders of record. The number of stockholders of record does not include the number of persons having beneficial ownership held in “street name” which are estimated to be approximately 6,000. The last reported sale price of our common stock on the Nasdaq Global Select Market on February 8, 2013, was $9.37 per share.

CAPITALIZATION

     The following table sets forth our cash and cash equivalents and our capitalization as of November 30, 2012 on an actual basis and as adjusted to give effect to:

(i)	this offering; and

(ii)	this offering, the associated planned increase in bank term loan debt of $12.8 million, and the application of the estimated net proceeds of this offering and the incremental bank term loan debt as described under “Use of Proceeds” in this prospectus supplement to fund the Wireless Matrix acquisition.

     This table should be read in conjunction with the pro forma combined balance sheet and the related notes beginning on page 7 of the accompanying prospectus and our audited annual consolidated financial statements and the unaudited interim consolidated financial statements and the respective related notes thereto that are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	As of November 30, 2012
		As Adjusted for:
			Offering, Bank
			Financing and
	Actual	Offering	Acquisition
	(In thousands, except share data)
	(Unaudited)
Cash and Cash Equivalents	$13,560	$48,560	$13,987

Debt:
Bank Term Loan	$2,200	$2,200	$15,000
Promissory Note	3,135	3,135	3,135
Total Debt	5,335	5,335	18,135

Stockholders’ equity:
Preferred stock, $.01 par value; 3,000,000 shares
authorized, no shares issued or outstanding	—	—	—
Common stock, $.01 par value; 80,000,000 shares
authorized and 29,812,951 shares issued and
outstanding, actual; 34,012,951 shares issued
and outstanding, as adjusted	298	340	340
Additional paid-in capital	156,836	191,794	191,794
Accumulated deficit	(117,734)	(117,734)	(118,234)
Other accumulated comprehensive loss	(65)	(65)	(65)
Total stockholders’ equity	39,335	74,335	73,835
Total capitalization	$44,670	$9,670	$91,970

DESCRIPTION OF THE SHARES

     Please refer to the section entitled “Description of Securities—Capital Stock—Common Stock” on page 16 of the accompanying prospectus for a summary description of the terms of our common stock being offered hereby.

DIVIDEND POLICY

     We have never paid a cash dividend and have no current plans to pay cash dividends on our common stock. Our bank credit agreement prohibits payment of dividends without the prior written consent of the bank.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
TO NON-U.S. HOLDERS

     The following is a summary of certain material U.S. federal income tax considerations of the purchase, ownership and disposition the shares of our common stock. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable Treasury Regulations promulgated thereunder, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the Internal Revenue Service, or the IRS, so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a share of our common stock held as a capital asset (generally, for investment purposes) by a beneficial owner. This summary does not address all aspects of U.S. federal income taxes and does not deal with all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

  tax consequences to holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, tax-qualified retirement plans, insurance companies, traders in securities that elect to use a mark-to-market method of accounting for their securities, controlled foreign corporations or passive foreign investment companies;

  tax consequences to persons holding notes or shares of our common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  tax consequences to U.S. holders (as defined below) of notes or shares of common stock whose “functional currency” is not the U.S. dollar;

  tax consequences to corporations that accumulate earnings to avoid U.S. federal income tax;

  tax consequences to investors in pass-through entities;

  tax consequences to certain former citizens or residents of the United States;

  alternative minimum tax consequences, if any;

  any state, local or foreign tax consequences; and

  estate or gift taxes.

     If a partnership or entity treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner in the partnership or an owner of the entity will generally depend upon the status of the partner or other owner and the activities of the partnership or other entity. If you are a partner in a partnership, or owner of an entity treated as a partnership for U.S. federal income tax purposes, holding the shares of our common stock, you should consult your tax advisors.

     If you are considering the purchase of our common stock, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

     In this discussion, we use the term “U.S. holder” to refer to a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

  an individual, citizen or resident of the United States;

  a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust, if it (i) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

     We use the term “non-U.S. holder” to describe a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of shares of our common stock that is not a U.S. holder. Non-U.S. holders should consult their tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Consequences to U.S. holders

Distributions

     Any distributions paid to a U.S. holder with respect to the shares of common stock will generally be included in a U.S. holder’s income as ordinary dividend income to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends received by individuals will generally be taxed at the lower applicable long-term capital gains rates, provided certain holding period requirements are satisfied. Such lower rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense. If a U.S. holder is a U.S. corporation, it will be able to claim the deduction allowed to U.S. corporations in respect of dividends received from other U.S. corporations equal to a portion of any dividends received, subject to generally applicable limitations on that deduction. In general, a dividend distribution to a corporate U.S. holder may qualify for the 70% dividends received deduction if the U.S. holder owns less than 20% of the voting power and value of our stock.

     Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that is applied against and reduces, but not below zero, a U.S. holder’s adjusted tax basis in shares of our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of our common stock. See “Consequences to U.S. holders—Sale or other Taxable Disposition of Common Stock.”

     U.S. holders should consult their tax advisors regarding the holding period and other requirements that must be satisfied in order to qualify for the dividends-received deduction and the reduced maximum tax rate on dividends (if applicable).

Sale or other Taxable Disposition of Common Stock

     Upon the sale or other taxable disposition of our common stock, a U.S. holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon such taxable disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock. Such capital gain or loss will be long-term capital gain or loss if a U.S. holder’s holding period in the common stock is more than one year at the time of the taxable disposition. In the case of certain non-corporate U.S. holders (including individuals), long-term capital gain generally will be subject to tax at a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

     For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our common stock.

Backup Withholding and Information Reporting

     Information reporting requirements generally will apply to payments of dividends on shares of common stock and to the proceeds of a sale of a share of common stock paid to a U.S. holder unless the U.S. holder is an exempt recipient. A backup withholding tax will apply to those payments if the U.S. holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. holder is notified by the IRS that it has failed to report in full payments of interest and dividend income. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to non-U.S. holders

Dividends

     Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, any dividends paid to a non-U.S. holder with respect to the shares of common stock will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification requirements and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. holder of shares of our common stock that wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If a non-U.S. holder is eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale or other Taxable Disposition of Common Stock

     Subject to the discussions below regarding backup withholding and the Foreign Account Tax Compliance Act, gain realized by a non-U.S. holder on the sale or other taxable disposition of our common stock will generally not be subject to U.S. federal income tax unless:

  that gain is effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income treaty, is attributable to a U.S. permanent establishment);

  the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met; or

  we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes during the shorter of the non-U.S. holder’s holding period or the 5-year period ending on the date of disposition of the notes or common stock, as the case may be. We believe that we are not, and we do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

     If a non-U.S. holder is an individual described in the first bullet point above, it will be subject to tax on the net gain derived from the sale or other taxable disposition under regular graduated U.S. federal income tax rates. If a non-U.S. holder is a foreign corporation that falls under the first bullet point above, it will be subject to tax on its net gain generally in the same manner as if it were a U.S. person as defined under the Code and, in addition, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits for that taxable year, or at such lower rate as may be specified by an applicable income tax treaty. If a non-U.S. holder is an individual described in the second bullet point above, such holder will be subject to a flat 30% tax on the gain derived from the sale or other taxable disposition, which may be offset by U.S. source capital losses, even though such holder is not considered a resident of the United States.

Backup Withholding and Information Reporting

     Generally, we must report annually to the IRS and to non-U.S. holders the amount of dividends paid to non-U.S. holders and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty or applicable tax information exchange agreement.

     In general, you will not be subject to backup withholding with respect to payments of dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person, as defined under the Code, you provide your name and address on an IRS Form W-8BEN (or other applicable form), and you certify, under penalties of perjury, that you are not a U.S. person, or you otherwise establish an exemption.

     In addition, a non-U.S. holder will be subject to information reporting and, depending on the circumstances, backup withholding with respect to payments of the proceeds of the sale of a share of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the statement described above has been received, and the payor does not have actual knowledge or reason to know that a holder is a U.S. person, as defined under the Code, that is not an exempt recipient, or the non-U.S. holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Account

     Under the Foreign Account Tax Compliance Act, or FATCA, Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on dividend payments on, and gross proceeds from the sale or other disposition of, our common stock paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

     The obligation to withhold under FATCA is currently expected to apply to dividend payments made on or after January 1, 2014 and the gross proceeds from the sale or other disposition of stock received on or after January 1, 2017.

     Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of FATCA on their investment in our common stock.

     The preceding discussion of certain U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, each investor should consult its own tax advisor as to particular tax consequences to it of purchasing, holding and disposing of our common stock, including the applicability and effect of any state, local or foreign tax laws, and of any pending or subsequent changes in applicable laws.

UNDERWRITING

     We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.

Underwriters	Number of Shares
Canaccord Genuity Inc.
B. Riley & Co., LLC
Craig Hallum Capital Group LLC
Northland Securities, Inc. (1)
First Analysis Securities Corporation
Total
____________________

(1)	Northland Capital Markets is the trade name for certain capital markets activities of Northland Securities, Inc., member FINRA/SIPC.

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     We have granted to the underwriters an option to purchase up to an aggregate of 630,000 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus supplement and the accompanying prospectus. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total public offering price, underwriting discounts and commissions to be paid to the underwriters by us, and proceeds, before expenses, assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

Total
		Without	With
	Per	Overallotment	Overallotment
	Share	Exercise	Exercise
Public offering price	$	$	$
Underwriting discount paid by us
Proceeds, before expenses, to us

     The underwriters have advised us that they propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at the public offering price less a selling concession not in excess of $          per share. The underwriters also may allow, and dealers may reallow, a concession not in excess of $          per share to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

     We, and each of our executive officers and directors, have agreed that, subject to certain limited exceptions, during the period ending 90 days after the date of this prospectus supplement, which we refer to as the restricted period, neither we nor our executive officers and directors will, without the prior consent Canaccord Genuity Inc., on behalf of the underwriters, directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any shares of our common stock, or any options or warrants to purchase any shares of our common stock, or any securities convertible into, exchangeable for or that represent the right to receive shares of our common stock. These restrictions do not apply to transfers of our common stock effected pursuant to trading plans that comply with Rule 10b5-1 under the Exchange Act provided that any such Rule 10b5-1 trading plan was established prior to the date of this prospectus supplement. This exception may permit one executive officer to sell up to an aggregate of 30,000 shares, and one director to sell up to an aggregate of 92,500 shares, during the 90-day restricted period.

     The 90-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 90-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or (2) prior to the expiration of the 90-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 90-day restricted period. In either case, the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include over-allotment and stabilizing transactions, passive market making and purchases to cover syndicate short positions created in connection with the offering. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. “Naked” short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the consummation of the offering.

     The underwriters also may impose a penalty bid, whereby the underwriters may reclaim selling concessions allowed to syndicate members or other broker-dealers in respect of the common stock sold in the offering for their account if the underwriters repurchase the shares in stabilizing or covering transactions.

     Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the Nasdaq Global Select Market, in the over-the-counter market or otherwise.

     We have agreed to reimburse Canaccord Genuity, Inc. for all reasonable and documented fees and expenses of the underwriters’ legal counsel, and for all other reasonable and documented out-of-pocket expenses incurred in connection with this offering, up to an aggregate amount not to exceed $150,000. We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act and liabilities arising from breaches of representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for certain liabilities.

     Certain of the underwriters and their respective affiliates may in the future perform various financial advisory and investment banking services for us, for which they will receive customary fees and expenses.

LEGAL MATTERS

     The validity of the issuance of the shares being offered in this prospectus supplement have been passed on for us by Gibson, Dunn & Crutcher, LLP. Certain matters related to this offering will be passed upon for the underwriters by DLA Piper LLP (US).

EXPERTS

     SingerLewak LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 28, 2012, and the effectiveness of our internal control over financial reporting as of February 28, 2012, as set forth in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Our financial statements are incorporated by reference in reliance on SingerLewak LLP’s reports, given on their authority as experts in accounting and auditing.

     Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Wireless Matrix Corporation for year ending April 30, 2012 reporting as of February 4, 2013, as set forth in their reports, which are included in the prospectus accompanying this prospectus supplement and elsewhere in the registration statement of which this prospectus supplement and the accompanying prospectus forms a part. These financial statements are included in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

     We file electronically with the SEC our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information. We make available on or through our website, www.calamp.com, free of charge, copies of these filings as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. The information on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus. You can also request copies of such documents by contacting our Corporate Secretary at 1401 N. Rice Avenue, Oxnard, California 93030. You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1 (800) SEC-0330. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like CalAmp, that file electronically with the SEC, including the registration statement of which this prospectus supplement and the accompanying prospectus form a part, including the exhibits and schedules thereto. The address of that site is www.sec.gov. Unless specifically listed below under “Incorporation of Certain Documents by Reference” the information contained on the SEC website is not incorporated by reference into this prospectus supplement.

     We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC until the termination or completion of the offering of the shares covered by this prospectus supplement. These documents contain important information about us and our financial condition. This prospectus supplement and accompanying prospectus are part of a registration statement filed with the SEC, which may contain additional information that you might find important.

     We are “incorporating by reference” into this prospectus supplement the following documents filed by us with the SEC; provided, however, we are not incorporating by reference any such documents or portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act:

CalAmp Filings	Period or Date Filed
Annual Report on Form 10-K, as amended	Fiscal year ended February 28, 2012
Quarterly Reports on Form 10-Q	Quarterly periods ended May 31, 2012,
August 31, 2012 and November 30, 2012
Current Reports on Form 8-K	Filed on March 5, 2012, May 11, 2012
(excluding Item 7.01), August 2, 2012,
August 2, 2012, August 14, 2012,
December 20, 2012 (excluding Item 2.02)
and December 26, 2012
Proxy Statement on Schedule 14A	Filed on June 14, 2012
The Description of our Common Stock on Form S-1/A	Filed on March 25, 1993

     We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until the termination or completion of the offering of the shares covered by this prospectus supplement. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished to the SEC under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K, unless otherwise specified in such current report or in a particular prospectus supplement.

     You may obtain copies of any of these filings through CalAmp, through the SEC or through the SEC’s Internet website, each as described above. Documents incorporated by reference are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, as described above.

     Each of this prospectus supplement, the accompanying prospectus and the information incorporated by reference herein or therein may contain summary descriptions of certain agreements that we have filed as exhibits to other SEC filings, as well as certain agreements that we will enter into in connection with the offering of the shares covered by this prospectus supplement. These summary descriptions do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements to which they relate. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

     Information appearing in this prospectus supplement, the accompanying prospectus or in any particular document incorporated herein or therein by reference is not necessarily complete and is qualified in its entirety by the information and financial statements appearing in all of the documents incorporated by reference herein and therein and should be read together therewith. Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement and the accompanying prospectus modifies or supersedes such statement.

PROSPECTUS

CalAmp Corp.

$75,000,000

Common Stock
Preferred Stock
Warrants
Debt Securities
______________

     We may offer to sell common stock, preferred stock, warrants or debt securities, and we may offer and sell these securities from time to time in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $75,000,000.

     Each time we sell securities hereunder, we will provide a supplement to this prospectus that contains specific information about the terms of the offering, including the price at which we are offering the securities to the public. The prospectus supplement may also add, update or change information contained or incorporated in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents incorporated by reference, before buying any of the securities being offered.

     The securities may be offered directly by us, through agents designated from time to time by us or to or through underwriters or dealers. If any agents, dealers or underwriters are involved in the sale of any securities, their names, any over-allotment and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section entitled “Plan of Distribution” for more information.

     Our common stock trades on the Nasdaq Global Select Market, or NASDAQ, under the symbol “CAMP”. On February 1, 2013, the closing price of our common stock was $8.84 per share. We have not yet determined whether the other securities that may be offered by this prospectus will be listed on any exchange, inter-dealer quotation system or over-the-counter market. If we decide to seek the listing of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on which the securities will be listed.

     This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.
______________

     Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained herein and in the applicable prospectus supplement and any free writing prospectus, and in any other document incorporated by reference herein or therein.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
______________

The date of this prospectus is February 11, 2013

____________________

     The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.

     This prospectus may not be used to offer or sell securities unless it is accompanied by a prospectus supplement.

     This prospectus and any accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate.

     We have not authorized anyone to give any information or make any representation about us that is different from, or in addition to, that contained in this prospectus, including in any of the materials that we have incorporated by reference into this prospectus, any accompanying prospectus supplement, and any free writing prospectus prepared or authorized by us. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement.

     You should not assume that the information contained in this prospectus and any accompanying supplement to this prospectus or free writing prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.
____________________

i

ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings. The aggregate initial offering price of all securities sold under this prospectus will not exceed $75,000,000.

     The types of securities that we may offer and sell, from time to time, pursuant to this prospectus are:

  common stock;

  preferred stock;

  warrants; and

  debt securities.

     This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities pursuant to this prospectus, we will describe, in a prospectus supplement which we will deliver with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement, we will include the following information, if applicable:

  the type and amount of securities that we propose to sell;

  the initial public offering price per share of the securities;

  the names of any underwriters, agents or dealers through or to which the securities will be sold;

  any compensation of those underwriters, agents or dealers;

  any additional risk factors applicable to the securities or our business and operations; and

  any other material information about the offering and sale of the securities.

     In addition, the prospectus supplement may also add, update or change the information contained or incorporated in this prospectus. The prospectus supplement will supersede this prospectus to the extent it contains information that is different from, or that conflicts with, the information contained or incorporated in this prospectus. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. You should read and consider all information contained in this prospectus and any accompanying prospectus supplement (and any related free writing prospectus that we may authorize to be provided to you) in making your investment decision. You should also read and consider the information contained in the documents identified under the heading “Incorporation of Certain Documents by Reference” and “Where You Can Find More Information” in this prospectus.

     This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

     Unless otherwise indicated or the context otherwise requires, the terms “we,” “us,” “our,” the “Company,” “CalAmp” and similar terms refer to CalAmp Corp., a Delaware corporation, and its consolidated subsidiaries.

RISK FACTORS

     Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risks, uncertainties and other factors described in our most recent Annual Report on Form 10-K, as supplemented and updated by subsequent quarterly reports on Form 10-Q and current reports on Form 8-K that we have filed or will file with the SEC, and in other documents which are incorporated by reference into this prospectus, as well as the risk factors and other information contained in or incorporated by reference into the applicable prospectus supplement and any related free writing prospectus.

     If any of these risks were to occur, our business, affairs, prospects, assets, financial condition, results of operations and cash flows could be materially and adversely affected. If this occurs, the trading price of our securities could decline, and you could lose all or part of your investment. For more information about our SEC filings, please see “Where You Can Find Additional Information.”

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide our current expectations and forecasts about future events.

     These forward-looking statements include, among other things, statements relating to our plans, strategies, objectives, expectations, intentions, projections and other information regarding future performance. The words “may”, “will”, “could”, “plans”, “intends”, “seeks”, “believes”, “anticipates”, “expects”, “estimates”, “judgment”, “goal”, and variations of these words and similar expressions, are intended to identify forward-looking statements.

     These forward-looking statements reflect our current views with respect to future events and financial performance and are subject to certain risks and uncertainties, including, without limitation, product demand, market growth, competitive pressures and pricing declines in our Satellite and Wireless markets, supplier constraints, manufacturing yields, the length and extent of the global economic downturn that has and may continue to adversely affect our business, and other risks and uncertainties that are set forth above and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended February 28, 2012, as well as in any future filings we may make that may be incorporated by reference herein. Such risks and uncertainties could cause actual results to differ materially from historical or anticipated results. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that our expectations will be attained. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

     For information on the documents we are incorporating by reference and how to obtain a copy, please see the “Where You Can Find More Information” section in this prospectus.

CALAMP CORP.

     We develop and market wireless technology solutions that deliver data connectivity products and services for critical networked communications and other applications. Our two business segments are Wireless DataCom, which serves commercial, industrial and government customers, and Satellite, which focuses on the North American Direct Broadcast Satellite, or DBS, market.

Wireless DataCom

The Wireless DataCom segment provides wireless technology, products and services for industrial Machine-to-Machine, or M2M, and Mobile Resource Management, or MRM, market segments for a wide range of applications including:

  Optimizing and automating electricity distribution and ancillary utility functions;

  Facilitating communication and coordination among emergency first-responders;

  Increasing productivity and optimizing activities of mobile workforces;

  Improving management control over valuable remote and mobile assets; and

  Enabling emerging applications in a wirelessly connected world.

     We have expertise in designing and providing solutions involving various combinations of private and public (cellular infrastructure) networks, narrowband and broadband frequencies, licensed and unlicensed radio spectrum, and mobile and fixed-remote communications. Our Wireless DataCom segment is comprised of a Wireless Networks business and an MRM business, as described further below.

Wireless Networks

     Our Wireless Networks business provides products, systems and services to industrial, utility, energy and transportation enterprises and state and local governmental entities for deployment where the ability to communicate with mobile personnel or to command and control remote assets is crucial. Our wireless technology solutions also play a strategic role in support of North American Homeland Security initiatives and global electrical grid modernization.

     Utilities, oil and gas, mining, railroad and security companies rely on our products for wireless data communications to and from outlying locations, permitting real-time monitoring, activation and control of remote equipment. Applications include remotely measuring freshwater and wastewater flows, pipeline flow monitoring for oil and gas transport, automated utility meter reading, remote internet access and perimeter monitoring. We are among the leaders in the application of wireless communications technology to Smart Grid power distribution automation for electric utilities.

     Municipal, county and state governments, public safety agencies and emergency first-responders rely on our solutions for public safety mobile communications. We design and build multi-network wireless systems that permit first-responder fire, police and Emergency Medical Services personnel to access data and communicate remotely with colleagues, dispatchers and back-office databases.

Mobile Resource Management (MRM)

     Our MRM business addresses the need for location awareness and control of assets on the move. MRM wireless solutions typically include Global Positioning System, or GPS, location, cellular data modems and programmable events-based notification firmware as key components, allowing customers to know where and how their assets are performing, no matter where those mobile assets are located. Commercial organizations, vehicle finance providers, city and county governments, and a wide range of other enterprises rely on our products and systems to optimize delivery of services and protect valuable assets. Applications include fleet management, asset tracking, student and school bus tracking and route optimization, stolen vehicle recovery, remote asset security, remote vehicle start, and machine-to-machine communications. In addition to functioning as an OEM supplier of location and communications hardware for MRM applications, we are a total solutions provider of turn-key systems incorporating location and communications hardware, cellular airtime and Web-based remote asset management tools and interfaces.

Satellite

     The Satellite segment develops, manufactures and sells DBS outdoor customer premise equipment and whole home video networking devices for digital and high definition satellite TV reception. Our satellite products are sold primarily to EchoStar, an affiliate of Dish Network, one of the two DBS system operators in the U.S., for incorporation into complete subscription satellite television systems.

     Our DBS reception products are installed at subscriber premises to receive television programming signals transmitted from orbiting satellites. These DBS reception products consist principally of outdoor electronics that receive, process, amplify and switch satellite television signals for distribution over coaxial cable to multiple set-top boxes inside the home that can acquire, recognize and process the signal to create a picture.

Corporate Information

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 1401 N. Rice Avenue, Oxnard, California 93030, and our telephone number is (805) 987-9000. Our website is www.calamp.com. Except for the documents incorporated by reference in this prospectus as described under the heading “Incorporation by Reference,” the information and other content contained on our website are not incorporated by reference and do not constitute part of this prospectus and should not be relied upon in connection with making any investment in our securities.

USE OF PROCEEDS

     We will retain broad discretion over the use of the net proceeds from the sale of the securities offered by this prospectus and any applicable prospectus supplement or free writing prospectus. Unless otherwise indicated in the applicable prospectus supplement, the net proceeds from the sale of the securities will be used for pursuing business opportunities, including the recently announced definitive agreement to acquire the operations of Wireless Matrix Corporation, or Wireless Matrix, and possibly other acquisitions, and for other general corporate purposes including working capital, capital expenditures, stock repurchases and the repayment of debt. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities.

RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical ratios of earnings to fixed charges for the periods indicated. This information should be read in conjunction with the consolidated financial statements and the accompanying notes incorporated by reference in this prospectus.

Nine
Months
Ended	Year Ended
November	February	February	February	February	March
24,	25,	26,	27,	28,	1,
2012	2012	2011	2010	2009	2008
Ratio of earnings to
fixed charges	17.2	x	4.0	x	—	—	—	—

     We compute the ratio of earnings to fixed charges by dividing (i) earnings, which consists of income from continuing operations before income taxes plus fixed charges, by (ii) fixed charges, which consist of interest expense, amortization of debt issue costs and discount, and the estimated interest component of rent. The ratio of earnings to fixed charges was less than 1:1 for the years ended February 26, 2011, February 27, 2010, February 28, 2009 and March 1, 2008. In order to achieve a ratio of earnings to fixed charges of 1:1, we would have had to generate an additional $3.5 million, $12.2 million, $45.9 million and $103.3 million in pre-tax earnings in 2011, 2010, 2009 and 2008, respectively.

     Because we have not issued any preferred stock to date, the ratio of earnings to fixed charges and preferred stock dividend requirements is identical to the ratio shown above.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information is presented to give effect to the estimated effects of the pending acquisition of Wireless Matrix by CalAmp, or the Acquisition, as announced on December 20, 2012, expected to be financed in substantial part by the proceeds from a new bank term loan and the issuance of certain shares of common stock covered by the registration statement of which this prospectus forms a part.

     The following unaudited pro forma condensed combined balance sheet as of November 30, 2012 and unaudited pro forma condensed combined statement of operations for the nine months ended November 30, 2012 are based on the historical unaudited financial statements of CalAmp (which are available in CalAmp’s Quarterly Report on Form 10-Q for the quarter ended November 30, 2012 that was previously filed with the SEC on December 20, 2012 and are incorporated herein by reference) and the historical unaudited consolidated financial statements of Wireless Matrix that have been prepared in accordance with International Financial Reporting Standards, or IFRS, and which have been reconciled to U.S. generally accepted accounting principles, or U.S. GAAP, and are set forth elsewhere in this prospectus. The following unaudited pro forma condensed combined statement of operations for the fiscal year ended February 28, 2012 is based on the historical audited financial statements of CalAmp (which are available in CalAmp’s Annual Report on Form 10-K that was previously filed with the SEC on April 26, 2012 and are incorporated herein by reference) and the historical audited IFRS consolidated financial statements of Wireless Matrix for the fiscal year ended April 30, 2012 which have been reconciled to U.S. GAAP and are set forth elsewhere in this prospectus. The Acquisition has been accounted for as a business purchase combination using the acquisition method of accounting under the provisions of the Financial Accounting Standards Board Accounting Standards Codification 805, “Business Combinations,” and after applying the pro forma assumptions and adjustments described in the accompanying notes to unaudited pro forma condensed combined financial information.

     All pro forma adjustments are based on preliminary estimates and assumptions that management believes are reasonable in the circumstances, and will be subject to revision upon finalization of the purchase accounting for the Acquisition. Once CalAmp has completed the valuation studies necessary to finalize the required purchase price allocation in connection with the Acquisition, the unaudited pro forma combined financial information will be subject to adjustment. Such adjustments will likely result in changes to the unaudited pro forma combined balance sheet and the unaudited pro forma combined statements of operations to reflect, among other things, the final allocation of the purchase price. There can be no assurance that such changes will not be material.

     The unaudited pro forma condensed combined statement of operations for the year ended February 28, 2012 and the nine months ended November 30, 2012 assumes the Acquisition occurred on March 1, 2011. The unaudited pro forma condensed combined balance sheet as of November 30, 2012 assumes the Acquisition occurred on November 30, 2012. The unaudited pro forma condensed combined financial information has been prepared by CalAmp management for illustrative purposes only and is not necessarily indicative of the condensed consolidated financial position or results of operations that would have been realized had the Acquisition occurred as of the dates indicated, nor is it meant to be indicative of any anticipated condensed consolidated financial position or future results of operations that the combined entity will experience after the Acquisition is consummated. In addition, the accompanying unaudited pro forma condensed combined statements of operations do not include any adjustments for the estimated effects of any actions that may be taken by CalAmp following the completion of the Acquisition, such as in conjunction with carrying out CalAmp’s integration plans related to Wireless Matrix or realizing anticipated cost savings from synergies. As a result, the actual amounts recorded in the post-Acquisition consolidated financial statements of CalAmp will differ from the amounts reflected in the accompanying unaudited pro forma financial statements, and the differences may be material.

     Certain financial information of Wireless Matrix as presented in its historical financial statements, that are included elsewhere in this Form S-3, has been reclassified to conform to the historical presentation in CalAmp’s consolidated financial statements for purposes of the preparation of the unaudited pro forma condensed combined financial information. This unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and assumptions as well as the historical consolidated financial statements and related notes of CalAmp contained in its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by CalAmp with the SEC and which are incorporated herein by reference and the historical consolidated financial statements and related notes of Wireless Matrix that are included elsewhere in this prospectus.

CalAmp Corp.
Pro Forma Condensed Combined Balance Sheet (Unaudited)
November 30, 2012
(In thousands)

	Historical
		Wireless
	CalAmp	Matrix (A)	U.S. GAAP		Pro Forma		Pro Forma
	Corp.	(IFRS Basis)	Adjustments		Adjustments		Total
Assets
Current assets:
Cash and cash equivalents	$13,560	$6,127			$15,000	(D)	$13,987
					(2,200)	(E)
					35,000	(F)
					(53,000)	(G)
					(500)	(H)
Accounts receivable, net	20,867	3,940					24,807
Inventories, net	13,237	425					13,662
Deferred income tax assets	6,459	—					6,459
Prepaid expenses and other
current assets	3,371	1,954			(1,185)	(I)	4,140
Total current assets	57,494	12,446	—		(6,885)		63,055
Property, equipment and
improvements, net	2,614	1,113	9,030	(B)	(9,030)	(J)	3,727
Deferred income tax assets, less
current portion	5,378	—					5,378
Goodwill	1,112	4,707			(4,707)	(K)	18,433
					17,321	(L)
Other intangible assets, net	5,079	12,111	(9,030)	(B)	(3,081)	(K)	31,579
					26,500	(M)
Other assets	905	1,290			(749)	(I)	1,446
	$72,582	$31,667	$—		$19,369		$123,618

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$2,539	$—			$3,000	(D)	$4,339
					(1,200)	(E)
Accounts payable	13,046	358					13,404
Accrued payroll and
employee benefits	4,254	1,291			1,000	(N)	6,545
Other accrued liabilities	3,048	1,087					4,135
Deferred revenue	5,794	1,457			(1,457)	(I)	5,794
Total current liabilities	28,681	4,193	—		1,343		34,217
Long-term debt, less current portion	2,796	—			12,000	(D)	13,796
					(1,000)	(E)
Other non-current liabilities	1,770	924			(924)	(I)	1,770
Stockholders’ equity:
Paid-in capital	157,134	133,812			(133,812)	(O)	192,134
					35,000	(F)
Accumulated deficit	(117,734)	(107,186)	(630)	(C)	107,816	(O)	(118,234)
					(500)	(H)
Accumulated other
comprehensive loss	(65)	(76)	630	(C)	(554)	(O)	(65)
Total stockholders’ equity	39,335	26,550	—		7,950		73,835
	$72,582	$31,667	$—		$19,369		$123,618

CalAmp Corp.
Notes to Pro Forma Condensed Combined Balance Sheet (Unaudited)
(In U.S. Dollars)
(In thousands)

____________________

(A)	The amounts shown for Wireless Matrix are the historical amounts as of November 30, 2012 presented on the basis of International Financial Reporting Standards (IFRS).

(B)	To reclass the carrying amount of Wireless Matrix’s internal use software from intangible assets, where it had been classified under the IFRS basis of accounting, to property, equipment and improvements for U.S. GAAP purposes	$9,030

(C)	To reinstate for U.S. GAAP purposes the cumulative translation account balance of Wireless Matrix that had been eliminated upon the adoption of the IFRS basis of accounting effective May 1, 2010	$630

(D)	To record estimated proceeds of new bank term loan to fund part of the Wireless Matrix purchase price:
	Current portion	$3,000
	Noncurrent portion	12,000
	Total estimated proceeds from new bank term loan	$15,000

(E)	To reflect payoff of existing bank term loan:
	Current portion	$1,200
	Noncurrent portion	1,000
	Total payoff of existing bank term loan	$2,200

(F)	To record estimated net proceeds from sale of common stock to fund part of the Wireless Matrix purchase price	$35,000

(G)	To reflect the Wireless Matrix purchase price paid in cash	$53,000

(H)	To reflect cash paid for direct acquisition expenses	$500

(I)	To eliminate Wireless Matrix’s historical deferred revenue and deferred cost balances. (1)

(J)	To remove from property, equipment and improvements the carrying amount of Wireless Matrix’s internal use software, which will be valued as part of the Acquired Developed Technology intangible asset in the purchase price allocation per (P) below	$9,030

(K)	To eliminate Wireless Matrix’s historical goodwill and intangible asset balances.

(L)	To reflect as goodwill the excess of cost over the fair value of assets acquired and liabilities assumed (see computation at (P) below)	$17,321

(M)	To record the estimated identifiable intangible assets arising from the acquisition of Wireless Matrix based on the preliminary purchase price allocation:
	Customer relationships	$16,000
	Acquired developed technology	10,000
	Trademarks	500
		$26,500

(N)	To accrue for estimated integration expenses of the Wireless Matrix Acquisition	$1,000

(O)	To eliminate historical equity balances of Wireless Matrix.

(P)	The Company has not yet obtained all information required to complete the purchase price allocation related to the Wireless Matrix acquisition. Following is a preliminary purchase price allocation assuming the Wireless Matrix acquisition was consummated as of November 30, 2012:

	Purchase consideration:
	Total purchase price in cash		$53,000
	Estimated cash acquired		(6,127)
	Total purchase consideration net of cash acquired		46,873

	Fair value of assets acquired and liabilities assumed:
	Current assets (excluding acquired cash)		5,134
	Property and equipment		1,113
	Intangible assets:
	Customer relationships	$16,000
	Acquired developed technology	10,000
	Trademarks	500
	Total intangible assets		26,500
	Other non-current assets		541
	Liabilities (including (N) above)		(3,736)
	Total fair value of net assets acquired		29,552

	Goodwill		$17,321

	Explanatory comment:
	(1) Upon consummating the acquisition, CalAmp expects that no fair value will be assigned to Wireless Matrix’s deferred product revenue and deferred product cost amounts in the purchase price allocation.

CalAmp Corp.
Pro Forma Condensed Combined Statement of Operations (Unaudited)
Year Ended February 28, 2012
(In U.S. Dollars)
(In thousands except per share amounts)

	Historical
		Wireless
	CalAmp	Matrix (A)	U.S. GAAP		Pro Forma		Pro Forma
	Corp.	(IFRS)	Adjustments		Adjustments		Total
Revenues:
Product sales	$126,640	$7,316			$(1,225)	(C)	$126,825
					(4,134)	(D)
					(1,772)	(E)
Service revenues	12,088	26,014					38,102
	138,728	33,330	—		(7,131)		164,927
Cost of revenues:
Cost of product sales	90,546	5,999			(723)	(C)	91,430
					(3,192)	(D)
					(1,200)	(E)
Cost of service revenues	6,163	6,753					12,916
	96,709	12,752	—		(5,115)		104,346
Gross profit	42,019	20,578	—		(2,016)		60,581

Operating expenses:
Research and development	11,328	3,369					14,697
Selling	11,060	6,147					17,207
General and administrative	10,984	9,599	162	(B)			20,745
Intangible asset amortization	1,277	3,549			(3,549)	(F)	5,711
					4,434	(G)
Total operating expenses	34,649	22,664	162		885		58,360
Operating income (loss)	7,370	(2,086)	(162)		(2,901)	(H)	2,221
Non-operating income (expense), net	(2,091)	37			(519)		(2,573)
Income (loss) before income taxes	5,279	(2,049)	(162)		(3,420)		(352)
Income tax benefit (provision)	(61)	19					(42)
Net income (loss)	$5,218	$(2,030)	$(162)		$(3,420)		$(394)

Earnings (loss) per share:
Basic	$0.19						$(0.01)
Diluted	$0.18						$(0.01)

Shares used in computing basic and
diluted earnings (loss) per share:
Basic	27,658				4,186	(I)	31,844
Diluted	28,458						31,844	(J)

CalAmp Corp.
Notes to Pro Forma Condensed Combined Statement of Operations (Unaudited)
Year Ended February 28, 2012
(In U.S. Dollars)
(In thousands except per share amounts)

____________________

(A)	The amounts shown for Wireless Matrix are the historical amounts that were extracted from Wireless Matrix’s audited financial statements for the 12 months ended April 30, 2012, and are presented on an IFRS basis. Certain changes were made to align Wireless Matrix’s audited financial information with CalAmp’s presentation. These changes included disaggregating revenue between product sales and service-related revenue, and aggregating Wireless Matrix’s reported expenses for litigation, severance, stock compensation, reorganization and depreciation into General and Administrative Expense (“G&A”). In addition, reclassifications were made from G&A to other lines of the statement of operations in order to conform the presentation of certain activities that Wireless Matrix includes in G&A with CalAmp’s presentation. These reclassifications made to Wireless Matrix’s historical financial information are as follows:
	Cost of sales	$1,715
	Research and development	$1,828
	Selling	$6,147
	G&A	$(9,690)

(B)	To adjust stock compensation expense for the conversion from the IFRS basis of accounting to the amount recognizable for U.S. GAAP purposes		$162

(C)	To eliminate revenue and associated cost of sales on product sales by CalAmp to Wireless Matrix (1), as follows:
	Product sales		$1,225
	Cost of sales		$723

(D)	To remove from Wireless Matrix’s historical statement of operations the product revenue and product cost recognized from the amortization of deferred revenue and deferred costs associated with hardware sales (2), as follows:
	Product sales		$4,134
	Cost of sales		$3,192

(E)	To adjust Wireless Matrix’s product revenue and cost of revenue to defer revenue and cost recognition on hardware shipments over the associated service contract period (3), as follows:
	Product sales		$1,772
	Cost of sales		$1,200

(F)	To remove Wireless Matrix’s historical intangible asset amortization expense.

(G)	To record intangible asset amortization expense for the 12 month period, as follows:

	Intangible
	Asset	Life	Amort.
	Amount	(Yrs.)	Expense
Customer relationships	$16,000	6	$2,667
Acquired developed technology	$10,000	6	1,667
Trademarks	$500	5	100
			$4,434

(H)	To record amortization of debt issue costs and interest expense on new incremental borrowings to fund part of the Wireless Matrix purchase price:

		Debt
		Issue Cost	Life	Interest
		Amount	(Yrs.)	Expense
	Debt issue costs	$225	5	$45
	Interest expense on incremental bank debt of $12,800 (4)			474
				$519

(I)	To reflect in outstanding shares for basic and fully diluted earnings per share the estimated number of shares to be issued in the planned sale of common stock to partially fund the Wireless Matrix purchase price, assuming $37,000 gross proceeds at $8.84 per share based on the closing price on February 1, 2013	4,186	shares

(J)	Because of the net loss on a pro forma combined basis, the diluted shares are equal to the number of shares for basic EPS because inclusion of potentially dilutive securities would be antidilutive.

Explanatory comments:
	(1)	Starting in fiscal 2012, Wireless Matrix began buying wireless tracking devices from CalAmp. These sales and cost of sales amounts must be eliminated in the pro forma combination of the two companies.

	(2)	Upon consummating the acquisition, CalAmp expects that no fair value will be assigned to Wireless Matrix’s deferred product revenue and deferred product cost amounts in the purchase price allocation. Consequently, these adjustments are made to eliminate that portion of product revenue and product cost that is attributable to amortization of these historical deferred revenue and deferred cost balances.

	(3)	At the beginning of its fiscal 2012, in connection with the conversion of its financial statements from Canadian generally accepted accounting principles to IFRS, Wireless Matrix began recognizing revenue on hardware shipments upon shipment of product instead of over the term of the associated service contract. These adjustments are made in order to defer the recognition of this revenue and cost of revenue over the average contract service period of 24 months.

	(4)	The pro forma interest expense on the incremental bank debt assumes a fixed interest rate of 3.70% at the date of consummating the Wireless Matrix acquisition.

CalAmp Corp.
Pro Forma Condensed Combined Statement of Operations (Unaudited)
Nine Months Ended November 30, 2012
(In U.S. Dollars)
(In thousands except per share amounts)

	Historical
		Wireless
	CalAmp	Matrix (A)	U.S. GAAP		Pro Forma		Pro Forma
	Corp.	(IFRS)	Adjustments		Adjustments		Total
Revenues:
Product sales	$126,447	$4,152			$(846)	(C)	$127,101
					(1,031)	(D)
					(1,621)	(E)
Service revenues	5,741	19,562					25,303
	132,188	23,714	—		(3,498)		152,404
Cost of revenues:
Cost of product sales	86,678	3,342			(529)	(C)	87,555
					(750)	(D)
					(1,186)	(E)
Cost of service revenues	3,667	4,862					8,529
	90,345	8,204	—		(2,465)		96,084
Gross profit	41,843	15,510	—		(1,033)		56,320

Operating expenses:
Research and development	10,393	3,341					13,734
Selling	8,963	4,951					13,914
General and administrative	8,849	6,598	4	(B)			15,451
Intangible asset amortization	1,267	3,106			(3,106)	(F)	4,592
					3,325	(G)
Total operating expenses	29,472	17,996	4		219		47,691
Operating income (loss)	12,371	(2,486)	(4)		(1,252)		8,629
Non-operating income (expense), net	(330)	7			(389)	(H)	(712)
Income (loss) before income taxes	12,041	(2,479)	(4)		(1,641)		7,917
Income tax provision	(45)	(4)					(49)
Net income (loss)	$11,996	$(2,483)	$(4)		$(1,641)		$7,868

Earnings per share:
Basic	$0.42						$0.24
Diluted	$0.40						$0.23

Shares used in computing basic and
diluted earnings per share:
Basic	28,537				4,186	(I)	32,723
Diluted	29,684				4,186	(I)	33,870

CalAmp Corp.
Notes to Pro Forma Condensed Combined Statement of Operations (Unaudited)
Nine Months Ended November 30, 2012
(In U.S. Dollars)
(In thousands except per share amounts)

____________________

(A)	The amounts shown for Wireless Matrix are the historical amounts that were extracted from Wireless Matrix’s financial statements for the nine months ended October 31, 2012, and are presented on an IFRS basis. Wireless Matrix’s three-month period ended April 30, 2012 is included in the pro forma condensed combined statements of operations for both the annual and the nine-month interim periods. Wireless Matrix had revenues and a net loss of $8,883 and ($187), respectively, in this duplicated three-month period.

In extracting the historical financial information from Wireless Matrix’s financial statements, certain changes were made to align Wireless Matrix’s financial information with CalAmp’s presentation. These changes included disaggregating revenue between product sales and service-related revenue, and aggregating Wireless Matrix’s reported expenses for stock compensation, reorganization and depreciation into General and Administrative Expense (“G&A”). In addition, reclassifications were made from G&A to other lines of the statement of operations in order to conform the presentation of certain activities that Wireless Matrix includes in G&A with CalAmp’s presentation. These reclassifications made to Wireless Matrix’s historical financial information are as follows:
	Cost of sales	$1,111
	Research and development	$1,646
	Selling	$4,951
	G&A	$(7,708)

(B)	To adjust stock compensation expense for the conversion from the IFRS basis of accounting to the amount recognizable for U.S. GAAP purposes		$4

(C)	To eliminate revenue and associated cost of sales on product sales by CalAmp to Wireless Matrix (1), as follows:
	Product sales		$846
	Cost of sales		$529

(D)	To remove from Wireless Matrix’s historical statement of operations the product revenue and product cost recognized from the amortization of deferred revenue and deferred costs associated with hardware sales (2), as follows:
	Product sales		$1,031
	Cost of sales		$750

(E)	To adjust Wireless Matrix’s product revenue and cost of revenue to defer revenue and cost recognition on hardware shipments over the associated service contract period (3), as follows:
	Product sales		$1,621
	Cost of sales		$1,186

(F)	To remove Wireless Matrix’s historical intangible asset amortization expense.

(G)	To record intangible asset amortization expense for the 9 month period, as follows:

		Intangible
		Asset	Life	Amort.
		Amount	(Yrs.)	Expense
	Customer relationships	$16,000	6	$2,000
	Acquired developed technology	$10,000	6	1,250
	Trademarks	$500	5	75
				$3,325

(H)	To record amortization of debt issue costs and interest expense on new incremental borrowings to fund part of the Wireless Matrix purchase price for the nine-month interim period:
		Debt
		Issue Cost	Life	Interest
		Amount	(Yrs.)	Expense
	Debt issue costs	$225	5	$34
	Interest expense on incremental bank debt of $12,800 (4)			355
				$389

(I)	To reflect in outstanding shares for basic and fully diluted earnings per share the estimated number of shares to be issued in the planned sale of common stock to partially fund the Wireless Matrix purchase price, assuming $37,000 gross proceeds at $8.84 per share based on the closing price on February 1, 2013	4,186	shares

	Explanatory comments:
(1)	Starting in fiscal 2012, Wireless Matrix began buying wireless tracking devices from CalAmp. These sales and cost of sales amounts must be eliminated in the pro forma combination of the two companies.

(2)	Upon consummating the acquisition, CalAmp expects that no fair value will be assigned to Wireless Matrix’s deferred product revenue and deferred product cost amounts in the purchase price allocation. Consequently, these adjustments are made to eliminate that portion of product revenue and product cost that is attributable to amortization of these historical deferred revenue and deferred cost balances.

(3)	At the beginning of its fiscal 2012, in connection with the conversion of its financial statements from Canadian generally accepted accounting principles to IFRS, Wireless Matrix began recognizing revenue on hardware shipments upon shipment of product instead of over the term of the associated service contract. These adjustments are made in order to defer the recognition of this revenue and cost of revenue over the average contract service period of 24 months.

(4)	The pro forma interest expense on the incremental bank debt assumes a fixed interest rate of 3.70% at the date of consummating the Wireless Matrix acquisition.

DESCRIPTION OF SECURITIES

Capital Stock

     The following descriptions are summaries of the material terms of our Amended and Restated Certificate of Incorporation and Bylaws. Reference is made to the more detailed provisions of, and the descriptions are qualified in their entirety by reference to, our Amended and Restated Certificate of Incorporation and Bylaws, copies of which are filed with the SEC and incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

     Our authorized capital stock consists of 83,000,000 shares, divided into 80,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. As of January 30, 2013, there were 29,836,854 shares of common stock outstanding held by approximately 1,650 holders of record and no shares of preferred stock outstanding.

Common Stock

Dividend Rights. Subject to the preferences of any preferred stock and any other stock ranking prior to the common stock as to dividends, holders of our common stock will be entitled to receive dividends when, as and if declared by the Board of Directors, out of funds legally available therefor.

Voting Rights. Each holder of our common stock is entitled to one vote for each share on all matters on which stockholders are entitled to vote. Holders of our common stock do not have cumulative voting rights.

Liquidation, Dissolution and Winding-up Rights. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Pre-emptive and Other Rights. Our common stock has no pre-emptive, subscription or conversion rights and are not subject to further calls or assessments, or rights of redemption by us. There are no redemption or sinking fund provisions applicable to our common stock.

Preferred Stock

     The Board has the authority to issue 3,000,000 shares of preferred stock in one or more series with dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and other rights or preferences that could be senior to those of holders of common stock without further vote or action by our stockholders.

     The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of CalAmp without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.

Anti-Takeover Provisions

     We are subject to Section 203 of the DGCL. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a “business combination” with any “interested stockholder” for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our Board of Directors or unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger or consolidation involving us, and the interested stockholder and the sale of more than 10% of our assets. In general, an “interested stockholder” is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

     In addition, our Amended and Restated Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include:

  advance notice requirements for director nominations and other actions to be taken at stockholder meetings; and

  blank check preferred stock.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Co., LLC.

Nasdaq Global Select Market

     Our common stock is listed on NASDAQ under the symbol “CAMP.”

Description of Other Securities

     We will set forth in the applicable prospectus supplement a description and the particular terms of any debt securities or warrants that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

     The securities being offered by this prospectus may be sold by us:

  through agents;

  to or through underwriters;

  to or through broker-dealers (acting as agent or principal);

  in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise;

  directly to purchasers, through a specific bidding or auction process or otherwise;

  through a combination of any such methods of sale; or

  through any other methods described in a prospectus supplement.

     The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on NASDAQ or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

     Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

     If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

     If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

     We may directly solicit offers to purchase the securities and we may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

     Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

     Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

     Any person participating in the distribution of common stock registered under the registration statement of which this prospectus forms a part will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

     Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

EXPERTS

       SingerLewak LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended February 28, 2012, and the effectiveness of our internal control over financial reporting as of February 28, 2012, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on SingerLewak LLP’s reports, given on their authority as experts in accounting and auditing.

       Ernst & Young LLP, independent registered public accounting firm, has audited the consolidated financial statements of Wireless Matrix Corporation for year ending April 30, 2012 reporting as of February 4, 2013, as set forth in their reports, which are included in this prospectus and elsewhere in the registration statement. These financial statements are included in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

LEGAL MATTERS

       In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by Gibson, Dunn & Crutcher LLP, and for any underwriters or agents, by counsel named in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

       We file electronically with the SEC our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information. We make available on or through our website, www.calamp.com, free of charge, copies of these filings as soon as reasonably practicable after we electronically file them with or furnish them to the SEC. The information on our website is not incorporated by reference into this prospectus. You can also request copies of such documents by contacting our Corporate Secretary at 1401 N. Rice Avenue, Oxnard, California 93030. You can also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1 (800) SEC-0330.

       The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, like CalAmp, that file electronically with the SEC. The address of that site is www.sec.gov. Unless specifically listed below under “Incorporation of Certain Documents by Reference” the information contained on the SEC website is not incorporated by reference into this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

       THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

       We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

  our Annual Report on Form 10-K for the fiscal year ended February 28, 2012;

  our Quarterly Reports on Form 10-Q for the quarters ended May 31, 2012, August 31, 2012 and November 30, 2012;

  our Current Reports on Form 8-K filed with the SEC on March 5, 2012, May 11, 2012 (excluding Item 7.01), August 2, 2012, August 2, 2012, August 14, 2012, December 20, 2012 (excluding Item 2.02) and December 26, 2012;

  the description of our common stock contained in our registration statement on Form S-1/A filed with the SEC on March 25, 1993, including any amendment or report filed for the purpose of updating that description; and

  our Definitive Proxy Statement on Schedule 14A filed on June 14, 2012.

       We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the securities registered under the registration statement of which this prospectus forms a part. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished to the SEC under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K, unless otherwise specified in such current report or in a particular prospectus supplement.

       You may obtain copies of any of these filings through CalAmp, through the SEC or through the SEC’s Internet website, each as described above. Documents incorporated by reference are available without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, as described above.

       THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

INDEX TO FINANCIAL STATEMENTS

WIRELESS MATRIX CORPORATION AND SUBSIDIARY
Management’s Responsibility for Financial Reporting	F-2
Independent Auditors’ Report	F-3
Consolidated Statements of Financial Position as of
April 30, 2012 and 2011 and May 1, 2010	F-4
Consolidated Statements of Loss and Comprehensive Loss
for the years ended April 30, 2012 and 2011	F-5
Consolidated Statements of Cash Flows
for the years ended April 30, 2012 and 2011	F-6
Consolidated Statement of Shareholders’ Equity
for the years ended April 30, 2012 and 2011	F-7
Notes to the Consolidated Financial Statements	F-8
Interim Financial Statements (Unaudited):
Interim Consolidated Statements of Financial Position as of
October 31, 2012 and April 30, 2012 (Unaudited)	F-49
Interim Consolidated Statements of Loss and Comprehensive Loss
for the three and six months ended October 31, 2012 and 2011 (Unaudited)	F-50
Interim Consolidated Statements of Cash Flows
for the three and six months ended October 31, 2012 and 2011 (Unaudited)	F-51
Interim Consolidated Statement of Shareholders’ Equity
for the six months ended October 31, 2012 and 2011 (Unaudited)	F-52
Notes to the Interim Consolidated Financial Statements (Unaudited)	F-53

F-1

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING

To the Shareholders of Wireless Matrix Corporation (the “Corporation”)

       The accompanying consolidated financial statements of Wireless Matrix Corporation are the responsibility of management of the Corporation. The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, outlined in the notes to the consolidated financial statements, and include estimates that are based on management’s best judgment. Information contained elsewhere in the annual report is consistent with that contained in the consolidated financial statements.

       Management believes the Corporation maintains appropriate systems of internal controls designed to provide reasonable assurance that all transactions are appropriately authorized, assets are safeguarded and financial records are properly maintained to provide reliable information for the preparation of the consolidated financial statements.

       The Audit Committee of the Board of Directors, which is comprised of a majority of directors who are not employees of the Corporation, has reviewed the consolidated financial statements with management and Ernst & Young LLP. The Board of Directors approved the consolidated financial statements on the recommendation of the Audit Committee.

Zalena Khan
Acting Chief Financial Officer

February 4, 2013

WIRELESS MATRIX 2012 ANNUAL REPORT | F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Wireless Matrix Corporation

       We have audited the accompanying consolidated statement of financial positions of Wireless Matrix Corporation as of April 30, 2012 and 2011, and May 1, 2010 and the related consolidated statements of loss and comprehensive income, changes in shareholders’ equity and cash flows for the years ended April 30, 2012 and 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Wireless Matrix Corporation at April 30, 2012 and 2011 and May 1, 2010, and the consolidated results of its operations and its cash flows for each of the two years in the period ended April 30, 2012, in conformity with International Financial Reporting Standards.

Toronto, Canada	/s/ ERNST & YOUNG LLP
4 February 2013	Chartered Accountants
Licensed Public Accountants

WIRELESS MATRIX 2012 ANNUAL REPORT | F-3

Consolidated Statements of Financial Position
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

	Notes	2012	2011	May 1, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents	15	$8,781	$11,982	$14,018
Accounts receivable, net of allowance for
doubtful accounts	15	3,878	4,863	5,895
Lease receivable, net of allowance for
doubtful accounts	15	302	8	—
Inventories	6	346	275	2,497
Prepaid expenses and other assets		724	1,165	1,185
Deferred product costs	8	1,398	2,586	5,382
		15,429	20,879	28,977
NON-CURRENT ASSETS
Lease receivable, net of allowance for
doubtful accounts	15	394	7	—
Prepaid expenses and other assets		80	153	654
Deferred product costs	8	1,406	2,802	4,100
Property and equipment, net of
accumulated depreciation	7	1,399	1,938	2,065
Goodwill	9	4,707	4,707	4,707
Intangible assets, net of
accumulated amortization	9	13,367	10,324	9,026
TOTAL ASSETS		$36,782	$40,810	$49,529
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	15	$1,373	$1,522	$2,073
Accrued liabilities	15	2,654	2,134	2,610
Provisions	16	501	354	314
Deferred product revenue	8	1,771	3,515	6,906
Finance lease obligations	13,15	—	8	32
		6,299	7,533	11,935
NON-CURRENT LIABILITIES
Deferred product revenue	8	1,736	3,369	5,074
Finance lease obligations	13,15	—	—	33
TOTAL LIABILITIES		8,035	10,902	17,042
SHAREHOLDERS’ EQUITY
Common shares	11	130,053	129,364	128,795
Contributed surplus	11	3,670	3,474	3,216
Foreign currency translation reserve		(74)	(58)	—
Deficit		(104,902)	(102,872)	(99,524)
TOTAL SHAREHOLDERS’ EQUITY		28,747	29,908	32,487
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY		$36,782	$40,810	$49,529

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-4

Consolidated Statements of Loss and Comprehensive Loss
Wireless Matrix Corporation
Year ended April 30
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

	Notes	2012	2011
Revenue	5,14,15	$33,330	$34,686
Cost of sales, excluding depreciation, amortization and
share-based compensation	6,13,16	11,037	12,716
General and administrative expenses	13,18	16,562	14,507
Research and development expenses	9,18	1,541	2,753
Litigation related expenses and settlements	16	1,141	—
Severance expenses		586	—
Share-based compensation	11,18	220	577
Corporate reorganization costs	16	(99)	3,746
Depreciation of property and equipment	7	787	780
Impairment loss on property and equipment	9	92	27
Amortization of intangible assets	9	3,549	3,035
Finance income, net of foreign exchange gain		(37)	(50)
Loss before income taxes		(2,049)	(3,405)
Income tax recovery	20	(19)	(57)
Net loss for the year		(2,030)	(3,348)
Exchange differences on translation of foreign operations		16	58
Net loss and comprehensive loss for the year		$(2,046)	$(3,406)
Basic and diluted loss per share		$($0.02)	$($0.04)
Weighted average number of common shares
outstanding – basic		83,925,229	83,028,456
Weighted average number of common shares
outstanding – diluted		83,925,229	83,028,456

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-5

Consolidated Statements of Cash Flows
Wireless Matrix Corporation
Year ended April 30
Expressed in thousands of U.S. Dollars

	Notes	2012	2011
OPERATING ACTIVITIES
Net loss for the year		$(2,030)	$(3,348)
Non-cash items:
Depreciation of property and equipment	7	787	780
Amortization of intangible assets	9	3,549	3,035
Share-based compensation	11	220	577
Loss on disposal of property and equipment & intangible assets	7,9	—	165
Impairment on property and equipment	7	92	177
Finance charges, net		(20)	(29)
Foreign exchange gain		(17)	(21)
Changes in:
Accounts receivable		985	1,032
Lease receivable		(681)	15
Inventories		(71)	2,222
Deferred product costs		2,584	4,094
Prepaid expenses and other assets		514	521
Accounts payable and accrued liabilities		371	(1,027)
Provisions		147	40
Deferred product revenue		(3,377)	(5,096)
Interest paid		(8)	(8)
Interest received		28	37
Cash flows provided by operating activities		3,073	3,166
FINANCING ACTIVITIES
Repurchase of common stock	11	(35)	—
Proceeds from exercise of stock options	11	125	250
Payments under finance leases		(8)	(57)
Cash flows provided by financing activities		82	193
INVESTING ACTIVITIES
Purchase of property and equipment	7	(364)	(845)
Proceeds from sale of property and equipment	7	—	27
Capitalization of intangible assets	9	(4,219)	(4,510)
Business acquisition	17	(1,772)	—
Cash flows used in investing activities		(6,355)	(5,328)
Foreign exchange effect on cash and cash equivalents		(1)	(67)
Net decrease in cash and cash equivalents during the year		(3,201)	(2,036)
Cash and cash equivalents, beginning of year		11,982	14,018
Cash and cash equivalents, end of year		$8,781	$11,982

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-6

Consolidated Statement of Shareholders’ Equity
Wireless Matrix Corporation
Years ended April 30
Expressed in thousands of U.S. Dollars

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	Notes	Common shares		surplus	reserve	Deficit	equity
Balance, April 30, 2011		83,348,264	$129,364	$3,474	$(58)	$(102,872)	$29,908
Repurchase of common shares	11	(48,500)	(75)	40	—	—	(35)
Issuance of common stock	11	710,043	575	—	—	—	575
Share-based compensation	11	—	—	220	—	—	220
Exercise of stock options	11	177,561	189	(64)	—	—	125
Foreign currency translation
loss on conversion to
reporting currency	3	—	—	—	(16)	—	(16)
Net loss for the year		—	—	—	—	(2,030)	(2,030)
Balance, April 30, 2012		84,187,368	$130,053	$3,670	$(74)	$(104,902)	$28,747

See accompanying notes

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	Notes	Common shares		surplus	reserve	Deficit	equity
Balance, May 1, 2010		82,656,027	$128,795	$3,216	—	$(99,524)	$32,487
Share-based compensation	11	—	—	577	—	—	577
Exercise of stock options	11	692,237	569	(319)	—	—	250
Foreign currency translation
loss on conversion to
reporting currency	3	—	—	—	(58)	—	(58)
Net loss for the year		—	—	—	—	(3,348)	(3,348)
Balance, April 30, 2011		83,348,264	$129,364	$3,474	$(58)	$(102,872)	$29,908

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-7

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

1. Business Description

       Wireless Matrix Corporation (“Wireless Matrix”, the “Corporation”, “us”, “we” or “our”) provides software solutions to improve service fleet delivery metrics. The Corporation is a publicly traded company on the Toronto Stock Exchange (TSX: WRX), incorporated in Delaware. The Corporation’s headquarters is 13645 Dulles Technology Drive, Herndon, Virginia, 20171.

       Our solutions provide location intelligence for managing, measuring and monitoring service execution. The Wireless Matrix solution suite includes FleetOutlook®, a web-based platform providing fleet operators complete visibility of their operations enabled by vehicle-mounted wireless data communication services and devices.

2. Statement of Compliance

       The consolidated financial statements of the Corporation have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

       The Corporation’s financial statements for the year ended April 30, 2012 are the first annual financial statements that comply with IFRS. The Corporation’s transition date to IFRS was May 1, 2010 (“Transition Date”). The Corporation prepared its opening IFRS statement of financial position as at that date. The Corporation’s IFRS adoption date is May 1, 2011 (“Changeover date” or “Adoption date”).

       The Corporation’s consolidated financial statements were prepared in accordance with Canadian generally accepted accounting principles (“CGAAP”) until April 30, 2011. CGAAP differs in some areas from IFRS. In preparing these consolidated financial statements in accordance with IFRS 1, First-time Adoption of International Financial Reporting Standards (“IFRS 1”), the Corporation has applied mandatory exceptions and certain optional exemptions from the full retrospective application of IFRS. The comparative figures in respect of fiscal year 2011 were restated to reflect these adjustments. Reconciliations and descriptions of the effect of the transition from CGAAP to IFRS on the Corporation’s equity and profit and cash flows are provided in note 21.

       These consolidated financial statements of the Corporation were approved by the Audit Committee of the Board of Directors and authorized for issue on February 4, 2013.

3. Basis of Presentation and Significant Accounting Policies

       The consolidated financial statements have been prepared on a historical cost basis. The detailed accounting policies set out below have been applied consistently for all periods presented in these consolidated financial statements and in preparing the opening IFRS statement of financial position as at May 1, 2010 (subject to certain exceptions allowed by IFRS 1 for the purpose of the transition to IFRS).

       All amounts are expressed in U.S. dollars (unless otherwise specified), rounded to the nearest thousand.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-8

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Basis of Consolidation

     The consolidated financial statements include the accounts of Wireless Matrix and those of its wholly owned subsidiary, Wireless Matrix USA, Inc. Inter-company transactions and balances have been eliminated on consolidation.

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on deposit and highly liquid investments subject to minimal risk of changes in value and which have original maturities of three months or less at the date of purchase.

     Changes in the fair value of our cash and cash equivalents are included in interest income each period. Cash and cash equivalents are designated as held-for-trading, which are measured at fair value.

Financial Instruments

     The Corporation classifies our financial assets and liabilities into the following categories:

  Loans and receivables

  Other financial liabilities

  Held-for-trading

     The Corporation has not classified any financial instruments as available-for-sale or fair value through profit or loss. Appropriate classification of financial assets and liabilities is determined at the time of initial recognition or when reclassified on the consolidated statements of financial position. Cash and cash equivalents are classified as held-for-trading.

Loans and Receivables. Loans and receivables include originated and purchased non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets in this category include trade receivables and lease receivables. Loans and receivables are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest rate method less any impairment. Receivables are reduced by provisions for estimated bad debts.

Other Financial Liabilities. Other financial liabilities include accounts payable, accrued liabilities, finance lease obligations and secured credit facility, which are measured at amortized cost using the effective interest rate method.

Impairment of Financial Assets

     The Corporation assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the customer or a group of customers are

WIRELESS MATRIX 2012 ANNUAL REPORT | F-9

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares experiencing significant financial difficulty, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Inventories

     Inventories of components and finished goods are valued at the lower of cost or net realizable value. Cost for all categories is determined on a first-in, first-out basis. When there is a significant change in economic circumstances, inventory that has been previously written down below cost is written back up provided the reversal does not exceed original cost.

     Net realizable value is the estimated selling price in the ordinary course of business, and the estimated costs necessary to make the sale.

Property and Equipment

     Property and equipment comprises computer equipment, office furniture and fittings, data center equipment and other assets. Wireless Matrix has chosen to use the cost model for all classes of property and equipment at the Transition Date. Property and lease equipment are stated at cost, net of accumulated depreciation and/or accumulated impairment losses, if any. The carrying values of items in property and equipment are reviewed annually for impairment or when events or changes in circumstances indicate the carrying value may not be recovered. If any such indication exists the assets are written down to their recoverable amount. Parts of property and equipment that have a different useful life are accounted for as separate items of property and equipment.

     Property and equipment are recorded at cost. Depreciation is provided on a basis and at rates designed to depreciate the cost of the assets over their estimated useful lives and begins when the asset is ready for use. Depreciation is recorded on a straight-line basis and is recognized over the periods as indicated below:

Computer equipment	4 years
Office furniture, equipment and leasehold
improvements	4 years
Manufacturing tools and equipment	5 years

Intangible Assets

     Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is its fair value as at the date of acquisition. Purchased intangible assets consist of software technology (including a portfolio of patents), customer contracts and non-contract customer relationships, and marketing related assets such as trademarks and internet domain names.

     Research costs are expensed as incurred. Development expenditures, on an individual project, are recognized as an intangible asset when the Corporation can demonstrate:

  The technical feasibility of completing the intangible asset so that it will be available for use or sale

WIRELESS MATRIX 2012 ANNUAL REPORT | F-10

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

  Its intention to complete and its ability to use or sell the asset

  How the asset will generate future economic benefits

  The availability of resources to complete the asset

  The ability to measure reliably the expenditure during development

     Amortization is provided on a basis and at rates designed to amortize the cost of the assets over their estimated useful lives and begins when the asset is ready for use. Amortization is recorded on a straight-line basis and is recognized over the periods as indicated below:

Computer software	4 years
Internal systems and development costs	5 years
Technology and intellectual property,
including trademarks	5 years
Customer contracts and relationships	7 years

Impairment of Long-lived Assets

     When events or circumstances indicate potential impairment of long-lived assets, these long-lived assets are written down to their fair value if the net carrying amount of the asset exceeds the net recoverable amount, calculated as the sum of the undiscounted cash flows related to the asset.

     The impairment test consists of the comparison of the fair value of the long-lived assets with their carrying value. The fair value is calculated based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the long-lived asset could be bought or sold in a current transaction between willing parties.

     If the carrying amount of the long-lived asset exceeds the fair value, an impairment loss equal to the excess is recorded in net loss for the year.

     A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statements of loss and comprehensive loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Goodwill

     Goodwill represents the excess of the cost of business acquisitions over the fair value of related net identifiable tangible and intangible assets acquired. Goodwill is tested for impairment on an annual basis or more frequently if events or changes in circumstances indicate that it might be impaired.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-11

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Impairment is determined for goodwill by assessing the recoverable amount of the cash-generating unit (“CGU”) to which the goodwill relates. Where the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized.

Revenue Recognition

     Wireless Matrix recognizes revenue when the price is fixed and determinable, persuasive evidence of an agreement exists, the obligations under any such agreement are fulfilled and collectability is probable.

     Wireless Matrix’s revenues are comprised of monthly service fees which are recognized when the application, wireless and satellite services are performed. Proprietary hardware product sales enabling a vehicle to utilize the communications and/or application services, their associated upfront activation fees and product costs are deferred and recognized rateably over the minimum service contract period, which can be up to five years. Revenues for non-proprietary equipment, navigation perpetual licensing fees and sales are recognized upon shipment. The Corporation’s revenue arrangements may contain multiple elements. For arrangements involving multiple elements, the Corporation allocates revenue to each component of the arrangement using the relative selling price method. The allocated portion of the arrangement which is undelivered is then deferred.

Share-based Compensation

     Wireless Matrix has an employee stock option plan that is described in note 11. The Corporation accounts for share-based awards which require the Corporation to measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values.

     The fair value of share-based payments is determined using the Black-Scholes option pricing model, which is affected by the Corporation’s share price as well as assumptions regarding a number of variables on the date of grant. Forfeitures for the share-based awards are estimated on the grant date and revised if the actual forfeitures differ from previous estimates. Employee share-based payments are expensed using the straight-line method over the period in which services are provided. The offsetting entry to the share-based payment expense is an increase to contributed surplus by an amount equal to the related share-based payment expense. Upon exercise, the proceeds from the options together with the compensation recorded in contributed surplus are credited to share capital.

Income Taxes

     Current income tax assets and liabilities for the period are measured at the amount expected to be recovered from or paid to the taxation authorities.

     The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, at the reporting date in the countries where the Corporation operates and generates taxable income. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

     Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-12

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Deferred tax liabilities are recognized for all taxable temporary differences, except where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

     Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

     The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is not probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

     Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

     Deferred tax items are recognized in correlation to the underlying transaction in other comprehensive income/(loss).

     Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Loss Per Share

     The calculation of basic loss per share is based on the weighted average number of common shares outstanding.

     Diluted loss per share is calculated taking into consideration the effect of potential conversions and the exercising of options. The treasury stock method is used in calculating diluted loss per share. This method assumes that any proceeds from the exercise of stock options would be used to purchase common shares at the average market price during the period. The issuance of additional common shares on stock options during those periods would be anti-dilutive.

Foreign Currency Translation

     The reporting currency of the Corporation is the U.S. dollar. The functional currency of the parent company, Wireless Matrix Corporation, is the Canadian dollar. The functional currency of the Corporation’s wholly-owned subsidiary, Wireless Matrix USA Inc., is the U.S. dollar. The Corporation’s operating activities are conducted principally through this subsidiary.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-13

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Transactions in foreign currencies are initially recorded in the respective functional currency of the entity on the date of the transaction.

     Monetary assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect as at the end of the reporting period. Other non-monetary assets and liabilities are translated at their historical exchange rates. Revenue and expenses are translated at average exchange rates prevailing during the period. Gains and losses resulting from foreign currency translation are recorded in the consolidated statements of loss and comprehensive loss.

     Assets and liabilities of Wireless Matrix USA Inc. are translated into Canadian dollars at the period-end rates of exchange and revenue and expense items are translated at the average rate of exchange during the period where these approximate actual rates. Exchange gains or losses arising from the translation of the parent company are included as part of other reserves.

Provisions

     Provisions are recognized when the Corporation has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the consolidated statements of loss and comprehensive loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Warranty Provisions. Provisions for warranty-related costs are recognized when the product is sold or the service provided. Initial recognition is based on historical experience. The initial estimate of warranty-related costs is revised annually.

Restructuring Provisions. Restructuring provisions are recognized when the Corporation has in place a detailed formal plan about the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs and the appropriate time-line. The people affected have a valid expectation that the restructuring is being carried out or the implementation has been initiated already.

Leases

     The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date, whether fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Corporation as a Lessee. Finance leases which transfer to the Corporation substantially all the risks and benefits incidental to ownership of the leased item are capitalized at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the consolidated

WIRELESS MATRIX 2012 ANNUAL REPORT | F-14

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares statements of loss and comprehensive loss. A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Corporation will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

     Operating lease payments are recognized as an operating expense in the consolidated statements of loss and comprehensive loss on a straight-line basis over the lease term.

Corporation as a Lessor. Leases in which the Corporation transfers substantially all the risks and rewards incidental to ownership of the asset are classified as finance leases.

New Standards Issued but not yet Effective

     Standards issued but not yet effective up to the date of issuance of the Corporation’s consolidated financial statements are listed below. This listing is of standards and interpretations issued, which the Corporation reasonably expects to be applicable at a future date. The Corporation intends to adopt those standards when they become effective.

IFRS 7, Financial Instruments: Disclosures. In October 2010, the IASB amended IFRS 7 to enhance the disclosure about transfers of financial assets. This amendment is to assist users in understanding the possible effects of any risks that remain in an entity after the asset has been transferred. In addition, if disproportionate amounts are transferred close to the year end, additional disclosures would be required. The effective date of the amendment is for annual periods commencing after July 1, 2011. The Corporation expects that the adoption of this amendment will not have a material impact on the consolidated financial statements.

IFRS 9, Financial Instruments: Classification and Measurement. In November 2009, the IASB issued IFRS 9, which covers classification and measurement as the first part of its project to replace IAS 39, Financial Instruments: Recognition and Measurement. In October 2010, the IASB also incorporated new accounting requirements for liabilities. The standard introduces new requirements for measurement and eliminates the current classification of loans and receivables, available-for-sale and held-to-maturity, currently in IAS 39. There are new requirements for the accounting of financial liabilities as well as a carryover of requirements from IAS 39.

     The Corporation does not anticipate early adoption and will adopt the standard on the effective date of January 1, 2015. The Corporation has not yet determined the impact of this new standard on the consolidated financial statements.

IFRS 10, Consolidated Financial Statements. IFRS 10 replaces the portion of IAS 27, Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12, Consolidation - Special Purpose Entities. What remains in IAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements. IFRS 10 establishes a single control model that applies to all entities (including ‘special purpose entities,’ or ‘structured entities’ as they are now referred to in the new standards or ‘variable interest entities’ as they are referred to in US GAAP). The changes introduced by IFRS 10 will require management to exercise significant judgment to determine which entities are controlled, and therefore are required to be consolidated

WIRELESS MATRIX 2012 ANNUAL REPORT | F-15

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares by a parent, compared with the requirements that were in IAS 27. Under IFRS 10, an investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. This principle applies to all investees, including structured entities.

     IFRS 10 is effective for annual periods commencing on or after January 1, 2013. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated financial statements.

IFRS 11, Joint Arrangements. IFRS 11 replaces IAS 31, Interests in Joint Ventures and SIC-13, Jointly-controlled Entities – Non-monetary Contributions by Venturers. IFRS 11 uses some of the terms that were used by IAS 31, but with different meanings. Whereas IAS 31 identified three forms of joint ventures (i.e., jointly controlled operations, jointly controlled assets and jointly controlled entities), IFRS 11 addresses only two forms of joint arrangements (joint operations and joint ventures) where there is joint control.

     IFRS 11 defines joint control as the contractually agreed sharing of control of an arrangement which exists only when the decisions about the relevant activities require the unanimous consent of the parties sharing control.

     Because IFRS 11 uses the principle of control in IFRS 10 to define joint control, the determination of whether joint control exists may change. In addition, IFRS 11 removes the option to account for jointly controlled entities “JCEs” using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. For joint operations (which includes former jointly controlled operations, jointly controlled assets, and potentially some former JCEs), an entity recognizes its assets, liabilities, revenues and expenses, and/or its relative share of those items, if any. In addition, when specifying the appropriate accounting, IAS 31 focused on the legal form of the entity, whereas IFRS 11 focuses on the nature of the rights and obligations arising from the arrangement.

     IFRS 11 is effective for annual periods commencing on or after January 1, 2013. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated financial statements.

IFRS 12, Disclosure of Interests in Other Entities. IFRS 12 includes all of the disclosures that were previously in IAS 27, Consolidated and Separate Financial Statements related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28, Investment in Associates. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. One of the most significant changes introduced by IFRS 12 is that an entity is now required to disclose the judgments made to determine whether it controls another entity.

     IFRS 12 is effective for annual periods commencing on or after January 1, 2013. The Corporation is currently in the process of evaluating the implications of this new standard, and expects that the adoption will not have a material impact, if any, on the consolidated financial statements.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-16

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

IFRS 13, Fair Value Measurement. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure the fair value of financial and non-financial assets and liabilities when required or permitted by IFRS. While many of the concepts in IFRS 13 are consistent with current practice, certain principles, such as the prohibition on blockage discounts for all fair value measurements, could have a significant effect.

     IFRS 13 is effective for annual periods commencing on or after January 1, 2013 and will be applied prospectively. The Corporation is currently in the process of evaluating the implications of this new standard.

IAS 1, Presentation of Financial Statements. The IASB amended IAS 1 by revising how certain items are presented in other comprehensive income (“OCI”). Items within OCI that may be reclassified to income and loss will be separated from items that will not. The standard is effective for financial years beginning on or after July 1, 2012, with early adoption permitted. The Corporation is currently evaluating the implications of this new standard.

IAS 19, Employee Benefits. The IASB made a number of amendments to IAS 19, which included eliminating the use of the “corridor” approach and requiring re-measurements to be presented in OCI. The standard also included amendments related to termination benefits as well as enhanced disclosures. The standard is effective for financial years beginning on or after January 1, 2013 with early adoption permitted. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated financial statements.

4. Significant Accounting Estimates, Judgments and Assumptions

     The preparation of consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods.

     However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The most significant estimates, judgments and assumptions made by management in the preparation of the Corporation’s consolidated financial statements are outlined below.

Impairment of Goodwill

     An impairment exists when the carrying value of an asset or CGU exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The fair value less costs to sell calculation is based on available market data less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. These calculations require the use of estimates and forecasts of future cash flows. Qualitative factors, including market presence and trends, strength of customer relationships, strength of local management, strength of debt and capital markets, and degree of variability in cash flows, as well as other factors, are considered when making assumptions with regard to future cash flows and the appropriate discount rate.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-17

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes. A change in any of the significant assumptions or estimates used to evaluate goodwill and other non-financial assets could result in a material change to the results of operations.

Impairment of Long-lived Assets

     When events or circumstances indicate potential impairment of long-lived assets, these long-lived assets are written down to their fair value if the net carrying amount of the asset exceeds the net recoverable amount, calculated as the sum of the discounted cash flows related to the asset.

     The impairment test consists of the comparison of the fair value of the long-lived assets with their carrying value. The fair value is calculated based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the long-lived asset could be bought or sold in a current transaction between willing parties. If the carrying amount of the long-lived asset exceeds the fair value, an impairment loss equal to the excess is recorded in net loss for the period.

     A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the consolidated statements of loss and comprehensive loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Income Tax Provisions

     Tax regulations and legislation and the interpretations thereof in the various jurisdictions in which the Corporation operates are subject to change. As such, income taxes are subject to measurement uncertainty. Deferred income tax assets are recognized to the extent that it is probable that the deductible temporary differences will be recoverable in future periods.

     The recoverability assessment involves a significant amount of estimation including an evaluation of when the temporary differences will reverse an analysis of the amount of future taxable earnings, the availability of cash flow to offset the tax assets when the reversal occurs and the application of tax laws. To the extent that assumptions used in the recoverability assessment change, there may be a significant impact on the consolidated financial statements of future periods.

Provisions and Contingencies

     Contingencies, by their nature, are subject to measurement uncertainty as the financial impact will only be confirmed by the outcome of a future event. The assessment of contingencies involves a significant amount of judgment including assessing whether a present obligation exists and providing a reliable estimate of the amount of cash outflow required in settling the obligation. The uncertainty involved with the timing

WIRELESS MATRIX 2012 ANNUAL REPORT | F-18

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares and amount at which a contingency will be settled may have a material impact on the consolidated financial statements of future periods to the extent that the amount provided for differs from the actual outcome. Refer to note 16 for further details.

Share-based Payments

     The Corporation measures the cost of equity-settled transactions with employees by reference to the fair value of equity instruments at the date at which the services are received. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield. Refer to note 11 for further details.

Inventory Obsolescence Provision

     The Corporation’s obsolescence provision is determined at each reporting period and the changes recorded in the consolidated statements of loss and comprehensive loss. This calculation requires the use of estimates and forecasts of future sales. Qualitative factors, including market presence and trends, strength of customer relationships, as well as other factors, are considered when making assumptions with regard to recoverability. A change in any of the significant assumptions or estimates used could result in a material change to the provision.

5. Revenue

     The composition of revenue was as follows:

	2012	2011
Application related services	$14,472	$13,632
Satellite related services	11,542	11,188
Hardware and license revenue	7,316	9,866
Total revenue	$33,330	$34,686

6. Inventories

	April 30,	April 30,	May 1,
	2012	2011	2010
Work in progress	$—	$—	$7
Components	—	19	425
Finished goods	346	256	2,065
	$346	$275	$2,497

     Inventory costs include the purchase price, duties and taxes, freight, handling and other costs directly attributable to the acquisition of the inventory. Inventories of components and finished goods are determined on a first-in, first-out basis and valued at the lower of cost or net realizable value. Inventories are disclosed on the consolidated statements of financial position, net of obsolescence provision. As at April 30, 2012 and

WIRELESS MATRIX 2012 ANNUAL REPORT | F-19

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

2011 and May 1, 2010, $1,008, $1,240 and $352 of the inventories have been reserved, respectively. Inventory expense included in the cost of sales, excluding write-downs for the years ended April 30, 2012 and 2011 were $4,257 and $6,729, respectively.

     During fiscal year 2011, Wireless Matrix included $1,330 of inventory obsolescence in corporate reorganization costs. This inventory was either excess components related to our proprietary hardware that was discontinued during fiscal year 2011 or finished goods that were in excess of amounts anticipated to be sold during fiscal year 2012 as new technology is now being provided by our third-party vendor. During fiscal year 2012, $159 of inventory write-downs included in corporate restructuring has been reversed as a result of unexpected purchases during the year from customers.

7. Property and Equipment

		Office furniture,
		equipment and	Manufacturing
	Computer	leasehold	tools and
Cost	equipment	improvements	equipment	Total
Balance, May 1, 2010	$2,868	$913	$1,434	$5,215
Additions	802	43	—	845
Impairment	(890)	(496)	(1,311)	(2,697)
Exchange adjustment	5	8	—	13
Balance, April 30, 2011	2,785	468	123	3,376
Additions	347	17	—	364
Impairment	(641)	—	(22)	(663)
Reclassification	(28)	—	—	(28)
Balance, April 30, 2012	$2,463	$485	$101	$3,049

		Office furniture,
		equipment and	Manufacturing
	Computer	leasehold	tools and
Depreciation	equipment	improvements	equipment	Total
Balance, May 1, 2010	$1,296	$546	$1,308	$3,150
Depreciation	601	129	50	780
Impairment	(790)	(457)	(1,274)	(2,521)
Exchange adjustment	13	16	—	29
Balance, April 30, 2011	1,120	234	84	1,438
Depreciation	661	107	19	787
Impairment	(533)	—	(38)	(571)
Reclassification	(4)	—	—	(4)
Balance, April 30, 2012	1,244	341	65	1,650
Net book value
Balance, April 30, 2012	$1,219	$144	$36	$1,399
Balance, April 30, 2011	$1,665	$234	$39	$1,938
Balance, May 1, 2010	$1,572	$367	$126	$2,065

WIRELESS MATRIX 2012 ANNUAL REPORT | F-20

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Included in property and equipment are assets previously held under finance leases with a cost of $57, $57, and $412 and accumulated depreciation of $57, $49, and $278 as of April 30, 2012, April 30, 2011 and May 1, 2010, respectively.

     During the fiscal year 2011, Wireless Matrix included property and equipment with a net book value of $176 in corporate reorganization cost. This property and equipment was used in San Francisco, California and Burnaby, British Columbia offices that were closed during fiscal year 2011.

     In 2012, the impairment of $92, represented the write-down of computer equipment and manufacturing tools no longer in use and was recognized in the consolidated statement of loss and comprehensive loss.

8. Deferred Product Revenue and Costs

	Deferred	Deferred
	revenue	costs
Balance, May 1, 2010	$11,980	$9,482
Deferred during the year	3,544	2,104
Released to the consolidated statement of loss and comprehensive loss	(8,640)	(6,198)
Balance, April 30, 2011	6,884	5,388
Deferred during the year	757	608
Released to the consolidated statement of loss and comprehensive loss	(4,134)	(3,192)
Balance, April 30, 2012	$3,507	$2,804
Current	1,771	1,398
Non-current	1,736	1,406

WIRELESS MATRIX 2012 ANNUAL REPORT | F-21

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

9. Intangible Assets and Goodwill

	Technology	Customer		Internal
	and intellectual	contracts and	Computer	systems and
Cost	property	relationships	software	development cost	Goodwill	Total
Balance, May 1, 2010	$4,888	4,870	660	5,335	4,707	20,460
Additions - internal
development	—	—	—	3,337	—	3,337
Additions	—	—	1,173	—	—	1,173
Impairment	—	—	(36)	(236)	—	(272)
Exchange adjustment	—	—	(2)	2	—	—
Balance, April 30, 2011	4,888	4,870	1,795	8,438	4,707	24,698
Additions - internal
development	—	—	134	4,085	—	4,219
Additions – SkyGuard	—	2,351	—	—	—	2,351
Reclassification	—	—	28	—	—	28
Exchange adjustment	—	—	—	6	—	6
Balance, April 30, 2012	$4,888	7,221	1,957	12,529	4,707	31,302
Amortization
Balance, May 1, 2010	3,412	2,643	338	334	—	6,727
Amortization	977	727	228	1,103	—	3,035
Impairment	—	—	(28)	(67)	—	(95)
Balance, April 30, 2011	4,389	3,370	538	1,370	—	9,667
Amortization	474	841	377	1,857	—	3,549
Reclassification	—	—	4	—	—	4
Exchange adjustment	—	—	—	8	—	8
Balance, April 30, 2012	$4,863	4,211	919	3,235	—	13,228
Net book value
Balance, April 30, 2012	$25	3,010	1,038	9,294	4,707	18,074
Balance, April 30, 2011	$499	1,500	1,257	7,068	4,707	15,031
Balance, May 1, 2010	$1,476	2,227	322	5,001	4,707	13,733

     The aggregate amounts of internally developed intangible assets not subject to amortization were nil, $2,822 and $3,401 as of April 30, 2012 and 2011 and May 1, 2010, respectively.

     Internal systems and development costs are comprised primarily of software technology developed. Such software and other internally generated assets for internal use are capitalized at cost directly attributed to the development of the assets plus an appropriate allocation of overhead cost. Impairments are recorded if the carrying amount of an asset exceeds the recoverable amount.

     As no borrowing costs were incurred related to the intangible assets, no amounts of borrowing costs have been capitalized. The remaining amortization period for intangible assets ranges from 3 to 5 years. During the years ended April 30, 2012 and 2011, Wireless Matrix recognized $1,541 and $2,753, respectively, of research and development expenses.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-22

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     During fiscal year 2011, Wireless Matrix included a net book value of $177 related to intangible assets in corporate reorganization costs. These intangible assets were associated with proprietary hardware devices that were discontinued during fiscal year 2011.

Impairment Test of Goodwill

     Goodwill acquired through business combinations with indefinite lives is tested for impairment annually or when circumstances indicate the carrying value may be impaired.

     Where the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized. The Corporation performed a goodwill impairment test as at May 1, 2010, April 30, 2011 and April 30, 2012. The Corporation determines assets’ recoverable amount based on fair value less costs to sell. For the purpose of impairment testing, the Company determined that it has one CGU. In assessing fair value less costs to sell for the CGU, recent market transactions including market capitalization are taken into account.

10. Management of Capital

     The Corporation defines the capital that we manage as the aggregate of debt borrowed under our line of credit, common stock and deficit.

     As of April 30, 2012, Wireless Matrix had a deficit of $104,902, common stock of $130,053 and no borrowings under our credit facility with a U.S. bank. We manage our capital to safeguard our ability to continue as a going concern and provide an adequate return to shareholders by pricing products and services commensurately with the level of risk. We set the amount of capital in proportion to risk, manage the capital structure and make adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, we may issue new shares or sell assets to reduce the need to acquire debt or issue equity. Wireless Matrix has not paid any dividends to date. There was no change to the Corporation’s policy and what is defined as capital. Wireless Matrix met our objective for managing capital in fiscal 2012.

     Wireless Matrix is in compliance with financial covenants associated with our Silicon Valley Bank’s $4,000 line of credit as of April 30, 2012. There were no amounts drawn on this facility as of April 30, 2012, April 30, 2011 and May 1, 2010.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-23

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

11. Common Shares

Authorized

     Unlimited number of voting common shares with no par value and unlimited number of non-voting preferred shares with no par value.

	Number of shares	Amount
Balance, May 1, 2010	82,656,027	$128,795
Options exercised	692,237	569
Balance, April 30, 2011	83,348,264	$129,364
Common shares purchased	(48,500)	(75)
Common shares issued, net of share issuance cost	710,043	575
Options exercised	177,561	189
Balance, April 30, 2012	84,187,368	130,053

Share-based Compensation

     Pursuant to the Corporation’s stock option plan, as of April 30, 2012, 10,944,357 common shares were reserved for issuance to eligible directors, officers, and employees with terms of five years from the date of grant. The options vest over various periods and are exercisable immediately thereafter. The Corporation grants each option with an exercise price equal to the weighted average market price of the Corporation’s stock five days prior to the grant date as determined in accordance with the Corporation’s stock option plan.

     The stock option plan provides an option to settle stock options in cash or stock whereby the Corporation may purchase the outstanding options at the discretion of the Corporation at a price equal to the difference between the market price and the exercise price of the vested options. In November 2010, the Corporation authorized a limited number of stock options to be settled in shares, which resulted in an aggregate of 248,898 stock options being cancelled and 301,102 common shares being issued. The stock option plan continues to be accounted for as an equity plan as the criteria for liability accounting has not been met. The Corporation uses the fair value method of accounting for stock options, which estimates the fair value of the stock options granted on the date of grant, net of estimated forfeitures, and expenses this value over the vesting period. The fair value of the employee stock options is estimated at the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions during the periods presented:

	2012		2011
Black-Scholes assumptions
Risk-free interest rate	1.31%		0.94%
Expected volatility	46.17%		49.43%
Expected time until exercise	4	years	3	years
Expected dividend yield	0%		0%
Other assumptions
Forfeiture rate	9.50%		6.70%

WIRELESS MATRIX 2012 ANNUAL REPORT | F-24

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Summary of the activity under the stock option plan is as follows:

			Weighted average
			exercise
	Number of options		price/share Cdn$
Outstanding, May 1, 2010	8,112,307		$0.88
Granted	1,651,250		$0.95
Forfeited	(1,258,285)		$0.85
Expired	(10,062)		$0.45
Exercised	(692,237)	(1)	$0.56
Outstanding, April 30, 2011	7,802,973		$0.93
Options exercisable, April 30, 2011	4,669,480		$0.90

			Weighted average
			exercise
	Number of options		price/share Cdn$
Outstanding, April 30, 2011	7,802,973		$0.93
Granted	1,569,498		$0.78
Forfeited	(1,620,783)		$0.93
Expired	(35,000)		$0.67
Exercised	(177,561)	(2)	$0.69
Outstanding, April 30, 2012	7,539,127		$0.90
Options exercisable, April 30, 2012	5,458,199		$0.92
____________________

(1)	The weighted average share price at the date of the exercise of these options was $0.94.

(2)	The weighted average share price at the date of the exercise of these options was $0.85.

     The following table summarizes the options outstanding at April 30:

		Weighted	Weighted		Weighted
	Number of	average	average	Number of	average
Range of exercise	options	exercise	remaining	options	exercise
prices (Cdn$)	outstanding	price (Cdn$)	life in years	exercisable	price
$0.00 - $0.75	1,349,524	$0.69	2.2	1,235,957	$0.69
$0.76 - $0.90	263,278	$0.83	2.6	196,945	$0.81
$0.91 - $1.06	6,190,171	$0.98	3.3	3,236,578	$0.99
April 30, 2011	7,802,973	$0.93	3.1	4,669,480	$0.90

		Weighted	Weighted		Weighted
	Number of	average	average	Number of	average
Range of exercise	options	exercise	remaining	options	exercise
prices (Cdn$)	outstanding	price (Cdn$)	life in years	exercisable	price
$0.00 - $0.75	1,214,399	$0.68	1.7	1,071,399	$0.69
$0.76 - $0.90	1,407,629	$0.80	3.9	191,778	$0.81
$0.91 - $1.06	4,917,099	$0.98	2.2	4,195,022	$0.99
April 30, 2012	7,539,127	$0.90	2.4	5,458,199	$0.92

WIRELESS MATRIX 2012 ANNUAL REPORT | F-25

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     The Corporation has recorded share-based compensation expense for the years ended April 30, 2012 and 2011 of $220 and $577, respectively. This charge has been credited to contributed surplus. Upon the exercise of stock options, ($67) and $146 for the years ended April 30, 2012 and 2011, respectively, were recorded in share capital and include the amounts transferred from contributed surplus.

Normal Course Issuer Bid

     During the first quarter of fiscal 2012, Wireless Matrix announced a normal course issuer bid to repurchase up to the lesser of: (i) 4,175,531 common shares, being 5% of the Corporation’s issued and outstanding common shares as of July 28, 2011; and (ii) CDN$1,000 of common shares.

     Our normal course issuer bid commenced on August 9, 2011 and terminates on August 8, 2012, unless earlier terminated by the Corporation. Common shares repurchased under the normal course issuer bid were cancelled.

     The price we paid for common shares was the market price at the time of acquisition. Amounts paid in excess of or less than the book value of the common shares purchased were recorded as a charge or credit to shareholders’ equity. We repurchased through April 30, 2012, 48,500 common shares through this normal course issuer bid for $35.

12. Secured Credit Facility

     The Corporation has a $4,000 accounts receivable secured line of credit facility with Silicon Valley Bank. Silicon Valley Bank requires a general security agreement covering all our assets and a requirement that the Corporation meet certain bank covenants, which we were in compliance with as of April 30, 2012. Interest on the credit facility is equal to the bank’s prime rate. Wireless Matrix has no amounts outstanding as of April 30, 2012 and 2011 and May 1, 2010 under this line of credit.

13. Commitments and Contingencies

Lessee

     Details of the future minimum annual payments, before operating costs as of April 30, 2012 are as follows:

	Communication agreements	Operating leases
2013	$300	$669
2014	200	456
2015	—	112
	$500	$1,237

     Included in general and administrative expenses for the years ended April 30, 2012 and 2011 is $496 and $488, respectively, related to operating leases.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-26

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Included in cost of sales for the years ended April 30, 2012 and 2011 is $1,525 and $1,687, respectively, related to communication agreements.

Other

     The Corporation indemnifies our directors, officers and certain employees against any and all claims or losses reasonably incurred in the performance of their services to us to the extent permitted by law. We have acquired and maintain insurance for these directors, officers and employees.

14. Segmented Information

     The Corporation operates in a single reporting segment in which we provide mobile resource management solutions based on the business activity of the Corporation.

     Geographic segmentation of revenues is determined based on the customer’s location. Approximately 97% and 98% of revenues were derived from sales to customers based in the United States in both years ended April 30, 2012 and 2011. The remainders of sales were to customers based in Canada.

     In both fiscal years 2012 and 2011, Wireless Matrix had two customers, whose amounts each represented more than 10% of service revenues and in total represented 25% and 21% of service revenue, respectively.

     Non-current assets are attributable to individual geographic segments, based on location of the respective operations. As of May 1, 2010, there was $69 of non-current assets located in Canada and the remainder located in the United States. As of April 30, 2012 and 2011, all non-current assets were located in the United States. All goodwill and intangible assets are located in the United States.

15. Financial Instruments, Risk Management and Economic Dependence

Fair Values of Financial Assets and Liabilities

     Financial instruments consist of cash and cash equivalents, accounts receivable, lease receivable, accounts payable, accrued liabilities, finance lease obligations and secured credit facility.

     As of each of April 30, 2012 and 2011 and May 1, 2010, there were no significant differences between the carrying amounts of these financial instruments as reported on the consolidated statements of financial position and their estimated fair values.

     The Corporation’s cash and cash equivalents consist of cash on deposit and highly liquid money market investments held at Silicon Valley Bank (United States institution) and Bank of Montreal (Canadian institution) subject to minimal risk of changes in value and which have original maturities of three months or less at the date of purchase.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-27

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Cash and cash equivalents consist of the following:

Cash and cash equivalents	April 30, 2012	April 30, 2011	May 1, 2010
Cash	$3,527	$6,733	$8,777
Cash equivalents	5,254	5,249	5,241
Cash and cash equivalents	$8,781	$11,982	$14,018

     The Corporation has designated our cash and cash equivalents as held-for-trading, which are measured at fair value. Accounts receivable are classified as loans and receivables, which are measured at amortized cost. Accounts payable, accrued liabilities, finance lease obligations and secured credit facility are classified as other financial liabilities and are measured at amortized cost. The Corporation had no financial instruments classified as available-for-sale or held-to-maturity as of April 30, 2012 and 2011 and May 1, 2010.

	Other financial	Cash, loans and
As at April 30, 2012	liabilities	receivables	Total
Current financial assets :
Cash and cash equivalents	$—	$8,781	$8,781
Lease receivable, net of allowance for doubtful accounts	—	696	696
Accounts receivable, net of allowance for doubtful accounts	—	3,878	3,878
	$—	$13,355	$13,355
Financial liabilities :
Other financial liabilities	$4,027	$—	$4,027
	$4,027	$—	$4,027

	Other financial	Cash, loans and
As at April 30, 2011	liabilities	receivables	Total
Current financial assets :
Cash and cash equivalents	$—	$11,982	$11,982
Lease receivable, net of allowance for doubtful accounts	—	15	15
Accounts receivable, net of allowance for doubtful accounts	—	4,863	4,863
	$—	$16,860	$16,860
Financial liabilities :
Other financial liabilities	$3,664	$—	$3,664
	$3,664	$—	$3,664

	Other financial	Cash, loans and
As at May 1, 2010	liabilities	receivables	Total
Current financial assets :
Cash and cash equivalents	$—	$14,018	$14,018
Accounts receivable, net of allowance for doubtful accounts	—	5,895	5,895
	$—	$19,913	$19,913
Financial liabilities :
Other financial liabilities	$4,748	$—	$4,748
	$4,748	$—	$4,748

WIRELESS MATRIX 2012 ANNUAL REPORT | F-28

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Risks Arising from Financial Instruments and Risk Management

     The Corporation is exposed to a number of financial risks, market risk (including foreign exchange risk and interest rate risk), credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

Credit Risk and Customer Concentration

     The Corporation’s financial instruments that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held with U.S. and Canadian financial institutions. For accounts receivable, we provide our services to customers based on an evaluation of the customer’s financial condition. We established an allowance for doubtful accounts that corresponds to the specific credit risk of our customers, historical trends and economic circumstances. Management closely monitors the exposure for credit losses. For the years ended April 30, 2012 and 2011, our five largest customers accounted for approximately 43% and 46% of revenue, respectively. These same customers accounted for 46% and 48% of the trade accounts receivable balance as of April 2012 and 2011, respectively. Our accounts receivable consisted of the following as of April 30.

	April 30, 2012	April 30, 2011	May 1, 2010
Accounts receivable, gross	$3,980	$4,907	$6,152
Less: allowance for doubtful accounts	(102)	(44)	(257)
Accounts receivable, net	$3,878	$4,863	$5,895
Analysis:
Current accounts receivable	$3,044	$4,001	$5,012
Past due 1 day to 30 days	251	548	646
Past due 31 to 60 days	138	120	45
Past due greater than 61 days	312	130	159
Less: allowance for doubtful accounts	(102)	(44)	(257)
Trade accounts receivable, net	3,643	4,755	5,605
Other receivables	235	108	290
Total receivables	$3,878	$4,863	$5,895

WIRELESS MATRIX 2012 ANNUAL REPORT | F-29

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Our lease receivable consisted of the following as at:

	April 30, 2012	April 30, 2011	May 1, 2010
Lease receivable, gross	$763	$15	$—
Less: allowance for doubtful accounts	(20)	—	—
Less: unrecognized finance income	(47)	—	—
Lease receivable, net	$696	$15	$—
Maturity:
Year 1	$314	$8	$—
Year 2	426	7	—
Year 3	23	—	—
Less: allowance for doubtful accounts	(20)	—	—
Less: unrecognized finance income	(47)
Lease receivable, net	$696	$15	$—

     The movement in the allowance for doubtful accounts is shown below:

	Accounts		Total
	Receivable	Lease receivable	Receivable
Balance, May 1, 2010	$(257)	—	$(257)
Allowance acquired	(461)	—	(461)
Reduction in allowance	674	—	674
Balance, April 30, 2011	(44)	—	(44)
Allowance acquired	(58)	(20)	(78)
Balance, April 30, 2012	$(102)	$(20)	$(122)

Economic Dependence

     Among other services, Wireless Matrix provides satellite wireless data communications which are included in satellite services revenue and represents 35% and 32% of total sales for the years ended April 30, 2012 and 2011, respectively. These satellite service revenues are principally generated on networks owned and operated by LightSquared. As a result, Wireless Matrix is economically dependent on LightSquared to provide these services.

Foreign Exchange Risk

     Foreign exchange risk is the risk that variations in exchange rates between the U.S. and Canadian currencies will affect our operating and financial results. Derivative instruments have not been used by us to reduce our net exposure to this foreign exchange risk.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-30

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     The Corporation’s exposure to fluctuations in the value of the Canadian dollar is affected by our financial instruments denominated in Canadian dollars and our estimated net purchases denominated in Canadian dollars:

	2012	2011	May 1, 2010
Cash	$154	$109	$347
Other accounts receivable	—	—	192
Accounts payable and accrued liabilities	—	(117)	(293)
Net exposure	$154	$(8)	$246

     As of April 30, 2012 and 2011 and May 1, 2010, the effect of a hypothetical 10% immediate and adverse change in foreign currency exchange rates relative to the U.S. dollar on our foreign denominated financial instruments would increase net loss by approximately $13, $1, and $26, respectively. A 10% strengthening of the Canadian dollar would have the equal but opposite effect.

Interest Rate Risk

     The Corporation does not currently have any amounts drawn under our credit facility with Silicon Valley Bank and therefore does not currently have exposure to interest rate risk.

Liquidity Risk

     Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Corporation’s objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet our liquidity requirements at any point in time under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Corporation’s reputation. We achieve this by maintaining sufficient cash and cash equivalents and through the availability of financing from our line of credit with Silicon Valley Bank. As at April 30, 2012, we had cash and cash equivalents of $8,781, lease receivable of $696, accounts receivable of $3,878 and undrawn credit facilities of $4,000 and accounts payable of $1,373, accrued liabilities of $2,654, and provisions of $501. The Corporation does not have any loans outstanding or finance lease obligations as of April 30, 2012. All financial liabilities are short term in nature.

     The Corporation has not experienced any significant fluctuations in liquidity outside of business acquisitions made in fiscal years 2007, 2008 and 2012. The Corporation may seek future acquisitions that will require the use of existing cash, credit facilities, additional debt instruments or capital stock.

     The Corporation manages our liquidity by monitoring forecast, profit and cash flows from operations. The Corporation expects that continued cash flows from operations in fiscal year 2012, together with cash, accounts receivable and available credit facilities will be more than sufficient to fund our requirements for investments in working capital and property and equipment.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-31

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

16. Provisions

     Beginning in fiscal year 2010, Wireless Matrix began a reorganization effort to focus on our core competencies of recurring services through applications and communications, in order to align our operations with to foster economies of scale and to facilitate improved communications. These initiatives included the discontinuation of the development, manufacturing, and sale of proprietary devices, and the closure of the Corporation’s facilities in Reston, Virginia, San Francisco, California and Burnaby, British Columbia all of which were primarily completed by the third quarter of fiscal year 2011. In addition, during fiscal year 2012 with the acquisition of substantially all the assets of SkyGuard, we integrated its’ operations within Wireless Matrix structures and closed its’ offices in April 2012.

     During the year ended April 30, 2011, $3,746 was incurred and included in corporate reorganization costs related to these reorganization plans including, employee severance, inventory obsolescence, and lease termination costs. In 2012 inventory write-downs recorded in fiscal 2011 was reversed and additional corporate reorganization costs of $60 were incurred, resulting in a net reversal of $99 in corporate reorganization costs.

     During the year ended April 30, 2012, $286 was amortized related to warranties and is included in cost of sales.

     Wireless Matrix was named as one of the defendants in two separate lawsuits on November 18, 2010 and April 20, 2011 for infringement of patents. During the year ended April 30, 2012, the Corporation settled both lawsuits for $255.

	Corporate reorganization costs
		Contract			Other
	Employee	termination			employee		Intellectual
	termination	costs and	Inventory		termination		property
	benefits	other	obsolescence	Total	benefits	Warranty	contingency	Total
Balance, May 1, 2010	$115	$—	$—	$115	$—	$199	$—	$314
Costs incurred and
charged to expense	1,153	1,263	1,330	3,746	—	—	—	3,746
Cash payments	(1,268)	(713)	—	(1,981)	—	—	—	(1,981)
Non-cash adjustments	—	(353)	(1,330)	(1,683)	—	(42)	—	(1,725)
Balance, April 30, 2011	$—	$197	$—	$197	$—	$157	$—	$354
Costs incurred and
charged to expense	—	60	(159)	(99)	586	291	255	1,033
Cash payments	—	(248)	—	(248)	(256)	—	(255)	(759)
Non-cash adjustments	—	—	159	159	—	(286)	—	(127)
Balance, April 30, 2012	$—	$9	$—	$9	$330	$162	$—	$501

WIRELESS MATRIX 2012 ANNUAL REPORT | F-32

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

17. Acquisition of Certain Assets of SkyGuard, LLC

     Wireless Matrix acquired a majority of SkyGuard, LLC’s (“SkyGuard”) assets including intellectual property and fleet customer contracts effective September 30, 2011 for cash consideration of $1,772, issuance of 710,043 common shares of Wireless Matrix (equal to $575) and the assumption of certain liabilities, related primarily to finance leases for office equipment, and certain payables. In addition, as part of the transaction, the Corporation extended employment of consulting agreements with certain SkyGuard employees to assist in the transition of the customers to Wireless Matrix which has been recorded as expense when incurred.

     The acquisition has been accounted for as a business combination using the purchase method of accounting and the results of operations are included in the consolidated financial statements beginning on October 1, 2011.

     Total purchase price consideration is comprised of the following:

Cash on hand-paid	$1,772
Common shares	575
Total	$2,347

     Transaction costs of $89 have been expensed and are included in general and administrative expenses. The attributable costs of the issuance of the Corporation’s common shares were minimal.

     The preliminary purchase price allocated to the assets acquired, including identifiable intangible assets and liabilities assumed based on their estimated fair value at the date of acquisition, is as follows:

Accounts receivable	$261
Prepaid expenses and other assets	109
Accrued warranty	(165)
Deferred revenue	(209)
Customer contracts and relationships	2,351
Fair value of assets acquired	$2,347

     Customer contract and relationships arising from the acquisition of SkyGuard, LLC have been recorded at their estimated fair market value.

     The allocation of the purchase price was based on the fair value of identifiable assets, including assets acquired and liabilities assumed at the effective date of the acquisition, with the excess of the purchase price over the fair values being allocated to goodwill. Management engaged an independent valuator to determine the fair value allocated to customer contracts and relationships. No goodwill has been recognized as a result of the acquisition.

     From the date of acquisition, SkyGuard, LLC has contributed $1,245 of revenue and $341 to the net loss before income taxes of the Corporation. If the acquisition had taken place at the beginning of the year, revenue would have been $34,217 and the loss before income taxes for the Corporation would have been reduced to $1,639.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-33

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

18. Employee Benefits Expense

     Included in consolidated statements of loss and comprehensive loss for the years ended April 30, are the following costs:

	2012	2011
Wages, salaries and bonuses	$9,766	$9,025
Short-term benefits expense	817	758
Retirement benefits expense	357	364
Stock-based compensation	220	577
Total employee benefits expense	$11,160	$10,724

     In addition, the Corporation capitalized $2,751 and $3,404 of employee benefits expense to internally generated intangible assets for the years ended April 30, 2012 and 2011.

19. Related Party Disclosures

Compensation of Key Management Personnel

     The Corporation’s related parties are its key management personnel. Key management of the Corporation includes members of the Board of Directors as well as members of the Executive Team. Transactions with related parties have been measured at their respective exchange amounts, being the consideration established and agreed to by the related parties.

     Key management personnel remuneration includes the following expenses for the year ended April 30:

	2012	2011
Wages, salaries and bonuses	$1,176	$1,666
Short-term employee benefits	84	116
Post-employment pension and medical benefits	6	—
Stock-based compensation	89	401
Termination benefits	580	—
	$1,935	$2,183

     The amounts disclosed in the table are the amounts recognized as an expense during the reporting period related to key management personnel.

Stock Option Plan

     Share options held by management under the stock option plan to purchase ordinary shares have the following expiry dates and exercise prices:

WIRELESS MATRIX 2012 ANNUAL REPORT | F-34

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Number of shares outstanding

	Expiry	Exercise
Issue date	date	price	2012	2011
2007	2012	$0.96	900,000	1,050,000
2008	2013	$0.74	1,132,593	1,307,593
2009	2014	$1.01	2,283,333	2,850,000
2010	2015	$0.94	400,000	600,000
2011	2016	$0.79	400,000	—
Total			5,115,926	5,807,593

20. Income Taxes

     The income tax recovery consists of the following for the years ended April 30:

	2012	2011
Current provision (recovery)	$(19)	$(57)
Deferred provision (recovery)	—	—
Grand total provision (recovery)	$(19)	$(57)

     The income tax recovery differs from the amount that would result from applying the Canadian federal and provincial tax rate to earnings before income taxes. These differences result from the following items.

	2012	2011
Current statutory income tax rate	25%	28%
Consolidated net loss before tax	$(2,049)	$(3,405)
Income tax expense	(514)	(948)
Effect of future tax rate reductions and rate differential	(356)	(50)
Non-deductible expenses	19	19
Tax benefits not recognized	103	938
State taxes	(19)	(57)
Expiration of net operating loss	1,592	—
True up	(884)	41
Income tax expense (recovery)	$(19)	$(57)

     The change in the Canadian statutory tax rate from 27.8% to 25% in 2012 is due to previously enacted decreases in the Federal and provincial tax rates that came into effect during the year.

     The movement in the net deferred income tax position is as follows:

	2012	2011
Balance at beginning of the year	$30,649	$29,711
Income statement charge	162	938
Balance at end of the year	$30,811	$30,649

WIRELESS MATRIX 2012 ANNUAL REPORT | F-35

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     The movement in deferred income tax assets during the year is as follows:

		Charged/		Charged/
		(credited) to the		(credited) to the
	As at	income	As at	income	As at
	May 1, 2010	statement	April 30, 2011	statement	April 30, 2012
Losses	$26,732	$2,393	$29,125	$326	$29,451
Intangible assets	999	276	1,275	107	1,382
SRED	506	30	536	(16)	520
Investment Tax Credit	333	19	352	(11)	341
Deferred revenue	914	(460)	454	(238)	216
Share-based
compensation	625	51	676	905	1,581
Share issue cost	113	(53)	60	(60)	—
Other	693	143	836	124	960
Total	$30,915	$2,399	$33,314	$1,137	$34,451

     The movement in deferred income tax liabilities during the year is as follows:

		Charged/(credited)		Charged/(credited)
	As at	to the income	As at	to the income	As at
	May 1, 2010	statement	April 30, 2011	statement	April 30, 2012
Capital assets	$(1,204)	$(1,461)	$(2,665)	$(975)	$(3,640)
Total	$(1,204)	$(1,461)	$(2,665)	$(975)	$(3,640)

Tax Attributes not Recognized

     As of April 30, 2012 and 2011, the Corporation has unrecognized tax attributes aggregating to $30,811 and $30,649, respectively, noted below, that are available to offset future taxable income. However, these tax attributes relate to companies that have a history of losses, and may not be used to offset taxable income.

Unrecognized Net Deferred Tax Assets

	April 30, 2012	April 30, 2011
Losses	$29,451	$29,125
Capital assets	(3,640)	(2,665)
Intangible assets	1,382	1,275
SRED	520	536
Investment Tax Credit	341	352
Deferred Revenue	216	454
Stock-based Compensation	1,581	676
Other	960	896
Total	$30,811	$30,649

WIRELESS MATRIX 2012 ANNUAL REPORT | F-36

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Loss Carry-Forwards

     As at April 30, 2012, the Corporation has available non-capital losses for income tax purposes in Canada and the US totaling approximately $82,131, which are available to be carried forward to reduce taxable income in future years and for which no deferred income tax asset has been recognized, and which expire as follows:

Year	US	Canada	Total
2013	$10,920	—	$10,920
2014	—	$2,671	2,671
2015	—	536	536
2019	14,386	—	14,386
2020	13,254	—	13,254
2021	11,613	—	11,613
2022	1,399	—	1,399
2023	6,265	—	6,265
2024	2,208	—	2,208
2025	1,152	—	1,152
2026	—	1,081	1,081
2027	99	608	707
2028	—	662	662
2029	—	163	163
2030	1,114	689	1,803
2031	3,336	5,371	8,707
2032	3,606	998	4,604
	$69,352	$12,779	$82,131

21. Transition to IFRS

     In preparing its opening IFRS consolidated statements of financial position, the Corporation has adjusted amounts previously reported that have been prepared in accordance with CGAAP. An explanation of how the transition from CGAAP to IFRS has affected the Corporation’s financial position, financial performance and cash flows is set out in the following tables and the notes that accompany the tables.

Transition Elections

     The Corporation has applied the following transition exemptions to full retrospective application to IFRS as at the Transition Date.

Business Combinations. IFRS 1 provides the option to apply IFRS 3, Business Combinations, retrospectively or prospectively from the Transition Date. The Corporation has elected not to apply IFRS 3 to acquisitions of subsidiaries that occurred before the Transition Date. As a result of this election, the classification and accounting treatment of business combinations prior to the Transition Date have not been restated.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-37

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Foreign Currency Translation Adjustments. In accordance with IFRS 1, the Corporation has elected to reset the cumulative transition gains or losses from its foreign operations that existed at the Transition Date to zero and reversed the previously recognized amounts in opening retained earnings.

Share-Based Payment Transactions. IFRS 1 allows first-time adopters to apply IFRS 2, Share-based Payments, to equity instruments that were granted after November 7, 2002 and that have vested before the Transition Date. The Corporation has elected not to apply IFRS 2 to awards that vested prior to the Transition Date.

IFRS Mandatory Exceptions

Estimates. IFRS 1 requires that the Corporation’s estimates at Transition Date to IFRS must be consistent with estimates made at that date under CGAAP (after adjustments to reflect any difference in accounting policies), unless there is objective evidence that those estimates were in error.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-38

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of Consolidated Statements of Financial Position on the Transition Date

		As reported under			As Reported
		Canadian GAAP at			under IFRS at
	NOTES	April 30, 2010	Reclassifications	Adjustments	May 1, 2010
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$14,018	$—	$—	$14,018
Accounts receivable, net of allowance for
doubtful accounts		5,895	—	—	5,895
Inventories		2,497	—	—	2,497
Prepaid expenses and other assets		1,185	—	—	1,185
Deferred product costs	T-3	—	5,382	—	5,382
		23,595	5,382	—	28,977
NON-CURRENT ASSETS
Prepaid expenses and other assets		654	—	—	654
Deferred product costs	T-3	9,482	(5,382)	—	4,100
Property and equipment, net of
accumulated depreciation		2,065	—	—	2,065
Goodwill		4,707	—	—	4,707
Intangible assets, net of accumulated
amortization		9,026	—	—	9,026
TOTAL ASSETS		$49,529	$—	$—	$49,529
LIABILITIES AND SHAREHOLDERS’
EQUITY
CURRENT LIABILITIES
Accounts payable		$2,073	$—	$—	$2,073
Accrued liabilities	T-3	2,924	(314)	—	2,610
Provisions		—	314	—	314
Deferred product revenue		6,906	—	—	6,906
Finance lease obligations		32	—	—	32
		11,935	—	—	11,935
NON-CURRENT LIABILITIES
Deferred product revenue		5,074	—	—	5,074
Finance lease obligations		33	—	—	33
TOTAL LIABILITIES		17,042	—	—	17,042
SHAREHOLDERS’ EQUITY
Common shares		128,795	—	—	128,795
Contributed surplus	T-2	2,062	—	1,154	3,216
Foreign currency translation reserve	T-1	630	—	(630)	—
Deficit	T-1, T-2	(99,000)	—	(524)	(99,524)
TOTAL SHAREHOLDERS’ EQUITY		32,487	—	—	32,487
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY		$49,529	$—	$—	$49,529

WIRELESS MATRIX 2012 ANNUAL REPORT | F-39

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of Consolidated Statements of Changes in Shareholders’ Equity on the Transition Date

				Foreign
				currency		Total
			Contributed	translation		shareholders’
	Common shares		surplus	reserve	Deficit	equity
Reported under CGAAP at
April 30, 2010	82,656,027	$128,795	$2,062	$630	$(99,000)	$32,487
IFRS adjustments:

Share-based
compensation (T-2)	—	—	1,154	—	(1,154)	—
Foreign currency
translation (T-1)	—	—	—	(630)	630	—
	—	—	1,154	(630)	(524)	—
Reported under IFRS as at
May 1, 2010	82,656,027	$128,795	$3,216	$—	$(99,524)	$32,487

T-1 Foreign Currency Adjustments

     In accordance with IFRS transitional provisions, the Corporation reset the cumulative translation adjustment account to zero at the Transition Date to IFRS. As a result, deficit has decreased and foreign exchange translation reserve has decreased by $630; however there is no net impact on total shareholders’ equity.

     The gain or loss on a subsequent disposal of any foreign operation will exclude the foreign currency translation differences that arose before the Transition Date but will include later foreign currency translation differences.

T-2 Share-based Compensation

     On the Transition Date, the Corporation moved from straight-line to a graded vesting approach and applied an estimate of forfeitures when recognizing the share-based compensation expense. The graded vesting approach requires a greater portion of expense to be recorded in the initial vesting period compared to distributing the expense equally over all the vesting periods using the straight-line method. In addition, share-based compensation expense is recognized over the period that service is rendered and not the grant date of the stock. This change increased the deficit on Transition Date by $1,154 and increased contributed surplus by $1,154.

T-3 Deferred Product Costs and Accrued Liabilities

     Deferred product costs have been segregated and a portion reclassified as current in accordance with IFRS. Accrued liabilities have been reclassified in accordance with IFRS.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-40

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of Consolidated Statements of Loss and Comprehensive Loss for the Year ended April 30, 2011

		As reported
		under Canadian		As reported
		GAAP for the		under IFRS for
		year ended		the year ended
	NOTES	April 30, 2011	Adjustments	April 30, 2011
Revenue		$34,686	$—	$34,686
Cost of sales, excluding depreciation, amortization
and share-based compensation		12,716	—	12,716
General and administrative expenses		14,507	—	14,507
Research and development expenses		2,753	—	2,753
Share-based compensation	T-4	736	(159)	577
Corporate reorganization costs		3,746	—	3,746
Depreciation of property and equipment		780	—	780
Impairment loss on property and equipment		27	—	27
Amortization of intangible assets		3,035	—	3,035
Finance income, net of foreign exchange gain		(50)	—	(50)
Loss before income taxes		(3,564)	159	(3,405)
Income tax recovery		(57)	—	(57)
Net loss for the year		(3,507)	159	(3,348)
Exchange differences on translation
of foreign operations		58	—	58
Net loss and comprehensive loss for the year		$(3,565)	159	$(3,406)
Basic and diluted loss per share		$(0.04)		$(0.04)
Weighted average number of common shares
outstanding – basic		83,028,456		83,028,456
Weighted average number of common shares
outstanding – diluted		83,028,456		83,028,456

WIRELESS MATRIX 2012 ANNUAL REPORT | F-41

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of Consolidated Statements of Financial Position as at April 30, 2011

		As reported under			As reported
		Canadian GAAP at			under IFRS at
	NOTES	April 30, 2011	Reclassifications	Adjustments	April 30, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents		$11,982	$—	$—	$11,982
Accounts receivable, net of allowance
for doubtful accounts		4,878	(15)	—	4,863
Lease receivable, net of allowances
of doubtful accounts		—	8	—	8
Inventories		275	—	—	275
Prepaid expenses and other assets		1,165	—	—	1,165
Deferred product costs	T-5	—	2,586	—	2,586
		18,300	2,579	—	20,879
NON-CURRENT ASSETS
Lease receivable, net of allowances
of doubtful accounts		—	7	—	7
Prepaid expenses and other assets		153	—	—	153
Deferred product costs		5,388	(2,586)	—	2,802
Property and equipment, net of
accumulated depreciation		1,938	—	—	1,938
Goodwill		4,707	—	—	4,707
Intangible assets, net of accumulated
amortization		10,324	—	—	10,324
TOTAL ASSETS		$40,810	$—	$—	$40,810
LIABILITIES AND
SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable		$1,522	$—	$—	$1,522
Accrued liabilities	T-5	2,488	(354)	—	2,134
Provisions		—	354	—	354
Deferred product revenue		3,515	—	—	3,515
Finance lease obligations		8	—	—	8
		7,533	—	—	7,533
NON-CURRENT LIABILITIES
Deferred product revenue		3,369	—	—	3,369
TOTAL LIABILITIES		10,902	—	—	10,902
SHAREHOLDERS’ EQUITY
Common shares		129,364	—	—	129,364
Contributed surplus	T-4	2,479	—	995	3,474
Foreign currency translation reserve	T-1	572	—	(630)	(58)
Deficit		(102,507)	—	(365)	(102,872)
TOTAL SHAREHOLDERS’
EQUITY		29,908	—	—	29,908
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY		$40,810	$—	$—	$40,810

WIRELESS MATRIX 2012 ANNUAL REPORT | F-42

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of Consolidated Statements of Changes in Shareholders’ Equity at April 30, 2011

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	NOTES	Common shares		surplus	reserve	Deficit	equity
Reported under
CGAAP at
April 30, 2011		83,348,264	$129,364	$2,479	$572	$(102,507)	$29,908
IFRS adjustments:
Share-based
compensation	T-4	—	—	995	—	(995)	—
Foreign currency
translation	T-1	—	—	—	(630)	630	—
		—	—	995	(630)	(365)	—
Reported under
IFRS as at
April 30, 2011		83,348,264	$129,364	$3,474	$(58)	$(102,872)	$29,908

T-4 Share-based Compensation

     On the Transition Date, the Corporation moved from straight-line to a graded vesting approach and applied an estimate of forfeitures when recognizing the share-based compensation expense. The graded vesting approach requires a greater portion of expense to be recorded in the initial vesting period compared to distributing the expense equally over all the vesting periods using the straight-line method. In addition, share-based compensation expense is recognized over the period that service is rendered and not the grant date of the stock. As a result of the changes, there was a decrease to the year ended April 30, 2011 share-based payment charge of $159. There was also a corresponding decrease to contributed surplus of $159. This is in addition to the opening IFRS adjustment of $1,154 (see T-2).

T-5 Deferred Product Costs and Accrued Liabilities

     Deferred product costs have been segregated and a portion reclassified as current in accordance with IFRS. Accrued liabilities have been reclassified in accordance with IFRS.

     The transition to IFRS has had no impact on the consolidated statements of cash flows for the year ended April 30, 2011 other than presentational changes as required by IAS 7, Statement of Cash Flows.

22. Subsequent Event

     The Corporation announced on December 20, 2012 that it has reached an agreement to sell all the shares of Wireless Matrix USA Inc., a Delaware corporation and wholly-owned subsidiary of Wireless Matrix (“Wireless USA”) to CalAmp Corp. (“CalAmp”), a leader in wireless communications solutions, for $53.0 million in cash (“Transaction”). Wireless USA is the primary operating subsidiary of the Corporation. The agreement is subject to the approval of the shareholders of the Corporation, and CalAmp securing funding to complete the purchase and other closing conditions. The Transaction is expected to close within approximately

WIRELESS MATRIX 2012 ANNUAL REPORT | F-43

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

75 days. Upon closing of the Transaction, the Corporation plans to undergo an orderly liquidation and to return 100% of the remaining capital to its shareholders (less a reasonable expense fund for its representatives to conduct this transaction and liquidation) and de-list from the Toronto Stock Exchange.

23. Reconciliation to U.S. GAAP

     The U.S. GAAP accounting principles used in the preparation of these consolidated financial statements conform in all material respects to IFRS, except as set out below:

i) Internally developed software

     All internally developed software is recognized as an intangible asset under IFRS. However, under US GAAP, internally developed software is presented as property, plant and equipment. Internally developed software has been reclassified within the reconciliation below.

ii) Stock Options

     Under IFRS, the Corporation records share-based compensation over the service period to which the compensation relates to. In some instances, share-based compensation is recorded prior to the grant date. An estimated compensation expense is recorded and subsequently adjusted upon the grant date. Under U.S. GAAP, the Corporation does not meet the criteria to record share-based compensation prior to the grant date of the related share-based compensation award. This difference has been adjusted for in the reconciliation below.

iii) Cumulative Translation Adjustment

     Upon conversion to IFRS, in accordance with IFRS 1, the Corporation reset the cumulative translation adjustment account to zero at the Transition Date of May 1, 2010. Under U.S. GAAP, this adjustment would not have been recorded and has been reversed in the reconciliation below.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-44

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of Consolidated Statements of Financial Position as at April 30, 2012

	As reported			As Reported under
	under IFRS,			U.S. GAAP,
	April 30, 2012	Reclassifications	Adjustments	April 30, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,781	$—	$—	$8,781
Accounts receivable, net of allowance for
doubtful accounts	3,878	—	—	3,878
Lease receivable, net of allowance for
doubtful accounts	302	—	—	302
Inventories	346	—	—	346
Prepaid expenses and other assets	724	—	—	724
Deferred product costs	1,398	—	—	1,398
	15,429	—	—	15,429
NON-CURRENT ASSETS
Lease receivable, net of allowance for doubtful
accounts	394	—	—	394
Prepaid expenses and other assets	80	—	—	80
Deferred product costs	1,406	—	—	1,406
Property and equipment, net of
accumulated depreciation	1,399	9,294	—	10,693
Goodwill	4,707	—	—	4,707
Intangible assets, net of accumulated amortization	13,367	(9,294)	—	4,073
TOTAL ASSETS	$36,782	$—	$—	$36,782
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,373	$—	$—	1,373
Accrued liabilities	2,654	—	—	2,654
Provisions	501	—	—	501
Deferred product revenue	1,771	—	—	1,771
Finance lease obligations	—	—	—	—
	6,299	—	—	6,299
NON-CURRENT LIABILITIES
Deferred product revenue	1,736	—	—	1,736
Finance lease obligations	—	—	—	—
TOTAL LIABILITIES	$8,035	$—	$—	$8,035
SHAREHOLDERS’ EQUITY
Common shares	130,053	—	—	130,053
Contributed surplus	3,670	—	(24)	3,646
Foreign currency translation reserve	(74)	630	—	556
Deficit	(104,902)	(630)	24	(105,508)
TOTAL SHAREHOLDERS’ EQUITY	28,747	$—	$—	$28,747
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$36,782	$—	$—	$36,782

WIRELESS MATRIX 2012 ANNUAL REPORT | F-45

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of Consolidated Statements of Financial Position as at April 30, 2011

	As reported			As Reported under
	under IFRS,			U.S. GAAP,
	April 30, 2011	Reclassifications	Adjustments	April 30, 2011
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$11,982	$—	$—	$11,982
Accounts receivable, net of allowance for
doubtful accounts	4,863	—	—	4,863
Lease receivable, net of allowance for
doubtful accounts	8	—	—	8
Inventories	275	—	—	275
Prepaid expenses and other assets	1,165	—	—	1,165
Deferred product costs	2,586	—	—	2,586
	20,879	—	—	20,879
NON-CURRENT ASSETS
Lease receivable, net of allowance for
doubtful accounts	7	—	—	7
Prepaid expenses and other assets	153	—	—	153
Deferred product costs	2,802	—	—	2,802
Property and equipment, net of
accumulated depreciation	1,938	7,068	—	9,006
Goodwill	4,707	—	—	4,707
Intangible assets, net of accumulated amortization	10,324	(7,068)	—	3,256
TOTAL ASSETS	$40,810	$—	$—	$40,810
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,522	$—	$—	$1,522
Accrued liabilities	2,134	—	—	2,134
Provisions	354	—	—	354
Deferred product revenue	3,515	—	—	3,515
Finance lease obligations	8	—	—	8
	7,533	—	—	7,533
NON-CURRENT LIABILITIES
Deferred product revenue	3,369	—	—	3,369
Finance lease obligations	—	—	—	—
TOTAL LIABILITIES	$10,902	$—	$—	$10,902
SHAREHOLDERS’ EQUITY
Common shares	129,364	—	—	129,364
Contributed surplus	3,474	—	(186)	3,288
Foreign currency translation reserve	(58)	630	—	572
Deficit	(102,872)	(630)	186	(103,316)
TOTAL SHAREHOLDERS’ EQUITY	$29,908	$—	$—	$29,908
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$40,810	$—	$—	$40,810

WIRELESS MATRIX 2012 ANNUAL REPORT | F-46

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of Consolidated Statements of Loss and Comprehensive Loss for the Year Ended April 30, 2012

	As reported under		As reported under
	IFRS for the		U.S. GAAP
	year ended		for the year ended
	April 30, 2012	Adjustments	April 30, 2012
Revenue	$33,330	$—	33,330
Cost of sales, excluding depreciation, amortization
and share-based compensation	11,037	—	11,037
General and administrative expenses	16,562	—	16,562
Research and development expenses	1,541	—	1,541
Litigation related expenses and settlements	1,141	—	1,141
Severance expenses	586	—	586
Share-based compensation	220	162	382
Corporate reorganization costs	(99)	—	(99)
Depreciation of property and equipment	787	—	787
Impairment loss on property and equipment	92	—	92
Amortization of intangible assets	3,549	—	3,549
Finance income, net of foreign exchange gain	(37)	—	(37)
	(2,049)	(162)	(2,211)
Loss before income taxes
Income tax recovery	(19)	—	(19)
Net loss for the year	(2,030)	(162)	(2,192)
Exchange differences on translation of foreign operations	16	—	16
Net loss and comprehensive loss for the year	$(2,046)	$(162)	$(2,208)
Basic and diluted loss per share	$(0.02)	$—	$(0.03)
Weighted average number of common shares
outstanding - basic	83,925,229		83,925,229
Weighted average number of common shares
outstanding - diluted	83,925,229		83,925,229

WIRELESS MATRIX 2012 ANNUAL REPORT | F-47

Notes to the Consolidated Financial Statements
Wireless Matrix Corporation
As of April 30, 2012 and 2011 and May 1, 2010
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Reconciliation of Consolidated Statements of Loss and Comprehensive Loss for the Year Ended April 30, 2011

	As reported		As reported under
	under IFRS		U.S. GAAP
	for the year ended		for the year ended
	April 30, 2011	Adjustments	April 30, 2011
Revenue	$34,686	$—	$34,686
Cost of sales, excluding depreciation, amortization
and share-based compensation	12,716	—	12,716
General and administrative expenses	14,507	—	14,507
Research and development expenses	2,753	—	2,753
Share-based compensation	577	349	926
Corporate reorganization costs	3,746	—	3,746
Depreciation of property and equipment	780	—	780
Impairment loss on property and equipment	27	—	27
Amortization of intangible assets	3,035	—	3,035
Finance income, net of foreign exchange gain	(50)	—	(50)
	(3,405)	(349)	(3,754)
Loss before income taxes
Income tax recovery	(57)	—	(57)
Net loss for the year	(3,348)	(349)	(3,697)
Exchange differences on translation of foreign operations	58	—	58
Net loss and comprehensive loss for the year	$(3,406)	(349)	$(3,755)
Basic and diluted loss per share	$(0.04)	$—	$(0.04)
Weighted average number of common shares
outstanding - basic	83,028,456		83,028,456
Weighted average number of common shares
outstanding - diluted	83,028,456		83,028,456

WIRELESS MATRIX 2012 ANNUAL REPORT | F-48

Wireless Matrix Corporation
Interim Consolidated Statements of Financial Position
(Unaudited)
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

	Notes	October 31, 2012	April 30, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	15	$7,210	$8,781
Accounts receivable, net of allowance for doubtful accounts	15	3,358	3,878
Lease receivable, net of allowance for doubtful accounts	15	421	302
Inventories	6	366	346
Prepaid expenses and other assets		582	724
Deferred product costs	8	1,212	1,398
		13,149	15,429
NON-CURRENT ASSETS
Lease receivable, net of allowance for doubtful accounts	15	529	394
Prepaid expenses and other assets		50	80
Deferred product costs	8	842	1,406
Property and equipment, net of accumulated depreciation	7	1,170	1,399
Goodwill	9	4,707	4,707
Intangible assets, net of accumulated amortization	9	12,392	13,367
TOTAL ASSETS		$32,839	$36,782
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	15	$978	$1,373
Accrued liabilities	15	2,333	2,654
Provisions	16	148	501
Deferred product revenue	8	1,553	1,771
		5,012	6,299
NON-CURRENT LIABILITIES
Deferred product revenue	8	1,039	1,736
TOTAL LIABILITIES		6,051	8,035
SHAREHOLDERS’ EQUITY
Common shares	11	129,838	130,053
Contributed surplus	11	3,964	3,670
Foreign currency translation reserve		(70)	(74)
Deficit		(106,944)	(104,902)
TOTAL SHAREHOLDERS’ EQUITY		26,788	28,747
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY		$32,839	$36,782

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-49

Wireless Matrix Corporation
Interim Consolidated Statements of Loss and Comprehensive Loss
(Unaudited)
For the Three and Six Months Ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

		Three Months		Six Months Ended
		Ended October 31,		October 31,
	Notes	2012	2011	2012	2011
Service revenue	5,14	$6,154	$5,977	$12,443	$11,899
Hardware revenue	5,14	1,079	1,656	2,388	3,978
		7,233	7,633	14,831	15,877
Cost of sales, excluding depreciation,
amortization and share-based
compensation	6,13,16	2,271	2,722	4,553	5,788
General and administrative expenses	13,16	3,945	4,188	8,312	7,995
Research and development expenses	9,16	917	422	1,403	861
Litigation-related expenses
and settlements	16	—	15	—	255
Severance expenses		—	—	—	256
Share-based compensation	11	52	138	171	151
Corporate reorganization costs	16	—	(36)	(5)	(23)
Depreciation of property
and equipment	7	181	197	361	388
Impairment loss on property
and equipment	7	—	—	—	30
Amortization of intangible assets	9	1,032	717	2,077	1,602
Finance cost, net of foreign exchange
gains (loss)		3	(24)	(3)	(26)
Loss before income taxes		(1,168)	(706)	(2,038)	(1,400)
Income tax expense (recovery)		—	—	4	(20)
Net loss for the period		(1,168)	(706)	(2,042)	(1,380)
Exchange differences on translation of
foreign operations		—	(20)	(6)	(16)
Net loss and comprehensive loss
for the period		$(1,168)	$(726)	$(2,048)	$(1,396)
Basic and diluted loss per share		$(0.01)	$(0.01)	$(0.02)	$(0.02)
Weighted average number of common
shares outstanding - basic		84,051,868	83,760,075	84,051,868	83,631,877
Weighted average number of common
shares outstanding - diluted		84,051,868	83,760,075	84,051,868	83,631,877

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-50

Wireless Matrix Corporation
Interim Consolidated Statements of Cash Flows
(Unaudited)
For the Three and Six Months Ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

	Three Months Ended		Six Months Ended
	October 31,		October 31,
	2012	2011	2012	2011
OPERATING ACTIVITIES
Net loss for the period	$(1,168)	$(706)	$(2,042)	$(1,380)
Non-cash items:
Depreciation of property and equipment	181	197	361	388
Amortization of intangible assets	1,032	717	2,077	1,602
Share-based compensation	52	138	171	151
Impairment loss of Intangibles	—	—	—	30
Foreign exchange loss (gain)	—	(20)	(6)	(16)
Changes in:
Accounts receivable	896	1,422	520	614
Lease receivable	(36)	(106)	(254)	(212)
Inventories	(15)	(35)	(20)	(23)
Deferred product costs	367	883	750	1,487
Prepaid expenses and other assets	—	133	172	370
Accounts payable and accrued liabilities	(454)	111	(716)	(513)
Provisions	(6)	(567)	(353)	(276)
Deferred product revenue	(482)	(1,373)	(915)	(1,977)
Interest paid	(2)	(2)	(4)	(4)
Interest received	2	8	4	14
Cash flows provided by (used in) operating activities	367	800	(255)	255
FINANCING ACTIVITIES
Repurchase of common stock	—	(3)	(92)	(3)
Proceeds from exercise of stock options	—	4	—	119
Payments of capital lease financing	—	(4)	—	(7)
Cash flows (used in) provided by financing activities	—	(3)	(92)	109
INVESTING ACTIVITIES
Purchase of property and equipment	—	(102)	(132)	(161)
Capitalization of intangible assets	(257)	(866)	(1,085)	(1,710)
Business acquisition	—	(1,771)	—	(1,771)
Cash flows used in investing activities	(257)	(2,739)	(1,217)	(3,642)
Foreign exchange effect on cash and cash equivalents	8	—	(7)	(17)
Net increase (decrease) in cash and cash equivalents
during the period	118	(1,942)	(1,571)	(3,295)
Cash and cash equivalents, beginning of period	7,092	10,629	8,781	11,982
Cash and cash equivalents, end of period	$7,210	$8,687	$7,210	$8,687

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-51

Wireless Matrix Corporation
Interim Consolidated Statements of Shareholders’ Equity
(Unaudited)
For the Six Months Ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	Notes	Common shares		surplus	reserve	Deficit	equity
		#	$
Balance at April 30, 2012		84,187,368	$130,053	$3,670	($74)	($104,902)	$28,747
Repurchase of common stock	11	(135,500)	(215)	123	—	—	(92)
Issuance of common stock		—	—	—	—	—	—
Share-based compensation	11	—	—	171	—	—	171
Foreign currency translation
loss on conversion to
reporting currency	3	—	—	—	4	—	4
Net loss for the period		—	—	—		(2,042)	(2,042)
Balance at October 31, 2012		84,051,868	$129,838	$3,964	($70)	($106,944)	$26,788

					Foreign
					currency		Total
				Contributed	translation		shareholders’
	Notes	Common shares		surplus	reserve	Deficit	equity
		#	$
Balance at April 30, 2011		83,348,264	$129,364	$3,474	($58)	($102,872)	$29,908
Repurchase of common stock	11	4,000	(6)	3	—	—	(3)
Issuance of common stock		710,043	575	—	—	—	575
Share-based compensation	11	—	—	151	—	—	151
Exercise of stock options	11	175,061	182	(63)	—	—	119
Foreign currency translation
loss on conversion to
reporting currency	3	—	—	—	(16)	—	(16)
Net loss for the period		—	—	—	—	(1,380)	(1,380)
Balance at October 31, 2011		84,237,368	$130,115	$3,565	($74)	($104,252)	$29,354

See accompanying notes

WIRELESS MATRIX 2012 ANNUAL REPORT | F-52

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

1. Business Description

     Wireless Matrix Corporation (“Wireless Matrix”, the “Corporation”, “us”, “we” or “our”) provides software solutions and communications to improve service fleet performance metrics. The Corporation is a publicly traded company on the Toronto Stock Exchange (TSX: WRX). The Corporation’s headquarters is located at 13645 Dulles Technology Drive, Herndon, Virginia, 20171.

     Our solutions provide satellite data communications and location intelligence for managing, measuring and monitoring service execution. Users consistently report greater on-time arrivals ratios, increased productivity and lower total operating expenses. The Wireless Matrix solution suite includes FleetOutlook®, a web-based platform providing fleet operators complete visibility of their operations enabled by vehicle mounted wireless data communication services and devices.

2. Statement of Compliance

     These interim consolidated financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting, as issued by the International Accounting Standards Board (“IASB”) and using the same accounting policies and methods as were used for the Company’s annual financial statements and notes thereto for the year ended April 30, 2012, except for any new accounting pronouncements which have been adopted. These interim consolidated financial statements do not include all of the information and disclosures required by International Financial Reporting Standards (“IFRS”) for annual financial statements. Accordingly, these interim consolidated financial statements should be read in conjunction with the Company’s annual financial statements as at and for the year ended April 30, 2012 and the accompanying notes.

     These interim consolidated financial statements were approved by the Audit Committee of the Board of Directors and authorized for issue on February 4, 2013.

3. Basis of Presentation and Significant Accounting Policies

     The interim consolidated financial statements have been prepared on a historical cost basis. The detailed accounting policies set out below have been applied consistently for all periods presented in these interim consolidated financial statements. All amounts are expressed in U.S. dollars (unless otherwise specified), rounded to the nearest thousand.

Basis of Consolidation

     The interim consolidated financial statements include the accounts of Wireless Matrix and those of its wholly owned subsidiary, Wireless Matrix USA, Inc. Inter-company transactions and balances have been eliminated on consolidation.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-53

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Cash and Cash Equivalents

     Cash and cash equivalents consist of cash on deposit and highly liquid investments subject to minimal risk of changes in value and which have original maturities of three months or less at the date of purchase.

     Changes in the fair value of our cash and cash equivalents are included in interest income each period. Cash and cash equivalents are designated as held-for-trading, which are measured at fair value.

Financial Instruments

     The Corporation classifies our financial assets and liabilities into the following categories:

  Loans and receivables

  Other financial liabilities

  Held-for-trading

     The Corporation has not classified any financial instruments as available-for-sale or fair value through profit or loss. Appropriate classification of financial assets and liabilities is determined at the time of initial recognition or when reclassified on the interim consolidated statement of financial position. Cash and cash equivalents are classified as held-for-trading.

Loans and Receivables. Loans and receivables include originated and purchased non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. Assets in this category include accounts receivables and lease receivables. Loans and receivables are initially recognized at fair value plus transaction costs. They are subsequently measured at amortized cost using the effective interest rate method less any impairment. Receivables are reduced by provisions for estimated bad debts.

Other Financial Liabilities. Other financial liabilities include accounts payable, accrued liabilities, which are measured at amortized cost using the effective interest rate method.

Impairment of Financial Assets

     The Corporation assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that have occurred after the initial recognition of the asset (an incurred ‘loss event’) and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated. Evidence of impairment may include indications that the customer or a group of customers are experiencing significant financial difficulty, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-54

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Inventories

     Inventories of components and finished goods are valued at the lower of cost or net realizable value. Cost for all categories is determined on a first-in, first-out basis. When there is a significant change in economic circumstances, inventory that has been previously written down below cost is written back up provided the reversal does not exceed original cost. Net realizable value is the estimated selling price in the ordinary course of business, and the estimated costs necessary to make the sale.

Property and Equipment

     Property and equipment comprise computer equipment, office furniture and fittings, data center equipment and other assets. Wireless Matrix has chosen to use the cost model for all classes of property and equipment at the transition date. Property and lease equipment are stated at cost, net of depreciation and/or accumulated impairment losses, if any. The carrying values of items in property and equipment are reviewed annually for impairment or when events or changes in circumstances indicate the carrying value may not be recovered. If any such indication exists the assets are written down to their recoverable amount. Parts of property and equipment that have a different useful life are accounted for as separate items of property and equipment.

     Property and equipment are recorded at cost. Depreciation is provided on a basis and at rates designed to depreciate the cost of the assets over their estimated useful lives and begins when the asset is ready for use. Depreciation is recorded on a straight-line basis and is recognized over the periods as indicated below:

Computer equipment	4 years
Office furniture, equipment and leasehold improvements	4 years
Manufacturing tools and equipment	5 years

Intangible Assets

     Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is its fair value as at the date of acquisition. Purchased intangible assets consist of software technology (including a portfolio of patents), customer contracts and non-contract customer relationships, and marketing related assets such as trademarks and internet domain names.

     Research costs are expensed as incurred. Development expenditures, on an individual project, are recognized as an intangible asset when the Corporation can demonstrate:

  The technical feasibility of completing the intangible asset so that it will be available for use or sale,

  Its intention to complete and its ability to use or sell the asset,

  How the asset will generate future economic benefits,

  The availability of resources to complete the asset, The ability to measure reliably the expenditure during development.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-55

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Amortization is provided on a basis and at rates designed to amortize the cost of the assets over their estimated useful lives and begins when the asset is ready for use. Amortization is recorded on a straight-line basis and is recognized over the periods as indicated below:

Computer software	4 years
Internal systems and development costs	5 years
Technology and intellectual property, including trademarks	5 years
Customer contracts and relationships	7 years

Impairment of Long-Lived Assets

     When events or circumstances indicate potential impairment of long-lived assets, these long-lived assets are written down to their fair value if the net carrying amount of the asset exceeds the net recoverable amount, calculated as the sum of the undiscounted cash flows related to the asset.

     The impairment test consists of the comparison of the fair value of the long-lived assets with their carrying value. The fair value is calculated based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the long-lived asset could be bought or sold in a current transaction between willing parties.

     If the carrying amount of the long-lived asset exceeds the fair value, an impairment loss equal to the excess is recorded in net loss for the period.

     A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the interim consolidated statements of loss and comprehensive loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Goodwill

     Goodwill represents the excess of the cost of business acquisitions over the fair value of related net identifiable tangible and intangible assets acquired. Goodwill is tested for impairment on an annual basis or more frequently if events or changes in circumstances indicate that it might be impaired.

     Impairment is determined for goodwill by assessing the recoverable amount of the cash-generating unit (“CGU”) to which the goodwill relates. Where the recoverable amount of the CGU is less than its carrying amount, an impairment loss is recognized.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-56

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Revenue Recognition

     Wireless Matrix recognizes revenue when the price is fixed and determinable, persuasive evidence of an agreement exists, the obligations under any such agreement are fulfilled and collectability is probable.

     Wireless Matrix’s revenues are comprised of monthly service fees which are recognized when the application, wireless and satellite services are performed. Proprietary hardware product sales enabling a vehicle to utilize the communications and/or application services, their associated upfront activation fees and product costs are deferred and recognized rateably over the minimum service contract period, which can be up to five years. Revenues for non-proprietary equipment, navigation perpetual licensing fees and sales are recognized upon shipment. The Corporation’s revenue arrangements may contain multiple elements. For arrangements involving multiple elements, the Corporation allocates revenue to each component of the arrangement using the relative selling price method. The allocated portion of the arrangement which is undelivered is then deferred.

Share-Based Compensation

     Wireless Matrix has an employee stock option plan that is described in note 11. The Corporation accounts for share-based awards which require the Corporation to measure and recognize compensation expense for all share-based payment awards made to employees and directors based on estimated fair values.

     The fair value of share-based payments is determined using the Black-Scholes option pricing model, which is affected by the Corporation’s share price as well as assumptions regarding a number of variables on the date of grant. Forfeitures for the share-based awards are estimated on the grant date and revised if the actual forfeitures differ from previous estimates. Employee share-based payments are expensed using the straight-line method over the period in which services are provided. The offsetting entry to the share-based payment expense is an increase to contributed surplus by an amount equal to the related share-based payment expense. Upon exercise, the proceeds from the options together with the compensation recorded in contributed surplus are credited to share capital.

Income Taxes

     Current income tax assets and liabilities for the period are measured at the amount expected to be recovered from or paid to the taxation authorities.

     The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted at the reporting date in the countries where the Corporation operates and generates taxable income. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

     Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-57

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Deferred tax liabilities are recognized for all taxable temporary differences, except where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

     Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

     The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is not probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profit will allow the deferred tax asset to be recovered.

     Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

     Deferred tax items are recognized in correlation to the underlying transaction in other comprehensive income (loss).

     Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Loss Per Share

     The calculation of basic loss per share is based on the weighted average number of common shares outstanding. Diluted loss per share is calculated taking into consideration the effect of potential conversions and the exercising of options. The treasury stock method is used in calculating diluted loss per share. This method assumes that any proceeds from the exercise of stock options would be used to purchase common shares at the average market price during the period. The issuance of additional common shares on stock options during those periods would be anti-dilutive.

Foreign Currency Translation

     The reporting currency of the Corporation is the U.S. dollar. The functional currency of the parent company, Wireless Matrix Corporation, is the Canadian dollar. The functional currency of the Corporation’s wholly-owned subsidiary, Wireless Matrix USA, Inc., is the U.S. dollar. The Corporation’s operating activities are conducted principally through this subsidiary.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-58

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Transactions in foreign currencies are initially recorded in the respective functional currency of the entity on the date of the transaction.

     Monetary assets and liabilities denominated in a foreign currency are translated at the exchange rate in effect as at the end of the reporting period. Other non-monetary assets and liabilities are translated at their historical exchange rates. Revenue and expenses are translated at average exchange rates prevailing during the period. Gains and losses resulting from foreign currency translation are recorded in the interim consolidated statements of loss and comprehensive loss.

     Assets and liabilities of Wireless Matrix USA, Inc. are translated into Canadian dollars at the period-end rates of exchange and revenue and expense items are translated at the average rate of exchange during the period where these approximate actual rates. Exchange gains or losses arising from the translation of the parent company are included as part of other reserves.

Provisions

     Provisions are recognized when the Corporation has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is presented in the interim consolidated statements of loss and comprehensive loss net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Warranty Provisions. Provisions for warranty-related costs are recognized when the product is sold or the service provided. Initial recognition is based on historical experience. The initial estimate of warranty-related costs is revised annually.

Restructuring Provisions. Restructuring provisions are recognized when the Corporation has in place a detailed formal plan about the business or part of the business concerned, the location and number of employees affected, a detailed estimate of the associated costs and the appropriate time-line. The people affected have a valid expectation that the restructuring is being carried out or the implementation has been initiated already.

Leases

     The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date, whether fulfillment of the arrangement is dependent on the use of a specific asset or assets or the arrangement conveys a right to use the asset, even if that right is not explicitly specified in an arrangement.

Corporation as a Lessee. Finance leases which transfer to the Corporation substantially all the risks and benefits incidental to ownership of the leased item are capitalized at the commencement of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments. Lease payments

WIRELESS MATRIX 2012 ANNUAL REPORT | F-59

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares are apportioned between finance charges and reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are recognized in the interim consolidated statements of loss and comprehensive loss. A leased asset is depreciated over the useful life of the asset. However, if there is no reasonable certainty that the Corporation will obtain ownership by the end of the lease term, the asset is depreciated over the shorter of the estimated useful life of the asset and the lease term.

     Operating lease payments are recognized as an operating expense in the interim consolidated statements of loss and comprehensive loss on a straight-line basis over the lease term.

Corporation as a Lessor. Leases in which the Corporation transfers substantially all the risks and rewards incidental to ownership of the asset are classified as finance leases.

New Standards Issued But Not Yet Effective

     Standards issued but not yet effective up to the date of issuance of the Corporation’s interim consolidated financial statements are listed below. This listing is of standards and interpretations issued, which the Corporation reasonably expects to be applicable at a future date. The Corporation intends to adopt those standards when they become effective.

IFRS 9, Financial Instruments: Classification and Measurement. In November 2009, the IASB issued IFRS 9, which covers classification and measurement as the first part of its project to replace IAS 39, Financial Instruments: Recognition and Measurement. In October 2010, the IASB also incorporated new accounting requirements for liabilities. The standard introduces new requirements for measurement and eliminates the current classification of loans and receivables, available-for-sale and held-to-maturity, currently in IAS 39. There are new requirements for the accounting of financial liabilities as well as a carryover of requirements from IAS 39.

     The Corporation does not anticipate early adoption and will adopt the standard on the effective date of January 1, 2015. The Corporation has not yet determined the impact of this new standard on the interim consolidated financial statements.

IFRS 10, Consolidated Financial Statements. IFRS 10 replaces the portion of IAS 27, Consolidated and Separate Financial Statements that addresses the accounting for consolidated financial statements. It also includes the issues raised in SIC-12, Consolidation - Special Purpose Entities. What remains in IAS 27 is limited to accounting for subsidiaries, jointly controlled entities, and associates in separate financial statements. IFRS 10 establishes a single control model that applies to all entities (including ‘special purpose entities,’ or ‘structured entities’ as they are now referred to in the new standards or ‘variable interest entities’ as they are referred to in US GAAP). The changes introduced by IFRS 10 will require management to exercise significant judgment to determine which entities are controlled, and therefore are required to be consolidated by a parent, compared with the requirements that were in IAS 27. Under IFRS 10, an investor controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. This principle applies to all investees, including structured entities.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-60

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     IFRS 10 is effective for annual periods commencing on or after January 1, 2013. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the consolidated interim financial statements.

IFRS 11, Joint Arrangements. IFRS 11 replaces IAS 31, Interests in Joint Ventures, and SIC-13, Jointly-controlled Entities — Non-monetary Contributions by Venturers. IFRS 11 uses some of the terms that were used by IAS 31, but with different meanings. Whereas IAS 31 identified three forms of joint ventures (i.e., jointly controlled operations, jointly controlled assets and jointly controlled entities), IFRS 11 addresses only two forms of joint arrangements (joint operations and joint ventures) where there is joint control.

     IFRS 11 defines joint control as the contractually agreed sharing of control of an arrangement which exists only when the decisions about the relevant activities require the unanimous consent of the parties sharing control. Because IFRS 11 uses the principle of control in IFRS 10 to define joint control, the determination of whether joint control exists may change. In addition, IFRS 11 removes the option to account for jointly controlled entities (JCEs) using proportionate consolidation. Instead, JCEs that meet the definition of a joint venture must be accounted for using the equity method. For joint operations (which includes former jointly controlled operations, jointly controlled assets, and potentially some former JCEs), an entity recognizes its assets, liabilities, revenues and expenses, and/or its relative share of those items, if any. In addition, when specifying the appropriate accounting, IAS 31 focused on the legal form of the entity, whereas IFRS 11 focuses on the nature of the rights and obligations arising from the arrangement.

     IFRS 11 is effective for annual periods commencing on or after January 1, 2013. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the interim consolidated financial statements.

IFRS 12, Disclosure of Interests in Other Entities. IFRS 12 includes all of the disclosures that were previously in IAS 27, Consolidated and Separate Financial Statements, related to consolidated financial statements, as well as all of the disclosures that were previously included in IAS 31 and IAS 28, Investment in Associates. These disclosures relate to an entity’s interests in subsidiaries, joint arrangements, associates and structured entities. A number of new disclosures are also required. One of the most significant changes introduced by IFRS 12 is that an entity is now required to disclose the judgments made to determine whether it controls another entity.

     IFRS 12 is effective for annual periods commencing on or after January 1, 2013. The Corporation is currently in the process of evaluating the implications of this new standard and expects that the adoption will not have a material impact, if any, on the interim consolidated financial statements.

IFRS 13, Fair Value Measurement. IFRS 13 does not change when an entity is required to use fair value, but rather provides guidance on how to measure the fair value of financial and non-financial assets and liabilities when required or permitted by IFRS. While many of the concepts in IFRS 13 are consistent with current practice, certain principles, such as the prohibition on blockage discounts for all fair value measurements, could have a significant effect.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-61

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     IFRS 13 is effective for annual periods commencing on or after January 1, 2013 and will be applied prospectively. The Corporation is currently in the process of evaluating the implications of this new standard.

IAS 1, Presentation of Financial Statements. The IASB amended IAS 1 by revising how certain items are presented in other comprehensive income (OCI). Items within OCI that may be reclassified to net income or loss will be separated from items that will not. The standard is effective for fiscal years beginning on or after July 1, 2012, with early adoption permitted.

     The Corporation is currently evaluating the implications of this new standard.

IAS 19, Employee Benefits. The IASB made a number of amendments to IAS 19, which included eliminating the use of the “corridor” approach and requiring remeasurements to be presented in OCI. The standard also included amendments related to termination benefits as well as enhanced disclosures. The standard is effective for fiscal years beginning on or after January 1, 2013 with early adoption permitted. The Corporation expects that the adoption of this amendment will not have a material impact, if any, on the interim consolidated financial statements.

4. Significant Accounting Estimates, Judgments and Assumptions

     The preparation of interim consolidated financial statements in conformity with IFRS requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods.

     However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods. The most significant estimates, judgments and assumptions made by management in the preparation of the Corporation’s interim consolidated financial statements are outlined below.

Impairment of Goodwill

     An impairment exists when the carrying value of an asset or CGU exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The fair value less costs to sell calculation is based on available market data less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. These calculations require the use of estimates and forecasts of future cash flows. Qualitative factors, including market presence and trends, strength of customer relationships, strength of local management, strength of debt and capital markets, and degree of variability in cash flows, as well as other factors, are considered when making assumptions with regard to future cash flows and the appropriate discount rate.

     The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes. A change in any of the significant assumptions or estimates used to evaluate goodwill and other non-financial assets could result in a material change to the results of operations.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-62

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Impairment of Long-Lived Assets

     When events or circumstances indicate potential impairment of long-lived assets, these long-lived assets are written down to their fair value if the net carrying amount of the asset exceeds the net recoverable amount, calculated as the sum of the discounted cash flows related to the asset.

     The impairment test consists of the comparison of the fair value of the long-lived assets with their carrying value. The fair value is calculated based on one or more fair value measures including present value techniques of estimated future cash flows and estimated amounts at which the long-lived asset could be bought or sold in a current transaction between willing parties. If the carrying amount of the long-lived asset exceeds the fair value, an impairment loss equal to the excess is recorded in net loss for the period.

     A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the interim consolidated statements of loss and comprehensive loss unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Income Tax Provisions

     Tax regulations and legislation and the interpretations thereof in the various jurisdictions in which the Corporation operates are subject to change. As such, income taxes are subject to measurement uncertainty. Deferred income tax assets are recognized to the extent that it is probable that the deductible temporary differences will be recoverable in future periods.

     The recoverability assessment involves a significant amount of estimation including an evaluation of when the temporary differences will reverse, an analysis of the amount of future taxable earnings, the availability of cash flow to offset the tax assets when the reversal occurs and the application of tax laws. To the extent that assumptions used in the recoverability assessment change, there may be a significant impact on the interim consolidated financial statements of future periods.

Provisions and Contingencies

     Contingencies, by their nature, are subject to measurement uncertainty as the financial impact will only be confirmed by the outcome of a future event. The assessment of contingencies involves a significant amount of judgment including assessing whether a present obligation exists and providing a reliable estimate of the amount of cash outflow required in settling the obligation. The uncertainty involved with the timing and amount at which a contingency will be settled may have a material impact on the interim consolidated financial statements of future periods to the extent that the amount provided for differs from the actual outcome. Refer to note 16 for further details.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-63

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Share-based Payments

     The Corporation measures the cost of equity-settled transactions with employees by reference to the fair value of equity instruments at the date at which the services are received. Estimating fair value for share-based payments requires determining the most appropriate valuation model for a grant, which is dependent on the terms and conditions of the grant. This also requires determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield. Refer to note 11 for further details.

Inventory Obsolescence Provision

     The Corporation’s inventory obsolescence provision is determined at each reporting period and the changes recorded in the interim consolidated statements of loss and comprehensive loss. This calculation requires the use of estimates and forecasts of future sales. Qualitative factors, including market presence and trends, strength of customer relationships, as well as other factors, are considered when making assumptions with regard to recoverability. A change in any of the significant assumptions or estimates used could result in a material change to the provision.

5. Revenue

     The composition of revenue was as follows:

	Three months ended		Six months ended
	October 31,		October 31,
	2012	2011	2012	2011
Application related services	$3,869	$3,407	$7,752	$6,695
Satellite related services	2,285	2,570	4,691	5,204
Hardware and license revenue	1,079	1,656	2,388	3,978
	$7,233	$7,633	$14,831	$15,877

6. Inventories

	October 31, 2012	April 30, 2012
Components	$109	$—
Finished goods	257	346
	$366	$346

     Inventory costs include the purchase price, duties and taxes, freight, handling and other costs directly attributable to the acquisition of the inventory. Inventories of finished goods are determined on a first-in, first-out basis and valued at the lower of cost or net realizable value.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-64

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Inventories are disclosed on the interim consolidated statements of financial position, net of obsolescence provision. As at October 31, 2012 and April 30, 2012, $1,104 and $1,008 of the inventories have been reserved, respectively, related to end-of-life proprietary hardware. As of October 31, 2012, no inventory provisions had been reversed.

     Inventory expense included in cost of sales, excluding write-downs for the three months ended October 31, 2012 and 2011 were $685 and $1,189, respectively.

7. Property and Equipment

		Office furniture,
		equipment and	Manufacturing
	Computer	leasehold	tools and
Cost	equipment	improvements	equipment	Total
Balance, April 30, 2012	$2,463	$485	$101	$3,049
Additions	130	2	—	132
Balance, October 31, 2012	$2,593	$487	$101	$3,181
Depreciation
Balance, April 30, 2012	$1,244	$341	$65	$1,650
Depreciation	307	49	5	361
Balance, October 31, 2012	$1,551	$390	$70	$2,011

Net book value
Balance, October 31, 2012	$1,042	$97	$31	$1,170
Balance, April 30, 2012	$1,219	$144	$36	$1,399

     Included in property and equipment are assets previously held under finance leases with a cost of nil and $57 and accumulated depreciation of nil and $57 as of October 31, 2012 and April 30, 2012, respectively.

8. Deferred Product Revenue and Costs

	Deferred revenue	Deferred costs
Balance, April 30, 2012	$3,507	$2,804
Deferred during the year	33	—
Released to the interim consolidated statements of loss
and comprehensive loss	(948)	(750)
Balance, October 31, 2012	2,592	2,054
Current, October 31, 2012	1,553	1,212
Non-current, October 31, 2012	$1,039	$842

WIRELESS MATRIX 2012 ANNUAL REPORT | F-65

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

9. Intangible Assets and Goodwill

	Technology	Customer		Internal
	and	contracts		systems and
	intellectual	and	Computer	development
Cost	property	relationships	software	costs	Goodwill	Total
Balance, April 30, 2012	$4,888	$7,221	$1,957	$12,529	$4,707	$31,302
Additions - internal development	—	—	—	1,085	—	1,085
Additions	—	—	17	—	—	17
Balance, October 31, 2012	$4,888	$7,221	$1,974	$13,614	$4,707	$32,404
Amortization
Balance, April 30, 2012	$4,863	$4,211	$919	$3,235	—	$13,228
Amortization	—	502	202	1,373	—	2,077
Balance, October 31, 2012	$4,863	$4,713	$1,121	$4,608	—	$15,305
Net book value
Balance, October 31, 2012	$25	$2,508	$853	$9,006	$4,707	$17,099
Balance, April 30, 2012	$25	$3,010	$1,038	$9,294	$4,707	$18,074

     Internal systems and development costs are comprised primarily of internally developed software technology. Such software and other internally generated assets for internal use are capitalized at cost directly attributed to the development of the assets plus an appropriate allocation of overhead cost. Impairments are recorded if the carrying amount of an asset exceeds the recoverable amount.

     As no borrowing costs were incurred related to the intangible assets, no amounts of borrowing costs have been capitalized. The remaining amortization period for intangible assets ranges from three to five years. During the three and six months ended October 31, 2012, Wireless Matrix recognized $917 and $1,403, respectively, of research and development expenses. During the three and six months ended October 31, 2011, Wireless Matrix recognized $422 and $861, respectively, of research and development expenses.

10. Management of Capital

     The Corporation defines the capital that we manage as the aggregate of debt borrowed under our line of credit, common stock and deficit.

     As of October 31, 2012, Wireless Matrix had a deficit of $106,944, common stock of $129,838 and no borrowings under our credit facility with a U.S. bank. We manage our capital to safeguard our ability to continue as a going concern and provide an adequate return to shareholders by pricing products and services commensurately with the level of risk. We set the amount of capital in proportion to risk, manage the capital structure and make adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, we may issue new shares or sell assets to reduce the need to acquire debt or issue equity. Wireless Matrix has not paid any dividends to date.

     Wireless Matrix is in compliance with financial covenants associated with our Silicon Valley Bank’s $4,000 line of credit as of October 31, 2012. There were no amounts drawn on this facility as of October 31, 2012. Wireless Matrix, subsequent to year end, chose not renew this line of credit based on current and projected cash flow needs.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-66

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

11. Common Shares

Authorized

     Unlimited number of voting common shares with no par value and unlimited number of non-voting preferred shares with no par value.

	Number of shares	Amount
Balance at April 30, 2011	83,348,264	$129,364
Common shares repurchased	4,000	(6)
Common shares issued	710,043	575
Options exercised	175,061	182
Balance at October 31, 2011	84,237,368	$130,115

	Number of shares	Amount
Balance, April 30, 2012	84,187,368	$130,053
Common shares repurchased	(135,500)	(215)
Balance, October 31, 2012	84,051,868	$129,838

Share-based Compensation

     Pursuant to the Corporation’s stock option plan, as of October 31, 2012, 10,926,742 common shares were reserved for issuance to eligible directors, officers, and employees with terms of five years from the date of grant. The options vest over various periods and are exercisable immediately thereafter. The Corporation grants each option with an exercise price equal to the weighted average market price of the Corporation’s stock five days prior to the grant date as determined in accordance with the Corporation’s stock option plan.

     The stock option plan provides an option to settle stock options in cash or stock whereby the Corporation may purchase the outstanding options at the discretion of the Corporation at a price equal to the difference between the market price and the exercise price of the vested options. In November 2010, the Corporation authorized a limited number of stock options to be settled in shares, which resulted in an aggregate of 248,898 stock options being cancelled and 301,102 common shares being issued. The stock option plan continues to be accounted for as an equity plan as the criteria for liability accounting has not been met. The Corporation uses the fair value method of accounting for stock options, which estimates the fair value of the stock options granted on the date of grant, net of estimated forfeitures, and expenses this value over the vesting period. No stock options were awarded in the six months ended October 31, 2012.

	2012	2011
Dividend yield	n/a	0%
Risk-free interest rate	n/a	1%
Expected life	n/a	4 years
Expected volatility	n/a	48%

WIRELESS MATRIX 2012 ANNUAL REPORT | F-67

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Summary of the activity under the stock option plan is as follows:

		Weighted average
	Number of	exercise price/share
	options	Cdn$
Outstanding at April 30, 2011	7,802,973	$0.93
Granted	1,173,498	$0.79
Forfeited	(813,482)	$0.97
Expired	(20,000)	$0.50
Exercised	(175,061)	$0.69
Outstanding at October 31, 2011	7,967,928	$0.91
Options exercisable at October 31, 2011	4,893,757	$0.91

		Weighted average
	Number of	exercise price/share
	options	Cdn$
Outstanding at April 30, 2012	7,539,127	$0.90
Forfeited	(1,878,748)	$0.90
Expired	(637,115)	$0.96
Outstanding at October 31, 2012	5,023,264	$0.89
Options exercisable at October 31, 2012	3,935,714	$0.91

     The following table summarizes the options outstanding at October 31, 2011 and 2012:

	Options outstanding			Options exercisable
		Weighted average	Weighted average		Weighted average
	Number of	exercise price	remaining life in	Number of	exercise price
	options	(Cdn$)	years	options	(Cdn$)
$0.00 - $0.75	1,137,032	$0.69	1.8	1,137,032	$0.69
$0.76 - $0.90	1,409,276	$0.80	4.3	203,528	$0.82
$0.91 - $1.06	5,421,620	$0.98	2.8	3,553,197	$0.99
October 31, 2011	7,967,928	$0.91	2.9	4,893,757	$0.91

	Options outstanding			Options exercisable
		Weighted average	Weighted average		Weighted average
	Number of	exercise price	remaining life in	Number of	exercise price
	options	(Cdn$)	years	options	(Cdn$)
$0.00 - $0.75	727,599	$0.68	1.1	663,099	$0.69
$0.76 - $0.90	1,386,629	$0.80	3.4	706,387	$0.80
$0.91 - $1.06	2,909,036	$0.99	2.2	2,566,228	$1.00
October 31, 2012	5,023,264	$0.89	2.4	3,935,714	$0.91

WIRELESS MATRIX 2012 ANNUAL REPORT | F-68

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     The Corporation has recorded share-based compensation expense for the three and six months ended October 31, 2012 of $52 and $171, respectively and for the three and six months ended October 31, 2011 of $138 and $151, respectively. This charge has been credited to contributed surplus. Upon the exercise of stock options nil and $182 for the six months ended October 31, 2012 and 2011, respectively, were recorded in share capital and include the amounts transferred from contributed surplus.

Normal Course Issuer Bid

     During the first quarter of fiscal 2012, Wireless Matrix announced a normal course issuer bid to repurchase up to the lesser of: (i) 4,175,531 common shares, being 5% of the Corporation’s issued and outstanding common shares as of July 28, 2011; and (ii) CDN$1,000 of common shares.

     Our normal course issuer bid commenced on August 9, 2011 and terminated on August 8, 2012. Common shares repurchased under the normal course issuer bid were cancelled.

     The price we paid for common shares was the market price at the time of acquisition. Amounts paid in excess of or less than the book value of the common shares purchased were recorded as a charge or credit to shareholders’ equity. From August 9, 2011 through August 8, 2012, we repurchased 184,000 common shares through this normal course issuer bid for $250.

12. Secured Credit Facility

     The Corporation has a $4,000 accounts receivable secured line of credit facility with Silicon Valley Bank as of October 31, 2012. Silicon Valley Bank requires a general security agreement covering all our assets and a requirement that the Corporation meet certain bank covenants, which we were in compliance as of October 31, 2012. Interest on the credit facility is the same as the bank’s prime rate. Wireless Matrix has no amounts outstanding as of October 31, 2012 and 2011 under this line of credit and subsequent to year end, Wireless Matrix chose not to renew this line of credit based on current and projected cash flow needs.

13. Commitments and Contingencies

Lessee

     Details of the future minimum annual payments, before operating costs, as of October 31, 2012 are as follows:

	Communication	Operating
	agreements	leases
2013	$150	$290
2014	200	456
2015	—	112
	$350	$858

WIRELESS MATRIX 2012 ANNUAL REPORT | F-69

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     Summary of communication agreement and operating lease expenses:

	Three months ended		Six months ended
	October 31		October 31
	2012	2011	2012	2011
Operating leases included in general and
administrative expenses	$109	$117	$247	$220
Operating leases included in cost of sales	36	114	132	230
Communication agreements included in cost of sales	75	525	150	1,075
	$220	$756	$529	$1,525

Other

     The Corporation indemnifies our directors, officers and certain employees against any and all claims or losses reasonably incurred in the performance of their services to us to the extent permitted by law. We have acquired and maintain insurance for these directors, officers and employees.

14. Segmented Information

     The Corporation operates in a single reporting segment in which we provide mobile resource management solutions based on the business activity of the Corporation.

     Geographic segmentation of revenues is determined based on the customer’s location. Approximately 96% and 98% of revenues were derived from sales to customers based in the United States in the three and six months ended October 31, 2012 respectively, versus 99% in the same periods ended October 31, 2011. The remainder of sales were to customers based in Canada.

     For the quarters ended October 31, 2012 and 2011, Wireless Matrix had two customers whose amounts each represented more than 10% of service revenue and in total represented 25% and 26% of service revenue, respectively.

     As of October 31, 2012, all non-current assets, goodwill and intangible assets are located in the United States.

15. Financial Instruments, Risk Management and Economic Dependence

Fair Values of Financial Assets and Liabilities

     Financial instruments consist of cash and cash equivalents, accounts receivable, lease receivable, accounts payable, and accrued liabilities.

     As of October 31, 2012 and April 30, 2012, there were no significant differences between the carrying amounts of these financial instruments as reported on the interim consolidated statements of financial position and their estimated fair values.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-70

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

     The Corporation’s cash and cash equivalents consist of cash on deposit and highly liquid money market investments held at Silicon Valley Bank (United States institution) and Bank of Montreal (Canadian institution) subject to minimal risk of changes in value and which have original maturities of three months or less at the date of purchase.

     Cash and cash equivalents consist of the following:

Cash and cash equivalents
	October 31, 2012	April 30, 2012
Cash	$1,952	$3,527
Cash equivalents	5,258	5,254
Cash and cash equivalents	$7,210	$8,781

     The Corporation has designated our cash and cash equivalents as held-for-trading, which are measured at fair value. Accounts receivable are classified as loans and receivables, which are measured at amortized cost. Accounts payable, and accrued liabilities are classified as other financial liabilities and are measured at amortized cost. The Corporation had no financial instruments classified as available-for-sale or held-to-maturity as of October 31, 2012 and April 30, 2012.

	Cash, loans and	Other financial
As at October 31, 2012	receivables	liabilities	Total
Current financial assets:
Cash and cash equivalents	$7,210	$—	$7,210
Accounts receivable, net of allowance for doubtful accounts	3,358	—	3,358
Lease receivable, net of allowance for doubtful accounts	950	—	950
	$11,518	$—	$11,518
Financial liabilities:
Other financial liabilities	$—	$3,311	$3,311

	Cash, loans and	Other financial
As at April 30, 2012	receivables	liabilities	Total
Current financial assets:
Cash and cash equivalents	$8,781	$	$8,781
Accounts receivable, net of allowance for doubtful accounts	3,878	—	3,878
Lease receivable, net of allowance for doubtful accounts	696	—	696
	$13,355	$—	$13,355
Financial liabilities:
Other financial liabilities	$—	$4,027	$4,027

Risks Arising from Financial Instruments and Risk Management

     The Corporation is exposed to a number of financial risks, market risk (including foreign exchange risk and interest rate risk), credit risk and liquidity risk. Our overall risk management program focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on our financial performance.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-71

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Credit Risk and Customer Concentration

       The Corporation’s financial instruments that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held with U.S. and Canadian financial institutions. For accounts receivable, we provide our services to customers based on an evaluation of the customer’s financial condition. We established an allowance for doubtful accounts that corresponds to the specific credit risk of our customers, historical trends and economic circumstances. Management closely monitors the exposure for credit losses. For the three months ended October 31, 2012 and 2011, our five largest customers accounted for approximately 44% and 45% of revenue, respectively. These same customers accounted for 52% and 48% of the trade accounts receivable balance as of October 31, 2012 and 2011, respectively.

       Our accounts receivable consisted of the following as of:

	October 31, 2012	April 30, 2012
Accounts receivable, gross	$3,480	$3,980
Less: allowance for doubtful accounts	(122)	(102)
Accounts receivable, net	$3,358	$3,878
Analysis:
Current accounts receivable	$2,206	$3,044
Past due 1 day to 30 days	938	251
Past due 31 to 60 days	137	138
Past due greater than 61 days	141	312
Less: allowance for doubtful accounts	(122)	(102)
Trade accounts receivable, net	3,300	3,643
Other receivables	58	235
Total accounts receivable	$3,358	$3,878

       Our lease receivable consisted of the following as at:

	October 31, 2012	April 30, 2012
Lease receivable, gross	$1,047	$763
Less: allowance for doubtful accounts	(34)	(20)
Less: unrecognized finance income	(63)	(47)
Lease receivable, net	$950	$696
Maturity:
Year 1	$470	$314
Year 2	555	426
Year 3	22	23
Less: allowance for doubtful accounts	(34)	(20)
Less: unrecognized finance income	(63)	(47)
Lease receivable, net	$950	$696

WIRELESS MATRIX 2012 ANNUAL REPORT | F-72

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

       The movement in the allowance for doubtful accounts is shown below:

	Accounts	Lease	Total
	receivable	receivable	receivable
Balance, April 30, 2012	$(102)	$(20)	$(122)
Allowance acquired	(20)	(14)	(34)
Balance, October 31, 2012	$(122)	$(34)	$(156)

Economic Dependence

       Among other services, Wireless Matrix provides satellite wireless data communications which are included in satellite services revenue and represents 32% and 34% of total sales for the three months ended October 31, 2012 and 2011, respectively. For the six months ended October 31, 2012 and 2011, satellite services revenue represented 32% and 33% of total sales, respectively. This satellite service revenues is principally generated on networks owned and operated by LightSquared. As a result, Wireless Matrix is economically dependent on LightSquared to provide these services.

Foreign Exchange Risk

       Foreign exchange risk is the risk that variations in exchange rates between the U.S. and Canadian dollar currencies will affect our operating and financial results. Derivative instruments have not been used by us to reduce our net exposure to this foreign exchange risk.

       The Corporation’s exposure to fluctuations in the value of the Canadian dollar is affected by our financial instruments denominated in Canadian dollars and our estimated net purchases denominated in Canadian dollars:

	October 31, 2012	April 30, 2012
Cash	$83	$154
Accounts payable and accrued liabilities	(68)	—
Net exposure	$15	$154

       As of October 31, 2012 and 2011, the effect of a hypothetical 10% immediate and adverse change in foreign currency exchange rates relative to the U.S. dollar on our foreign denominated financial instruments would increase net loss by approximately $2 and $11, respectively. A 10% strengthening of the Canadian dollar would have the equal but opposite effect.

Interest Rate Risk

       The Corporation does not currently have any amounts drawn under our credit facility with Silicon Valley Bank and therefore does not currently have exposure to interest rate risk.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-73

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

Liquidity Risk

       Liquidity risk arises through the excess of financial obligations over available financial assets due at any point in time. The Corporation’s objective in managing liquidity risk is to maintain sufficient readily available reserves in order to meet our liquidity requirements at any point in time under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Corporation’s reputation. We achieve this by maintaining sufficient cash and cash equivalents. As at October 31, 2012, we had cash and cash equivalents of $7,210, lease receivable of $421, accounts receivable of $3,358, undrawn credit facilities of $4,000, accounts payable of $978, accrued liabilities of $2,333, and provisions of $148. The Corporation does not have any loans outstanding or finance lease obligations as of October 31, 2012. All financial liabilities are short term in nature.

Description	Total	Less than one year
Accounts payable	$978	$978
Accrued liabilities	$2,333	$2,333

       The Corporation has not experienced any significant fluctuations in liquidity outside of business acquisitions made in fiscal years 2007, 2008 and 2012. The Corporation may seek future acquisitions that will require the use of existing cash, credit facilities, additional debt instruments or capital stock.

       The Corporation manages its liquidity by monitoring forecast, profit and cash flows from operations. The Corporation expects that continued cash flows from operations in fiscal year 2013, together with cash, accounts receivable and available credit facilities will be more than sufficient to fund our requirements for investments in working capital and property and equipment.

16. Provisions

       Beginning in fiscal year 2010, Wireless Matrix began a reorganization effort to focus on our core competencies of recurring services through applications and communications, in order to align our operations to foster economies of scale and to facilitate improved communications. These initiatives included the discontinuation of the development, manufacturing, and sale of proprietary devices, and the closure of the Corporation’s facilities in Reston, Virginia, San Francisco, California and Burnaby, British Columbia, all of which were primarily completed by the third quarter of fiscal year 2011. In addition, during fiscal year 2012, with the acquisition of substantially all of the assets of SkyGuard LLC, we integrated their operations within Wireless Matrix’s structures and closed their offices in April 2012.

       During the three and six months ended October 31, 2012, $7 and $14 respectively were amortized related to warranties and included in cost of sales.

	Contract	Other
	termination	employee
	costs and	termination
	other	benefits	Warranty	Total
Balance, April 30, 2012	$9	$330	$162	$501
Costs incurred and charged to expenses	—	(330)	—	(330)
Non-cash adjustments	(9)	—	(14)	(23)
Balance, October 31, 2012	$—	—	$148	$148

WIRELESS MATRIX 2012 ANNUAL REPORT | F-74

Wireless Matrix Corporation
Notes to the Interim Consolidated Financial Statements
(Unaudited)
For the three and six months ended October 31, 2012 and 2011
Expressed in thousands of U.S. Dollars, except per share amounts and number of shares

17. Subsequent Event

       The Corporation announced on December 20, 2012 that it has reached an agreement to sell all the shares of Wireless Matrix USA Inc., a Delaware corporation and wholly-owned subsidiary of Wireless Matrix (“Wireless USA”) to CalAmp Corp. (“CalAmp”), a leader in wireless communications solutions, for $53.0 million in cash (“Transaction”). Wireless USA is the primary operating subsidiary of the Company. The agreement is subject to the approval of the shareholders of the Corporation, and CalAmp securing funding to complete the purchase and other closing conditions. The Transaction is expected to close within approximately 75 days. Upon closing of the Transaction, the Corporation plans to undergo an orderly liquidation and to return 100% of the remaining capital to its shareholders (less a reasonable expense fund for its representatives to conduct this transaction and liquidation) and de-list from the Toronto Stock Exchange.

18. Reconciliation to U.S. GAAP

       The U.S. GAAP accounting principles used in the preparation of these interim consolidated financial statements conform in all material respects to IFRS, except as set out below:

       i) Internally developed software

       All internally developed software is recognized as an intangible asset under IFRS. However, under US GAAP, internally developed software is presented as property, plant and equipment. Internally developed software has been reclassified within the reconciliation below.

       ii) Stock Options

       Under IFRS, the Corporation records share-based compensation over the service period to which the compensation relates to. In some instances, share-based compensation is recorded prior to the grant date. An estimated compensation expense is recorded and subsequently adjusted upon the grant date. Under U.S. GAAP, the Corporation does not meet the criteria to record share-based compensation prior to the grant date of the related share-based compensation award. This difference has been adjusted for in the reconciliation below.

       iii) Cumulative Translation Adjustment

       Upon conversion to IFRS, in accordance with IFRS 1, the Corporation reset the cumulative translation adjustment account to zero at the Transition Date of May 1, 2010. Under U.S. GAAP, this adjustment would not have been recorded and has been reversed in the reconciliation below.

WIRELESS MATRIX 2012 ANNUAL REPORT | F-75

Reconciliation of interim consolidated statement of financial position as at October 31, 2012:

	As reported			As Reported
	under IFRS,			under U.S. GAAP,
	October 31, 2012	Reclassifications	Adjustments	October 31, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$7,210	$—	$—	$7,210
Accounts receivable, net of allowance
for doubtful accounts	3,324	—	—	3,324
Lease receivable, net of allowance
for doubtful accounts	455	—	—	455
Inventories	366	—	—	366
Prepaid expenses and other assets	582	—	—	582
Deferred product costs	1,212	—	—	1,212
	13,149	—	—	13,149
NON-CURRENT ASSETS
Lease receivable, net of allowance
for doubtful accounts	529	—	—	529
Prepaid expenses and other assets	50	—	—	50
Deferred product costs	842	—	—	842
Property and equipment, net of
accumulated depreciation	1,170	9,030	—	10,200
Goodwill	4,708	—	—	4,708
Intangible assets, net of
accumulated amortization	12,391	(9,030)	—	3,361
TOTAL ASSETS	$32,839	$—	$—	$32,839
LIABILITIES AND
SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$978	$—	$—	$978
Accrued liabilities	2,333	—	—	2,333
Provisions	148	—	—	148
Deferred product revenue	1,553	—	—	1,553
Capital lease obligations	—	—	—	—
	5,012	—	—	5,012
Deferred product revenue	1,039	—	—	1,039
Capital lease obligations	—	—	—	—
TOTAL LIABILITIES	6,051	—	—	6,051
SHAREHOLDERS’ EQUITY
Common shares	129,838	—	—	129,838
Contributed surplus	3,964	—	(41)	3,923
Accumulated other comprehensive income	(70)	630	—	560
Deficit	(106,944)	(630)	41	(107,533)
TOTAL EQUITY	26,788	—	—	26,788
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$32,839	$—	$—	$32,839

WIRELESS MATRIX 2012 ANNUAL REPORT | F-76

Reconciliation of interim consolidated statement of financial position as at April 30, 2012:

	As reported			As Reported
	under IFRS,			under U.S. GAAP,
	April 30, 2012	Reclassifications	Adjustments	April 30, 2012
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$8,781	$—	$—	$8,781
Accounts receivable, net of allowance
for doubtful accounts	3,878	—	—	3,878
Lease receivable, net of allowance
for doubtful accounts	302	—	—	302
Inventories	346	—	—	346
Prepaid expenses and other assets	724	—	—	724
Deferred product costs	1,398	—	—	1,398
	15,429	—	—	15,429
NON-CURRENT ASSETS
Lease receivable, net of allowance
for doubtful accounts	394	—	—	394
Prepaid expenses and other assets	80	—	—	80
Deferred product costs	1,406	—	—	1,406
Property and equipment, net of
accumulated depreciation	1,399	9,294	—	10,693
Goodwill	4,707	—	—	4,707
Intangible assets, net of
accumulated amortization	13,367	(9,294)	—	4,073
TOTAL ASSETS	$36,782	$—	$—	$36,782
LIABILITIES AND
SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$1,373	$—	$—	1,373
Accrued liabilities	2,654	—	—	2,654
Provisions	501	—	—	501
Deferred product revenue	1,771	—	—	1,771
Finance lease obligations	—	—	—	—
	6,299	—	—	6,299
NON-CURRENT LIABILITIES
Deferred product revenue	1,736	—	—	1,736
Finance lease obligations	—	—	—	—
TOTAL LIABILITIES	8,035	—	—	8,035
SHAREHOLDERS’ EQUITY
Common shares	130,053	—	—	130,053
Contributed surplus	3,670	—	(24)	3,646
Foreign currency translation reserve	(74)	630	—	556
Deficit	(104,902)	(630)	24	(105,508)
TOTAL SHAREHOLDERS’ EQUITY	28,747	—	—	$28,747
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$36,782	$—	$—	$36,782

WIRELESS MATRIX 2012 ANNUAL REPORT | F-77

Reconciliation of interim consolidated statements of loss and comprehensive loss for the three months ended October 31, 2012

	As reported		As reported under
	under IFRS for the		U.S. GAAP for the
	3 mos. ended		3 mos. ended
	October 31, 2012	Adjustments	October 31, 2012
Service Revenue	$6,154	$—	$6,154
Hardware Revenue	1,079	—	1,079
	7,233	—	7,233
Cost of sales, excluding depreciation and
share-based compensation	2,271	—	2,271
General and administrative expenses	3,945	—	3,945
Research and development expenses	917	—	917
Litigation-related expenses and settlements	—	—	—
Stock-based compensation	52	12	64
Corporate reorganization costs	—	—	—
Depreciation of property and equipment	181	—	181
Gain on disposal of property and equipment	—	—	—
Amortization of intangible assets	1,032	—	1,032
Finance cost, net of foreign exchange gains (loss)	3	—	3
Loss before income taxes	(1,168)	(12)	(1,180)
Income tax (recovery) expense	—	—	—
Net loss for the period	(1,168)	(12)	(1,180)
Exchange differences on translation of
foreign operations	—	—	—
Net loss and comprehensive loss for the period	$(1,168)	$(12)	$(1,180)
Basic and diluted loss per share	($0.01)	—	($0.01)
Weighted average number of common shares
outstanding - basic	84,051,868	—	84,051,868
Weighted average number of common shares
outstanding - diluted	84,051,868	—	84,051,868

WIRELESS MATRIX 2012 ANNUAL REPORT | F-78

Reconciliation of interim consolidated statements of loss and comprehensive loss for the three months ended October 31, 2011

	As reported under		As reported under
	IFRS for the		U.S. GAAP for the
	3 mos. ended		3 mos. ended
	October 31, 2011	Adjustments	October 31, 2011
Service Revenue	$5,977	$—	$5,977
Hardware Revenue	1,656	—	1,656
	7,633	—	7,633
Cost of sales, excluding depreciation and
share-based compensation	2,272	—	2,272
General and administrative expenses	4.188	—	4.188
Research and development expenses	422	—	422
Litigation-related expenses and settlements	15	—	15
Stock-based compensation	138	55	193
Corporate reorganization costs	(36)	—	(36)
Depreciation of property and equipment	197	—	197
Gain on disposal of property and equipment	—	—	—
Amortization of intangible assets	717	—	717
Finance cost, net of foreign exchange gains (loss)	(24)	—	(24)
Loss before income taxes	(706)	(55)	(761)
Income tax (recovery) expense	—	—	—
Net loss for the period	(706)	(55)	(761)
Exchange differences on translation of
foreign operations	(20)	—	(20)
Net loss and comprehensive loss for the period	$(726)	$(55)	$(781)
Basic and diluted loss per share	($0.01)	—	($0.01)
Weighted average number of common shares
outstanding - basic	83,760,075	—	83,760,075
Weighted average number of common shares
outstanding - diluted	83,760,075	—	83,760,075

WIRELESS MATRIX 2012 ANNUAL REPORT | F-79

Reconciliation of interim consolidated statements of loss and comprehensive loss for the six months ended October 31, 2012

	As reported under		As reported under
	IFRS for the		U.S. GAAP for the
	6 mos. ended		6 mos. ended
	October 31, 2012	Adjustments	October 31, 2012
Service Revenue	$12,443	$—	$12,443
Hardware Revenue	2,388	—	2,388 - 2,388
	14,831	—	14,831
Cost of sales, excluding depreciation and
share-based compensation	4,553	—	4,553
General and administrative expenses	8,312	—	8,312
Research and development expenses	1,403	—	1,403
Litigation-related expenses and settlements	—	—	—
Stock-based compensation	171	(17)	154
Corporate reorganization costs	(5)	—	(5)
Depreciation of property and equipment	361	—	361
Gain on disposal of property and equipment	—	—	—
Amortization of intangible assets	2,077	—	2,077
Finance cost, net of foreign exchange gains (loss)	(3)	—	(3)
Loss before income taxes	(2,038)	17	(2,021)
Income tax (recovery) expense	4	—	4
Net loss for the period	(2,042)	17	(2,025)
Exchange differences on translation of
foreign operations	(6)	—	(6)
Net loss and comprehensive loss for the period	$(2,048)	$17	$(2,031)
Basic and diluted loss per share	($0.01)	—	($0.01)
Weighted average number of common shares
outstanding - basic	84,051,868	—	84,051,868
Weighted average number of common shares
outstanding - diluted	84,051,868	—	84,051,868

WIRELESS MATRIX 2012 ANNUAL REPORT | F-80

Reconciliation of interim consolidated statements of loss and comprehensive loss for the six months ended October 31, 2011

	As reported under		As reported under
	IFRS for the		U.S. GAAP for the
	3 mos. ended		3 mos. ended
	October 31, 2011	Adjustments	October 31, 2011
Service Revenue	$11,899	$—	$11,899
Hardware Revenue	3,978	—	3,978
	15,877	—	15,877
Cost of sales, excluding depreciation and
share-based compensation	5,788	—	5,788
General and administrative expenses	7,995	—	7,995
Research and development expenses	861	—	861
Litigation-related expenses and settlements	255	—	255
Severance expenses	256	—	256
Stock-based compensation	151	116	267
Corporate reorganization costs	(23)	—	(23)
Depreciation of property and equipment	388	—	388
Gain on disposal of property and equipment	30	—	30
Amortization of intangible assets	1,602	—	1,602
	(730)	(55)	(785)
Finance cost, net of foreign exchange gains (loss)	(26)	—	(26)
Loss before income taxes	(1,400)	(116)	(1,516)
Income tax (recovery) expense	(20)	—	(20)
Net loss for the period	(1,380)	(116)	(1,496)
Exchange differences on translation of
foreign operations	(16)	—	(16)
Net loss and comprehensive loss for the period	$(1,396)	$(116)	$(1,512)
Basic and diluted loss per share	($0.02)	—	($0.02)
Weighted average number of common shares
outstanding - basic	85,631,877	—	85,631,877
Weighted average number of common shares
outstanding - diluted	85,631,877	—	85,631,877

WIRELESS MATRIX 2012 ANNUAL REPORT | F-81

4,200,000 Shares

CalAmp Corp.

Common Stock

______________

PROSPECTUS
______________

Canaccord Genuity
B. Riley & Co., LLC
Craig-Hallum Capital Group
Northland Capital Markets
First Analysis Securities Corporation

                       , 2013

       No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock of possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.